Table of Contents

As filed with the Securities and Exchange Commission on February __, 2023.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AQUA POWER SYSTEMS INC.
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	4213 (Primary Standard Industrial Classification Code Number)	27-4213903 (I.R.S. Employer Identification Number)

2180 Park Ave North, Unit 200
Winter Park, Florida 32789
(407) 674-9444
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen Carnes
President and Chief Executive Officer
Aqua Power Systems Inc.
2180 Park Ave North, Unit 200
Winter Park, Florida 32789
(407) 674-9444
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Donnell Suares, Esq.
Suares & Associates
833 Flatbush Avenue, Suite 100
Brooklyn, New York 11226
(718) 622-8450

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY __, 2023

30,303,030 Shares

Aqua Power Systems Inc.

Common Stock

This prospectus relates to the offer and resale of up to 30,303,030 shares of our common stock, par value $0.0001 per share, by the selling stockholder, Platinum Edge Consulting LLC, or “Platinum”. Platinum has agreed to purchase up to $10,000,000 in share value pursuant to the Standby Equity Purchase Agreement, dated February 6, 2023 between Platinum and us. Subject to the terms and conditions of such agreement, which is referred to in this prospectus as the “SEPA” or the “Equity Line”, we have the right to put up to $10,000,000 million in shares of our common stock to Platinum. This arrangement is sometimes referred to as an “Equity Line.” For more information on the selling stockholder, please see the section of this prospectus entitled “Selling Stockholder”.

As of February 14, 2023, the Company had 17,204,180 issued and outstanding shares of common stock. These 30,303,030 shares represent 176% of the number of currently outstanding shares. Upon issuance of these shares, the total number of issued and outstanding shares of common stock will be 47,507,210 and the registered shares will then represent 63.8% of those shares. Additionally, all of our currently outstanding shares are free trading and considered to be in the “float”.

We will not receive any proceeds from the resale of these shares of common stock offered by Platinum. We will, however, receive proceeds from the sale of shares to Platinum pursuant to the Equity Line. When we put an amount of shares to Platinum, the per share purchase price that Platinum will pay to us in respect of such put will be determined in accordance with a formula set forth in the SEPA. Generally, in respect of each put, Platinum will pay us a per share purchase price equal to ninety two percent (92%) of lowest volume average weighted price (“VWAP”) of our common stock during the five (5) consecutive trading day period ending on the trading day of the delivery of the put applicable put notice. Puts are limited in amount to the average daily trading volume for the prior five trading days

Platinum may sell the shares of common stock from time to time at the prevailing market price on the OTCQB market, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in negotiated transactions. Platinum is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line. For more information, please see the section of this prospectus entitled “Plan of Distribution”.

Our common stock is quoted on the OTCPink market under the symbol “ASPI”. The reported closing price of our common stock on the OTCPink market on February XX, 2023 was $0.XXX per share.

Investing in the offered securities involves a high degree of risk, including those risks set forth in the “Risk Factors” section of this prospectus, as well as those set forth in any prospectus supplement.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters’ discounts or commissions relating to the securities covered by the registration statement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE XXX.

Scottsdale Capital Advisors Corp. is acting as placement agent (“SCA” or the “Placement Agent”) with respect to this offering and will receive a fee of 1% with respect to any puts made by us and will also receive stock equal to 1% of the shares issued to Platinum.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2023.

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The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Persons who come into possession of this prospectus and any such free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, “Aqua Power Systems,” “the Company,” “us,” “we” and “our” refers to Aqua Power Systems, Inc., a Nevada corporation, together with its consolidated subsidiaries.

In this prospectus, we refer to our common stock, par value $0.0001 per share. Unless otherwise indicated, all references to our common stock refer to our common stock as in effect at the time of the completion of this offering.

This prospectus contains references to 2021 and 2020 which represent our fiscal years ended March 31, 2021 and 2020 respectively.

NON-GAAP FINANCIAL MEASURES

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we evaluate operating performance using certain non-GAAP measures, including Adjusted EBITDA and Adjusted Operating Ratio (on both a consolidated and segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating Adjusted EBITDA and Adjusted Operating Ratio. Our presentation of industry Adjusted Operating Ratio, however, is based upon total operating expenses, net of fuel surcharges and excluding gains and losses from fuel purchase arrangements, as a percentage of revenue, excluding fuel surcharge revenue and derived from publicly available information. The non-GAAP measures used herein have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

For definitions of Adjusted EBITDA and Adjusted Operating Ratio and reconciliations of those measures to the most directly comparable GAAP measures, see “Prospectus Summary—Summary Consolidated Financial Data.”

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes market and industry data that we obtained from industry publications, surveys, public filings and internal company sources. As noted in this prospectus, American Trucking Associations, Inc., or the “ATA,” Federal Reserve Bank of St. Louis, Bureau of Labor Statistics, FTR Transportation Intelligence and Bloomberg were the primary sources for third-party industry data and forecasts. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within our industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained in this prospectus.

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TRADEMARKS, SERVICE MARKS AND TRADE NAMES

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which, to our knowledge, are the property of their respective owners. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

GLOSSARY OF TRUCKING AND OTHER TERMS

As used in this prospectus:

“Adjusted Operating Ratio,” which is a non-GAAP measure, means operating expenses, net of fuel surcharge revenue and fuel purchase arrangements, expressed as a percentage of revenue, before fuel surcharge. See “Summary—Summary Consolidated Financial Data” for a reconciliation to the most directly comparable GAAP measure.

“Automatic Onboard Recording Device” or “AOBRD”, an electronic or mechanical device that is integrally synchronized with the operations of the commercial vehicle in which it is installed, is capable of recording a driver’s duty status information accurately and automatically and meets the requirements of 49 CFR 395.15.

“Brokering” or “Brokerage” means contracting with third-party trucking companies to haul our customer’s freight under third-party authority.

“Company tractors” means tractors owned or leased by the Company.

“CSA” means the Federal Motor Carrier Safety Administration’s (the “FMCSA”) Compliance, Safety, Accountability initiative, which ranks fleets based on multiple categories of safety-related data in its online Safety Measurement System.

“C-TPAT ” means the Customs-Trade Partnership Against Terrorism, a program designed to improve cross-border security between the United States and Canada and the United States and Mexico. Carrier members of the C-TPAT are entitled to shorter border delays and other priorities over non-member carriers.

“Dedicated contract” means a contract in which we have agreed to dedicate certain truck and trailer capacity for use by a specific customer. Dedicated contracts generally are for multi-year terms and often have predictable routes and revenue.

“Electronic Logging Device” or “ELD” means a device or technology that automatically records a driver’s driving time, facilitates the accurate recording of the driver’s hours-of-service and meets the requirements of 49 CFR 395 subpart B.

“Empty miles” means miles driven without revenue generation for us such as the miles driven between the delivery of a load and the pickup of the next load.

“For-hire carrier” means a carrier available to shippers for hire.

“Fuel surcharge” means fees that are charged to a customer by a shipping company to pass through the costs of fuel in excess of a predetermined cost per gallon base (generally based on the average price of fuel in the United States as determined by the Department of Energy). The majority of our customers pay a fuel surcharge.

“Fuel surcharge revenue” means revenue generated by us attributable to fuel surcharges.

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“Independent contractor” means a trucking business with whom we contract to move freight utilizing our operating authority, and often our trailers. The driver of an independent contractor truck may be the owner or an employee of the associated independent contractor trucking business. Independent contractors are generally compensated on a percentage of revenue or per mile basis and must pay their own operating expenses, such as fuel, maintenance, the truck’s physical damage insurance and driver costs, and must meet our specified standards with respect to safety.

“Less-than-truckload carriers” means carriers that pick up and deliver multiple shipments, each typically weighing less than 10,000 pounds, for multiple customers in a single trailer.

“Loads” is used to refer to requests from our customers for services.

“Operating ratio” means operating expenses expressed as a percentage of revenue.

“Over-the-road” or “OTR” means truckload transportation of freight involving irregular routes, customers and schedules, and is generally associated with a longer length of haul than shipments in our dedicated contract service offering.

“Private fleet” means the tractors and trailers owned or leased, and operated, by a shipper to transport its own goods.

“Revenue per tractor per week” means the revenue (excluding fuel surcharge) that a truck, available to work, generates (on average) over a week.

“Spot” means the short-term engagement of a carrier for transportation services (often for a single shipment and outside a contractual arrangement) and is generally associated with higher than average freight rates during periods of tight capacity and lower than average freight rates during periods of excess capacity.

“Team” means two drivers occupying a single truck who alternate between driving and non-driving time (such as time spent sleeping and resting) in order to expedite the shipment and maximize the overall production of the truck by decreasing idle time in transit to its destination.

“Third-party carrier” means a carrier with its own operating authority that may be utilized to provide transportation services for customers by our Brokerage segment.

“Total miles” means both empty miles and revenue-generating miles.

“Tractor” or “Truck” means a vehicle with the ability to tow a trailer, generally by the use of the fifth wheel mounted over the tractor’s drive axle. Our truck fleet is mostly comprised of Class 8 tractors, which are generally over 33,000 pounds in gross vehicle weight rating.

“Trailer” means an enclosed 53-foot trailer that carries general cargo, including food and other products.

“Truckload carrier” means a carrier that generally dedicates an entire trailer to one customer from origin to destination.

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PROSPECTUS SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the section entitled “Risk Factors” and the historical consolidated financial data and related notes included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements due to certain factors, including those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Our Company

The Company was originally incorporated in Nevada on December 9, 2010, as NC Solar Inc. with the goal of developing solar energy collection farms on commercial and/or industrial buildings located on distressed, blighted and/or underutilized commercial land in North Carolina and other southern states of the United States. On June 6, 2014, management changed and, on August 12, 2014, the Company changed its name to Aqua Power Systems Inc.

On December 1, 2020, the Eighth Judicial District Court of Nevada entered an order appointing Small Cap Compliance, LLC as custodian of the Company, authorizing and directing it to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening a meeting of stockholders. Small Cap Compliance, LLC was not a shareholder of the Company on the date that it applied to serve as a custodian of the Company.

On December 7, 2020, Small Cap Compliance, LLC filed the Certificate of Reinstatement for the Company, thereby reinstating the Company, appointed Stephen W. Carnes as the sole officer and director of the Company, and amended the Company’s Certificate of Incorporation to authorize the issuance of up to one million shares of Series B Preferred Stock.

On March 3, 2021, the Eighth Judicial District Court of Nevada entered an order approving Small Cap Compliance, LLC’s actions, without prejudice to the claims of interested parties as to dilution of their interest, terminated Small Cap Compliance, LLC’s custodianship of the Company, and discharged Small Cap Compliance as the custodian of the Company.

On April 27, 2022, Robert Morris and the board of directors of APSI agreed in a Unanimous Written Consent of the Board of Directors In Lieu of Special Meeting that Mr. Morris would become a director of APSI to help with acquisitions, effective May 1, 2022.

On December 28, 2022, pursuant to the closing and completion of the acquisition, the Company acquired Tradition Transportation Group, Inc., an Indiana Corporation (“Tradition”) and Tradition thereafter became a wholly owned subsidiary of the Company, and the business of Tradition became the primary business of the Company.

Overview of the Business of Tradition

Tradition Transportation Group, Inc. was incorporated under the laws of the state of Indiana on September 16, 2015. Tradition is headquartered in Angola, Indiana, and provides freight transportation, brokerage, truck leasing and financing, warehousing and fulfillment services throughout the United States, and manufactures and sells bolts and fasteners, and creates custom plates, cages, and embeds.

Corporate Information

Our principal executive offices are located at 2180 Park Avenue North, Unit 200, Winter Park, FL 32789, and our telephone number at that address is (407) 674-9444. Our website is located at https://www.aquapowersystemsinc.com. The reference to our website is intended to be an inactive textual reference only. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase shares of our common stock.

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The Offering

The Issuer	Aqua Power Systems Inc.

Shares of Common Stock offered by	30,303,030 shares the Company

Terms of the Offering	The Company will sell shares of Common Stock at a variable price of 92% of the lowest daily volume weighted average price of the Common Stock, as quoted by Bloomberg LP, during the five (5) consecutive trading days immediately preceding the Company receiving a fully advance notice.

Common Stock Outstanding Before this Offering	17,204,180 shares of Common Stock

Common Stock Outstanding After this Offering	47,507,210 shares of Common Stock

Voting Rights	Shares of Common Stock are entitled to one vote per share

Use of Proceeds	We estimate that the net proceeds we will receive from selling Common Stock in this offering will be approximately $9.7 million, after deducting placement agent fees and estimated offering expenses payable by us, based on an assumed public offering price of $0.33 per share, the closing price of our Common Stock on February , 2023 on the OTC Pink Market.

Market for our Common Stock	Our common stock is listed on the Over the Counter Pink Market (OTCPink) under the symbol “APSI.” We intend to apply for inclusion in the OTCQB market because we believe such inclusion will be beneficial for our shareholders.

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SUMMARY CONSOLIDATED FINANCIAL DATA

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before deciding whether to purchase shares of our Common Stock. If any of the following risks are realized, our business, results of operations, financial condition and prospects could be materially adversely affected. In that event, the price of our Common Stock could decline, and you could lose part or all of your investment.

COVID-19 RISKS

We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks.

Certain of our operations and personnel at our headquarters in Angola, Indiana, and other locations have already been working remotely, which could disrupt our management, business, finance, and financial reporting teams, and which could intensify over time. We have experienced absences and terminations among our driver and non-driver personnel due to the outbreak of COVID-19.  Further, our operations, particularly in areas of increased COVID-19 infections, could be disrupted.  Negative financial results, operational disruptions, driver and non-driver absences, uncertainties in the market, and a tightening of credit markets, caused by COVID-19, including its variants, other similar outbreaks, or a recession, could have a material adverse effect on our liquidity, reduce credit options available to us, make it more difficult to obtain amendments, extensions, and waivers, and adversely impact our ability to effectively meet our short- and long-term obligations. Furthermore, government vaccination, testing, and mask mandates could increase our turnover and make recruiting more difficult, particularly among our driver and maintenance personnel.

The outbreak of COVID-19 has significantly increased uncertainty in the economy. Risks related to a slowdown or recession are described in our risk factor titled “Our business is subject to economic, business and regulatory factors affecting the truckload industry that are largely beyond our control, any of which could have a material adverse effect on our results of operations.”

Developments related to COVID-19 have been unpredictable and the extent to which further developments could impact our operations, financial condition, liquidity, results of operations, and cash flows is highly uncertain. Such developments may include the duration of the virus, the distribution and availability of vaccines, vaccine hesitancy, the severity of the disease and the actions that may be taken by various governmental authorities and other third parties in response to the outbreak.

While we and most of our customers have returned to normal operations and economic activity continued to increase during the periods presented, we continue to monitor ongoing developments with the COVID-19 pandemic. Any future waves or outbreaks of alternative strains of the virus could adversely impact our future operations and financial results.

The ultimate extent of the pandemic’s impact on the Company’s financial and operating results, which could be material, will be determined by the length of time the pandemic continues, its continued severity, further government regulations imposed in response to the pandemic and the pandemic’s continued effect on the economy and transportation demand.

The Company believes we will be able to continue to finance our near-term needs for working capital over the next twelve months, as well as any planned capital expenditures during such period, with cash balances, cash flows from operations, and borrowings believed to be available from financing sources.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services. In the spring of 2020, large segments of the U.S. and global economies were impacted by COVID-19, a significant portion of the U.S. population are subject to “stay at home” or similar requirements. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers and our sales cycles, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. To date, the COVID-19 outbreak, has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small businesses (our potential clients). To the extent COVID-19 continues to wreak havoc on the markets and limits investment capital or personally impacts any of our key employees, it may have significant impact on our results and operations.

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Risks Generally Related to the Company’s and Tradition’s Business and Industry

We only have one member of our senior management team and two members of the board of directors.

Our senior management team consists of our Chief Executive Officer, President, Treasurer, and Secretary, Stephen W. Carnes. He also serves as our director with Robert Morris. We would benefit from having a larger board of directors that could bring additional perspective and knowledge. Lacking that perspective and experience will make it difficult for our Company to grow. If Stephen W. Carnes was to leave the Company, this could adversely affect our business and the results of operations. Further, Stephen W. Carnes may not commit full time to our affairs. In addition, potential conflicts of interest could create the risk that management may have an incentive to act adversely to the interests of other non-management stockholders, if any. A conflict of interest may arise between management’s personal pecuniary interest and its fiduciary duty to stockholders.

Stockholders will not receive disclosure or information regarding a prospective business.

Management is not required to and will not provide shareholders with disclosure or information regarding prospective business opportunities. Moreover, a prospective business opportunity may not result in a benefit to shareholders or prove to be more favorable to shareholders than any other investment that may be made by shareholders and investors.

We likely will complete only the acquisition of Tradition.

Given our limited financial resources, which have mainly been provided by our Chief Executive Officer, our competition with similar companies that are looking for potential acquisitions and have more resources than us, and other considerations, it is likely we will only complete only the acquisition of Tradition. Accordingly, the prospects for our success may be solely dependent upon the performance of Tradition. In this case, we will not be able to diversify our operations or benefit from the possible diversification of risks or offsetting of losses, unlike other entities which may have the resources to complete several business transactions or asset acquisitions in different industries or different areas of a single industry so as to diversify risks and offset losses.

Tradition’s business is subject to economic, business and regulatory factors affecting the truckload industry that are largely beyond its control, any of which could have a material adverse effect on its results of operations.

The truckload industry is highly cyclical, and Tradition’s business is dependent on a number of factors that may have a negative impact on its results of operations, many of which are beyond its control. Tradition believes that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets that could have a material adverse effect, such as:

Economic conditions that decrease shipping demand or increase the supply of available tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. The risks associated with these factors are heightened when the U.S. economy is weakened. Some of the principal risks during such times are as follows:

(i)	Tradition may experience low overall freight levels, which may impair Tradition’s asset utilization;

(ii)	certain of Tradition’s customers may face credit issues and cash flow problems that may lead to payment delays, increased credit risk, bankruptcies and other financial hardships that could result in even lower freight demand and may require us to increase Tradition’s allowance for doubtful accounts;

(iii)	freight patterns may change as supply chains are redesigned, resulting in an imbalance between Tradition’s capacity and Tradition’s customers’ freight demand;

(iv)	customers may solicit bids for freight from multiple trucking companies or select competitors that offer lower rates from among existing choices in an attempt to lower their costs, and Tradition might be forced to lower its rates or lose freight; and

(v)	Tradition may be forced to accept more loads from freight brokers, where freight rates are typically lower, or may be forced to incur more non-revenue miles to obtain loads.

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Tradition is also subject to cost increases outside its control that could materially reduce its profitability if Tradition is unable to increase Tradition’s rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver and office employee wages, purchased transportation costs, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment and related maintenance, tires and other components and healthcare and other benefits for Tradition’s employees. Further, Tradition may not be able to appropriately adjust Tradition’s costs to changing market demands. In order to maintain high variability in Tradition’s business model, it is necessary to adjust staffing levels to changing market demands. In periods of rapid change, it is more difficult to match Tradition’s staffing level to its business needs. Further, Tradition may not be able to appropriately adjust its costs to changing market demands.

In addition, events outside Tradition’s control, such as deterioration of U.S. transportation infrastructure and reduced investment in such infrastructure, strikes or other work stoppages at Tradition’s facilities or at customer, port, border or other shipping locations, pandemics, armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state or heightened security requirements could lead to wear, tear and damage to Tradition’s equipment, driver dissatisfaction, reduced economic demand and freight volumes, reduced availability of credit, increased prices for fuel or temporary closing of the shipping locations or U.S. borders. Such events or enhanced security measures in connection with such events could impair Tradition’s operating efficiency and productivity and result in higher operating costs.

Regarding Tradition’s manufacturing business, a downturn in the economy and other factors may affect customer spending, which could harm Tradition’s operating results.

In general, Tradition’s sales represent spending on discretionary items or consumption needs by its customers. This spending is affected by many factors, including, among others:

(i)	general business conditions,

(ii)	interest rates,

(iii)	inflation,

(iv)	the availability of consumer credit,

(v)	taxation,

(vi)	fuel prices and electrical power rates,

(vii)	unemployment trends,

(viii)	terrorist attacks and acts of war, and

(ix)	other matters that influence consumer confidence and spending.

A downturn or political conflict regionally, nationally, or internationally could negatively impact sales.

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Tradition operates in the highly competitive and fragmented truckload carrier industry, and numerous competitive factors could impair its ability to improve its profitability and materially adversely affect its results of operations.

Numerous competitive factors could impair Tradition’s ability to improve its profitability and materially adversely affect its results of operations, including:

(i)	Tradition competes with many other truckload carriers of varying sizes and service offerings and, to a lesser extent, with (i) less-than-truckload carriers and (ii) other transportation and brokerage companies, several of which have access to more equipment and greater capital resources than Tradition does;

(ii)	maintaining or expanding Tradition’s business or Tradition may be required to reduce its freight rates in order to maintain business and keep its equipment productive;

(iii)	Tradition may increase the size of its fleet during periods of high freight demand during which its competitors also increase their capacity, and Tradition may experience losses in greater amounts than such competitors during subsequent cycles of softened freight demand if Tradition is required to dispose of assets at a loss to match reduced freight demand;

(iv)	Tradition may have difficulty recruiting and retaining drivers because upgrades of its tractor fleet to match or exceed those of its competitors may not increase its cost savings or profitability;

(v)	some of Tradition’s larger customers are other transportation companies and/or also operate their own private trucking fleets, and they may decide to transport more of their own freight;

(vi)	some shippers have reduced or may reduce the number of carriers they use by selecting preferred carriers as approved service providers or by engaging dedicated providers, and Tradition may not be selected;

(vii)	consolidation in the trucking industry may create other large carriers with greater financial resources and other competitive advantages, and Tradition may have difficulty competing with them;

(viii)	Tradition’s competitors may have better safety records than Tradition or a perception of better safety records;

(ix)	competition from freight brokerage companies may materially adversely affect Tradition’s customer relationships and freight rates;

(x)	new digital entrants with cheaper sources of capital could inhibit Tradition’s ability to compete;

(xi)	Tradition’s competitors may have better technology that may lead to increased operating efficiencies, reduced costs, a better ability to recruit drivers and more demand for their services; and

(xii)	economies of scale that procurement aggregation providers may pass on to smaller carriers may improve such carriers’ ability to compete with Tradition.

 Regarding Tradition’s manufacturing business, Tradition may not be able to compete effectively against its competitors, which could harm its business and operating results.

The industrial, construction, and maintenance supply industry, although consolidating, still remains a large, fragmented industry that is highly competitive. Tradition believes that sales of industrial, construction, and maintenance industry supplies will become more concentrated over the next few years, which may make the industry even more competitive. Tradition’s current or future competitors include companies with similar or greater market presence, name recognition, and financial, marketing, and other resources, and Tradition believes they will continue to challenge Tradition with their product selection, financial resources, and services. Increased competition or the adoption by competitors of aggressive pricing strategies and sale methods could cause us to lose market share or to reduce Tradition’s prices or increase its spending, thus eroding its margins.

7

Tradition may not be able to effectively manage and implement its organic growth strategies.

While Tradition currently believes it can grow its profits and cash flows organically through further penetration of existing customers and by expanding its customer base, Tradition may not be able to effectively and successfully implement such strategies and realize its stated goals. Tradition’s goals may be negatively affected by a failure to further penetrate its existing customer base, cross-sell its service offerings, pursue new customer opportunities, manage the operations and expenses of new or growing service offerings or otherwise achieve growth of its service offerings. Successful execution of Tradition’s business strategies may not result in Tradition achieving its current business goals.

Tradition has several major customers, the loss of one or more of which could have a material adverse effect on its business.

A significant portion of Tradition’s operating revenue is generated from a number of major customers, the loss of one or more of which could have a material adverse effect on its business. For fiscal year 2021, Tradition’s largest customer accounted for approximately 13% of its operating revenue. Economic and capital markets conditions may adversely affect Tradition’s customers and their ability to remain solvent. Tradition’s customers’ financial difficulties can negatively impact its business and operating results and financial condition. Generally, Tradition does not have contractual relationships with its customers that guarantee any minimum volumes, and its customer relationships may not continue as presently in effect. Tradition generally does not have long-term contractual relationships with its customers, including its dedicated customers, and certain of these contracts contain clauses that permit cancellation on a short-term basis without cause, and accordingly any of its customers may not continue to utilize its services, renew its existing contracts or continue at the same volume levels. Despite the existence of contract arrangements with Tradition’s customers, certain of its customers may nonetheless engage in competitive bidding processes that could negatively impact its contractual relationship. In addition, certain of Tradition’s major customers may increasingly use their own truckload and delivery fleets, which would reduce its freight volumes. A reduction in or termination of Tradition’s services by one or more of its major customers could have a material adverse effect on Tradition’s business and operating results.

Tradition’s profitability may be materially adversely impacted if its capital investments do not match customer demand for invested resources or if there is a decline in the availability of funding sources for these investments.

Tradition’s operations require significant investments. The amount and timing of capital investments depend on various factors, including anticipated volume levels and the price and availability of assets. If anticipated demand differs materially from actual usage, Tradition’s capital-intensive Freight Transportation segment may have too much or too little capacity. Moreover, across Tradition’s reportable segments resource requirements vary with customer demand, which may be subject to seasonal or general economic conditions. Tradition’s ability to properly select freight and adapt to changes in customer transportation requirements is important to efficiently deploy resources and make capital investments in trucks, trailers, and containers (with respect to Tradition’s Freight Transportation segment) or obtain qualified third-party capacity at a reasonable price (with respect to Tradition’s Brokerage segment). Although Tradition’s business volume is not highly concentrated, its customers’ financial failures or loss of customer business may also affect it.

Tradition may not be able to successfully implement its company growth strategy of diversifying its revenue base and expanding its capabilities.

Tradition’s company growth strategy entails selectively diversifying its revenue base, as Tradition has done with its service offerings, and venturing into the manufacturing space. This strategy involves certain risks, and Tradition may not overcome these risks, in which case Tradition’s business, financial position and operating results could be materially and adversely affected. In connection with Tradition’s company growth strategy, Tradition has in the past made selective acquisitions, made new investments in technology and in office, service and warehouse centers, increased sales and marketing efforts and hired new drivers and associates. Tradition expects to continue to pursue its company growth strategy, and this exposes Tradition to certain risks, including:

(i)	making significant capital expenditures, which could require substantial capital and cash flow that Tradition may not have or may not be able to obtain on satisfactory terms;

(ii)	growth may strain Tradition’s management, capital resources, information systems and customer service;

(iii)	hiring new managers, drivers and other associates, including in specialty equipment services, may increase training and compliance costs and may result in temporary inefficiencies until those associates become proficient in their jobs;

(iv)	specialty transport of hazardous materials, which subjects Tradition to environmental, health and safety laws and regulations by governmental authorities and, in the event of an accidental release of these commodities, could result in significant loss of life and extensive property damage as well as environmental remediation obligations; and

(v)	expanding Tradition’s service offerings may require it to encounter new competitive challenges in markets in which Tradition has not previously operated or with which it is unfamiliar.

8

Fluctuations in the price or availability of fuel or surcharge collection may increase Tradition’s costs of operations, which could materially adversely affect its profitability.

Fuel is one of Tradition’s largest operating expenses. Diesel fuel prices fluctuate greatly due to factors beyond Tradition’s control, such as supply and demand, political events, terrorist activities, armed conflicts, commodity futures trading, depreciation of the dollar against other currencies, weather events and other natural disasters, which could increase in frequency and severity due to climate change, as well as other man-made disasters, each of which may lead to an increase in the cost of fuel. Fuel prices also are affected by the rising demand for fuel in developing countries, including China, and could be materially adversely affected by the use of crude oil and oil reserves for purposes other than fuel production and by diminished drilling activity. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because Tradition’s operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages, rationings, or supply disruptions would materially adversely affect Tradition’s business, financial condition and results of operations.

Increases in fuel costs, to the extent not offset by rate per mile increases or fuel surcharges, have a material adverse effect on Tradition’s operations and profitability. While Tradition has fuel surcharge programs in place with a majority of Tradition’s customers, which historically have helped Tradition offset the majority of the negative impact of rising fuel prices associated with loaded or billed miles, Tradition also incurs fuel costs that cannot be recovered even with respect to customers with which Tradition maintains fuel surcharge programs, such as those associated with non-revenue generating miles, the time when Tradition’s engines are idling and fuel for refrigeration units on Tradition’s refrigerated trailers. Moreover, the terms of each customer’s fuel surcharge program vary, and certain customers have sought to modify the terms of their fuel surcharge programs to minimize recoverability for fuel price increases. In addition, because Tradition’s fuel surcharge recovery lags behind changes in fuel prices, Tradition’s fuel surcharge recovery may not capture the increased costs Tradition pays for fuel, especially when prices are rising. This could lead to fluctuations in Tradition’s levels of reimbursement, which have occurred in the past. During periods of low freight volumes, shippers can use their negotiating leverage to impose fuel surcharge policies that provide a lower reimbursement of Tradition’s fuel costs. There is no assurance that Tradition’s fuel surcharge program can be maintained indefinitely or will be sufficiently effective. Tradition’s results of operations would be negatively affected to the extent Tradition cannot recover higher fuel costs or fail to improve Tradition’s fuel price protection through its fuel surcharge program.

Regarding Tradition’s manufacturing business, increases in energy costs and the cost of raw materials used in its products could impact its cost of goods and distribution and occupancy expenses, which may result in lower operating margins.

Costs of raw materials used in Tradition’s products (e.g., steel) and energy costs have been rising during the last several years, which has resulted in increased production costs for Tradition’s vendors. Those vendors typically look to pass their increased costs along to Tradition through price increases. The fuel costs of Tradition’s distribution operation have risen as well. While Tradition typically tries to pass increased vendor prices and fuel costs through to its customers or to modify Tradition’s activities to mitigate the impact, Tradition may not be successful. Failure to fully pass these increased prices and costs through to Tradition’s customers or to modify its activities to mitigate the impact would have an adverse effect on Tradition’s operating margins.

Difficulties attracting and retaining qualified drivers, including through owner-operators, could materially adversely affect Tradition’s profitability and ability to maintain or grow its fleet.

Like many truckload carriers, from time to time Tradition may experience difficulty in attracting and retaining sufficient numbers of qualified drivers, including through owner-operators, and driver shortages may recur in the future. Tradition’s challenge with attracting and retaining qualified drivers stems from intense market competition and Tradition’s driver quality standards, which subjects Tradition to increased payments for driver compensation and owner-operator contracted rates. Failure to recruit high-quality, safe drivers that meet Tradition’s testing standards could diminish the safety of its fleet and could have a materially adverse effect on its customer relationships and its business.

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Tradition’s company drivers are generally compensated on a per-mile basis, and the rate per-mile generally increases with the drivers’ length of service. Owner-operators contracting with Tradition are generally compensated on a percentage of revenue basis. The compensation Tradition offers its drivers and owner-operators is also subject to market conditions and labor supply. Tradition may in future periods increase company driver and owner-operator compensation, which will be more likely to the extent that economic conditions improve and industry regulation exacerbates driver shortages forcing driver compensation higher. The average trucking company will have a turnover rate of roughly 95% annually. Tradition’s turnover rate, one-hundred and twenty-four percent (124%), in the last twelve (12) months, requires Tradition to continually recruit a substantial number of company drivers in order to operate Tradition’s revenue-producing fleet equipment, including trucks and specialty equipment. If Tradition is unable to continue to attract and retain a sufficient number of high-quality company drivers, and contract with suitable owner-operators, Tradition could be required to adjust its compensation packages, or operate with fewer trucks and face difficulty meeting shipper demands, all of which could adversely affect Tradition’s profitability and ability to maintain its size or grow.

Tradition’s use of owner-operators to provide a portion of its truck fleet exposes it to different risks than it faces with its owned trucks.

Tradition may contract with more owner-operators and use more owner-operator trucks than some of its competitors. Tradition is therefore more dependent on owner-operator trucks than some of its competitors. Failure to maintain owner-operator business and relationships and increased industry competition for owner-operators could have a materially adverse effect on Tradition’s operating results.

During times of increased economic activity, Tradition faces heightened competition for owner-operators from other carriers. To the extent Tradition’s turnover increases, Tradition may be required to increase owner-operator compensation or take other measures to remain an attractive option for owner-operators. If Tradition cannot attract sufficient owner-operators, or it becomes economically difficult for owner-operators to survive, Tradition may not be able to maintain the percentage of Tradition’s fleet provided by owner-operators or maintain Tradition’s delivery schedules.

Tradition provides financing to certain qualified owner-operators who qualify for financing in order to lease trucks from Tradition. If Tradition is unable to provide such financing in the future, due to liquidity constraints or other restrictions, Tradition may experience a decrease in the number of owner-operators available to fully operate its assets. Further, if owner-operators operating the trucks Tradition finance default under or otherwise terminate the financing arrangement and Tradition is unable to find a replacement owner-operator, Tradition may incur losses on amounts owed to Tradition with respect to the truck in addition to any losses Tradition may incur as a result of the idling of the truck.

Tradition’s lease contracts with owner-operators are governed by federal and other leasing regulations, which impose specific requirements on us and owner-operators. It is possible that Tradition could face lawsuits alleging the violation of leasing obligations or failure to follow the contractual terms, which could result in liability.

Tradition utilizes owner-operators to complete its services. These owner-operators are subject to similar regulation requirements, such as the electronic on-board recording and driver Hours of Service (HOS) requirements that apply to larger carriers, which may have a more significant impact on their operations, causing them to exit the transportation industry. Aside from when these third parties may use Tradition’s trailing equipment to fulfill loads, Tradition does not own the revenue equipment or control the drivers delivering these loads. The inability to obtain reliable third-party owner-operators could have a material adverse effect on Tradition’s operating results and business growth.

Tradition depends on third-party service providers, particularly in Tradition’s Brokerage segment, and service instability from these providers could increase Tradition’s operating costs and reduce its ability to offer brokerage services, which could materially adversely affect its revenue, business, financial condition, results of operations and customer relationships.

Tradition’s Brokerage Services segment is dependent upon the services of third-party carriers, including other truckload carriers. For this business, Tradition does not own or control the transportation assets that deliver to Tradition’s customers’ freight and Tradition does not employ the providers directly involved in delivering the freight. These third-party providers may seek other freight opportunities and/or require increased compensation in times of improved freight demand or tight truckload capacity. If Tradition is unable to secure the services of these third parties or if Tradition becomes subject to increases in the prices Tradition must pay to secure such services, its business, financial condition and results of operations may be materially adversely affected, and Tradition may be unable to serve its customers on competitive terms. Tradition’s ability to secure sufficient equipment or other transportation services may be affected by many risks beyond Tradition’s control, including equipment shortages, increased equipment prices, new entrants with different business models, interruptions in service due to labor disputes, driver shortage, changes in regulations impacting transportation and changes in transportation rates.

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Difficulty in obtaining materials, equipment, goods and services from Tradition’s vendors and suppliers could adversely affect Tradition’s Freight Transportation, Brokerage, and Equipment Leasing segments.

Tradition primarily use Love’s Travel Stops & Country Stores, Inc.’s network for fueling and on road repairs, and Tradition is dependent upon its suppliers for certain products and materials, including Tradition’s tractors and trailers. If Tradition fails to maintain favorable relationships with its vendors and suppliers, or if its vendors and suppliers are unable to provide the products and materials Tradition needs or undergo financial hardship, Tradition could experience difficulty in obtaining needed goods and services because of production interruptions, limited material availability or other reasons, or Tradition may not be able to obtain favorable pricing or other terms. As a result, Tradition’s business and operations could be adversely affected.

Furthermore, a decrease in vendor output may have a materially adverse effect on Tradition’s ability to purchase a quantity of new revenue equipment that is sufficient to sustain Tradition’s desired growth rate and to maintain a late-model fleet. Tractor and trailer vendors may reduce their manufacturing output in response to lower demand for their products in economic downturns or shortages of component parts. Currently, tractor and trailer manufacturers are experiencing significant shortages of semiconductor chips and other component parts and supplies, including steel, forcing many manufacturers to curtail or suspend their production, which has led to a lower supply of tractors and trailers, higher prices, and lengthened trade cycles, which could have a material adverse effect on Tradition’s business, financial condition, and results of operations, particularly Tradition’s maintenance expense and driver retention.

If Tradition is unable to recruit, develop and retain its key associates, its business, financial condition and operating results could be adversely affected.

Tradition is highly dependent upon the services of certain key employees, including its team of executive officers and managers. The loss of any of their services could negatively impact Tradition’s operations and future profitability. Inadequate succession planning or unexpected departure of key executive officers could cause substantial disruption to Tradition’s business operations, deplete its institutional knowledge base and erode its competitive advantage. Additionally, Tradition must continue to recruit, develop and retain skilled and experienced managers if Tradition is to realize its goal of expanding its operations and continuing its growth. Failure to recruit, develop and retain a core group of managers could have a materially adverse effect on Tradition’s business.

Developments in labor and employment law and any unionizing efforts by employees could have a material adverse effect on Tradition’s results of operations.

Tradition faces the risk that Congress, federal agencies or one or more states could approve legislation or regulations significantly affecting its businesses and its relationship with its employees which would have substantially liberalized the procedures for union organization. None of Tradition’s employees are currently covered by a collective bargaining agreement, but any attempt by its employees to organize a labor union could result in increased legal and other associated costs. Additionally, given the National Labor Relations Board’s “speedy election” rule, Tradition’s ability to timely and effectively address any unionizing efforts would be difficult. If Tradition entered into a collective bargaining agreement with its employees, the terms could materially adversely affect its costs, efficiency and ability to generate acceptable returns on the affected operations.

Insurance and claims expenses could significantly reduce Tradition’s earnings.

Tradition’s future insurance and claims expense might exceed historical levels, which could reduce its earnings. Estimating the number and severity of claims, as well as related judgment or settlement amounts is inherently difficult.

Tradition believes its aggregate insurance limits should be sufficient to cover reasonably expected claims, it is possible that the amount of one or more claims could exceed Tradition’s aggregate coverage limits. If any claim were to exceed Tradition’s coverage, Tradition would bear the excess. Insurance carriers have raised premiums for many businesses, including transportation companies. As a result, Tradition’s insurance and claims expense could increase, or Tradition could raise its deductible when its policies are renewed or replaced. Tradition’s operating results and financial condition could be materially and adversely affected if (i) cost per claim, premiums, or the number of claims significantly exceeds its estimates, (ii) Tradition experiences a claim in excess of its coverage limits, (iii) Tradition’s insurance carriers fail to pay on its insurance claims or (iv) Tradition experiences a claim for which coverage is not provided.

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Tradition operates in a highly regulated industry, and increased direct and indirect costs of compliance with, or liability for violations of, existing or future regulations could have a material adverse effect on its business.

Tradition, its drivers, and its equipment are regulated by the DOT, the EPA, the DHS and other agencies in states in which it operates. For further discussion of the laws and regulations applicable to Tradition, its drivers, and its equipment, please see “Regulation”. Future laws and regulations may be more stringent, require changes in Tradition’s operating practices, influence the demand for transportation services or require Tradition to incur significant additional costs. Higher costs incurred by Tradition, or by Tradition’s suppliers who pass the costs onto Tradition through higher supplies and materials pricing, or liabilities Tradition may incur related to its failure to comply with existing or future regulations could adversely affect its results of operations.

If the independent contractors Tradition contracts with are deemed by regulators or judicial process to be employees, its business, financial condition and results of operations could be materially adversely affected.

Tax and other regulatory authorities, as well as independent contractors themselves, have increasingly asserted that independent contractor drivers in the trucking industry are employees rather than independent contractors. Companies that use lease-purchase independent contractor programs, such as Tradition, have been more susceptible to reclassification lawsuits. If the independent contractors with whom Tradition contracts are determined to be employees, Tradition would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings, and Tradition’s business, financial condition and results of operations could be materially adversely affected. For further discussion of legislation regarding independent contractors, please see “Regulation”.

Safety-related evaluations and rankings under CSA could materially adversely affect Tradition’s profitability and operations, its ability to maintain or grow its fleet and its customer relationships.

Under the CSA program, fleets are evaluated and ranked against their peers based on certain safety-related standards. As a result, Tradition’s fleet could be ranked poorly as compared to peer carriers, which could have an adverse effect on its business, financial condition and results of operations. The occurrence of future deficiencies could affect driver recruitment by causing high-quality drivers to seek employment with other carriers or limit the pool of available drivers or could cause Tradition’s customers to direct their business away from Tradition and to carriers with higher fleet safety rankings, either of which would materially adversely affect Tradition’s business, financial condition and results of operations. In addition, future deficiencies could increase Tradition’s insurance expenses. Further, Tradition may incur greater than expected expenses in its attempts to improve unfavorable scores.

None of Tradition’s subsidiaries are currently exceeding the established intervention thresholds in the seven CSA safety-related categories. If Tradition were to receive unfavorable ratings, Tradition may be prioritized for an intervention action or roadside inspection, either of which could materially adversely affect Tradition’s business, financial condition and results of operations. In addition, customers may be less likely to assign loads to Tradition. For further discussion of the CSA program, please see “Regulation”.

Receipt of an unfavorable DOT safety rating could have a material adverse effect on Tradition’s operations and profitability.

Tradition currently has a satisfactory DOT safety rating, which is the highest available rating under the current safety rating scale. If Tradition were to receive a conditional or unsatisfactory DOT safety rating, it could materially adversely affect Tradition’s business, financial condition and results of operations as customer contracts may require a satisfactory DOT safety rating, and a conditional or unsatisfactory rating could materially adversely affect or restrict its operations. For further discussion of the DOT safety rating system, please see “Regulation”.

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Changes in U.S. tax laws and regulations may impact Tradition’s effective tax rate and may adversely affect its business, financial condition and operating results.

Significant reform of the U.S. tax laws, including significant changes related to federal tax rates, interest expense deductions, capital expenditure deductions and the taxation of business entities, could adversely affect Tradition. Tradition benefits from certain tax provisions relating to capital expenditure deductions. Reform could have a material adverse effect on Tradition’s growth opportunities, business and results of operations.

Changes to trade regulation, quotas, duties or tariffs, caused by the changing U.S. and geopolitical environments or otherwise, may increase Tradition’s costs and materially adversely affect its business.

The imposition of additional tariffs or quotas or changes to certain trade agreements, including tariffs applied to goods traded between the United States and China, could harm Tradition’s Warehouse Leasing and Equipment Leasing service segments, and among other things, increase the costs of the materials used by Tradition’s suppliers to produce new revenue equipment or increase the price of fuel. Such cost increases for Tradition’s revenue equipment suppliers would likely be passed on to Tradition, and to the extent fuel prices increase, Tradition may not be able to fully recover such increases through rate increases or its fuel surcharge program, either of which could have a material adverse effect on Tradition’s business.

Tradition’s operations are subject to various environmental laws and regulations, the violation of which could result in substantial fines or penalties.

Tradition is subject to various environmental laws and regulations dealing with the hauling and handling of hazardous materials, waste and other oil, fuel storage tanks, air emissions from Tradition’s vehicles and facilities, engine idling and discharge and retention of storm water. Tradition’s truck terminals often are located in industrial areas where groundwater or other forms of environmental contamination could occur. Tradition’s operations involve the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. Certain of Tradition’s facilities have waste oil or fuel storage tanks and fueling islands. If Tradition is involved in a spill or other accident involving hazardous substances, if there are releases of hazardous substances Tradition transports, if soil or groundwater contamination is found at Tradition’s facilities or results from its operations, or if Tradition is found to be in violation of applicable environmental laws or regulations, Tradition could owe cleanup costs and incur related liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a materially adverse effect on Tradition’s business and operating results.

EPA regulations limiting exhaust emissions became more restrictive in 2010. In 2010, an executive memorandum was signed directing the NHTSA and the EPA to develop new, stricter fuel efficiency standards for heavy trucks. In 2011, the NHTSA and the EPA adopted final rules that established the first-ever fuel economy and greenhouse gas standards for medium-and heavy-duty vehicles. These standards apply to model years 2014 to 2018, which are required to achieve an approximate 20 percent reduction in fuel consumption by model year 2018, and equates to approximately four gallons of fuel for every 100 miles traveled. In June 2015, the EPA and NHTSA jointly proposed new stricter standards that would apply to trailers beginning with model year 2018 and tractors beginning with model year 2021.

In October 2016, the EPA and NHTSA formally published the Final Rule for Phase 2 of the GHG emissions and fuel efficiency standards for medium and heavy-duty engines and vehicles. On August 5, 2021, U.S. EPA announced an update to the Cleaner Trucks Initiative called the Clean Trucks Plan. The Clean Trucks Plan plans to reduce GHG and other harmful air pollutants from heavy-duty trucks through a series of rulemakings over the next three years. Further, the EPA is targeting 2027 for these new standards to take effect and is also working on enacting more stringent greenhouse gas emission standards (beginning with model year 2030 vehicles) by the end of 2024. For further discussion of the laws and regulations applicable to Tradition, its drivers, and its equipment, please see “Regulation”.

Tradition is subject to various claims and lawsuits in the ordinary course of business, and increases in the amount or severity of these claims and lawsuits could adversely affect us.

Tradition is exposed to various claims and litigation related to commercial disputes, personal injury, property damage, environmental liability and other matters. Developments in regulatory, legislative or judicial standards, material changes to litigation trends, or a catastrophic accident or series of accidents, involving any or all of property damage, personal injury, and environmental liability could have a material adverse effect on Tradition’s operating results, financial condition and liquidity.

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Tradition has significant ongoing capital requirements that could affect its profitability if Tradition is unable to generate sufficient cash from operations or obtain financing on favorable terms.

The truckload industry generally, and Tradition’s Equipment Leasing and Warehouse Leasing services segments, are capital intensive and asset heavy. Tradition expects to pay for projected capital expenditures with cash flows from operations, proceeds from equity sales or financing available under its existing debt instruments. Tradition’s total capital expenditures in its fiscal year ended December 31, 2021 were $21,950,374. If Tradition were unable to generate sufficient cash from operations, Tradition would need to seek alternative sources of capital, including financing, to meet its capital requirements. In the event that Tradition is unable to generate sufficient cash from operations or obtain financing on favorable terms in the future, Tradition may have to limit its fleet size, enter into less favorable financing arrangements or operate its revenue equipment for longer periods, any of which could have a materially adverse effect on its profitability.

The seasonal pattern generally experienced in the trucking industry may affect Tradition’s periodic results during traditionally slower shipping periods and winter months.

In the trucking industry, revenue generally follows a seasonal pattern which may affect Tradition’s operating results. Tradition typically experiences a seasonal surge in sales during the fourth quarter of Tradition’s fiscal year as a result of holiday sales. After the December holiday season and during the remaining winter months, Tradition’s freight volumes are typically lower because some customers reduce shipment levels. Tradition’s operating expenses have historically been higher in the winter months because of cold temperatures and other adverse winter weather conditions which result in decreased fuel efficiency, increased cold weather-related maintenance costs of revenue equipment and increased insurance and claims costs. Revenue can also be affected by adverse weather conditions, holidays and the number of business days during a given period because revenue is directly related to the available working days of shippers. From time to time, Tradition may also suffer short-term impacts from severe weather and similar events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, and explosions that could harm Tradition’s results of operations or make its results of operations more volatile.

Tradition is increasingly dependent on data networks and systems, including tracking and communications systems, and significant systems disruptions, including those caused by cybersecurity breaches, could adversely affect Tradition’s business.

Tradition’s policy of increasingly using technology to improve productivity and reduce costs means that its business is reliant on the efficient, stable and uninterrupted operation of its data networks and systems, including tracking and communications systems. Tradition’s computer systems are used in various aspects of its business, including load planning and receiving, dispatch of drivers and third-party capacity providers, freight and container tracking, customer billing and account monitoring, automation of tasks, producing financial and other reports and other general functions and purposes. Tradition is currently dependent on two vendors, Transport Pro, for fleet and transportation management software, and Camelot Software, for warehouse management systems. Tradition is in the process of converting its transportation management software from Transport Pro to TMW by Trimble Transportation Enterprise Solutions, Inc. (“Trimble”) and will be dependent on Trimble, once the conversion process is complete. If the stability or capability of such vendors is compromised, it could adversely affect Tradition’s revenue, customer service, driver turnover rates and data preservation. Additionally, if any of Tradition’s critical information or communications systems fail or become unavailable, Tradition could have to perform certain functions manually, which could temporarily affect the efficiency and effectiveness of its operations.

Tradition’s operations and those of its technology and communications service providers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, internet failures, computer viruses, malware, hacking and other events beyond Tradition’s control. More sophisticated and frequent cyber-attacks within the United States in recent years have also increased security risks associated with information technology systems. In the event of a cyber-attack, breach or other such event, Tradition’s business and operations could be adversely affected in the event of a system failure, disruption or security breach that causes a delay, or interruption or impairment of Tradition’s services and operations.

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Tradition may not make acquisitions in the future, which could impede growth, or if it does, Tradition may not be successful in integrating any acquired businesses, either of which could have a material adverse effect on Tradition’s business.

Historically, a key component of Tradition’s growth strategy has been to pursue acquisitions of complementary businesses and/or assets. As discussed in “Karr Transportation Asset Purchase” and “EDSCO Purchase and Sale,” in “BusIness”. Tradition acquired assets in two separate deals in 2022. The EDSCO Purchase and Sale is complimentary, but different to Tradition’s core business, and Tradition cannot assure that it will be successful in integrating all of or portions of the aforementioned acquisitions. Further, Tradition may not be successful in identifying, negotiating or consummating any future acquisitions. If Tradition succeeded in consummating future acquisitions, any acquisitions Tradition undertakes could involve numerous risks that could have a materially adverse effect on Tradition’s business and operating results, including:

(i)	difficulties in integrating the acquired company’s operations and in realizing anticipated economic, operational and other benefits in a timely manner that could result in substantial costs and delays or other operational, technical or financial problems;

(ii)	challenges in achieving anticipated revenue, earnings or cash flows;

(iii)	assumption of liabilities that may exceed Tradition’s estimates or what was disclosed to Tradition;

(iv)	the diversion of Tradition’s management’s attention from other business concerns;

(v)	the potential loss of customers, key associates and drivers of the acquired company;

(vi)	difficulties operating in markets in which Tradition has had no or only limited direct experience;

(vii)	the incurrence of additional indebtedness; and

(viii)	the issuance of additional shares of APSI’s common stock, which would dilute your ownership in APSI.

Tradition’s existing and future indebtedness could limit its flexibility in operating its business or adversely affect its business and our liquidity position.

As of December 31, 2021, Tradition had $11,834,070 in aggregate principal amount of indebtedness for borrowed money outstanding, consisting of $6,303,914 notes payable to its new primary bank, payable in various monthly installments through July 2026, $5,006,853 outstanding under Tradition’s installment notes payable to various financial institutions through October 2026, and $523,303 payable in varying monthly installments through May 2026 in obligations outstanding under capital leases. Tradition also has an outstanding promissory note to Robin C. Montel, in the amount of $2,050,000 without interest, payments to begin February 1, 2023 and end January 15, 2028.

Tradition’s indebtedness may increase from time to time in the future for various reasons, including fluctuations in operating results, capital expenditures and potential acquisitions.

Any indebtedness Tradition incurs and restrictive covenants contained in the agreements related thereto could:

(i)	make it difficult for Tradition to satisfy its obligations, including making interest payments on its debt obligations;

(ii)	limit its ability to obtain additional financing to operate its business;

(iii)	require it to dedicate a substantial portion of its cash flow to payments on its debt, reducing its ability to use its cash flow to fund capital expenditures and working capital and other general operational requirements;

(iv)	limit its flexibility to plan for and react to changes in its business;

(v)	place it at a competitive disadvantage relative to some of Tradition’s competitors that have less, or less restrictive, debt than Tradition;

(vi)	limit its ability to pursue acquisitions; and

(vii)	increase its vulnerability to general adverse economic and industry conditions, including changes in interest rates or a downturn in Tradition’s business or the economy.

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The occurrence of any one of these events could have a material adverse effect on Tradition’s business, financial condition and operating results or cause a significant decrease in Tradition’s liquidity and impair Tradition’s ability to pay amounts due on Tradition’s indebtedness. Significant repayment penalties may limit its flexibility.

Tradition and/or APSI may need to obtain additional financing which may not be available or, if it is available, may result in a reduction in the percentage ownership of APSI’s then-existing shareholders.

Tradition and/or APSI may need to raise additional funds in order to:

(i)	finance unanticipated working capital requirements or refinance existing indebtedness;

(ii)	develop or enhance Tradition’s technological infrastructure and our existing products and services;

(iii)	fund strategic relationships;

(iv)	respond to competitive pressures; and

(v)	acquire complementary businesses, technologies, products or services.

Additional financing may not be available on terms favorable to Tradition and/or APSI, or at all. If adequate funds are not available or are not available on acceptable terms, Tradition’s ability to fund its expansion strategy, Tradition and/or APSI’s ability to take advantage of unanticipated opportunities or acquisitions, Tradition’s ability to develop or enhance technology or services or otherwise respond to competitive pressures could be significantly limited. Because there are companies similar to Tradition and APSI with more capital, if Tradition and APSI cannot obtain additional financing, Tradition and APSI’s business opportunities will be severely limited and prevent Tradition’s and APSI’s growth. If APSI raises additional funds by issuing equity or convertible debt securities, the percentage ownership of APSI’s then-existing shareholders may be reduced, and holders of these securities may have rights, preferences or privileges senior to those of APSI’s then-existing shareholders.

The requirements of APSI remaining a public company may strain Tradition’s resources and distract Tradition’s management, which could make it difficult to manage Tradition’s business.

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements are time-consuming and expensive and could have a negative effect on Tradition’s business, results of operations and financial condition. We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) including maintaining internal controls over financial reporting, and if we fail to continue to comply, Tradition’s business could be harmed, and the price of our securities could decline.

Tradition could be negatively impacted by the COVID-19 outbreak or other similar outbreaks.

Covid-19 has had a considerable effect on Tradition’s industry and its business. The first two weeks of the Covid-19 pandemic created uncertainty, which affected Tradition’s operations, but Tradition adapted by cleaning work facilities more often, and making sure its drivers have the support and facilities to efficiently do their job. Tradition’s operations, particularly in areas of increased COVID-19 infections, could be further disrupted.  Negative financial results, operational disruptions, driver and non-driver absences, uncertainties in the market, and a tightening of credit markets, caused by COVID-19, including its variants, other similar outbreaks, or a recession, could have a material adverse effect on Tradition’s liquidity, reduce credit options available to Tradition, make it more difficult to obtain amendments, extensions, and waivers, and adversely impact Tradition’s ability to effectively meet its short- and long-term obligations. Furthermore, government vaccination, testing, and mask mandates could increase Tradition’s turnover and make recruiting more difficult, particularly among its driver and maintenance personnel.

The outbreak of COVID-19 has significantly increased uncertainty in the economy. Risks related to a slowdown or recession are described in Tradition’s risk factor titled “Tradition’s business is subject to economic, business and regulatory factors affecting the truckload industry that are largely beyond its control, any of which could have a material adverse effect on its results of operations.”

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Developments related to COVID-19 have been unpredictable and the extent to which further developments could impact Tradition’s operations, financial condition, liquidity, results of operations, and cash flows is highly uncertain. Such developments may include the duration of the virus, the distribution and availability of vaccines, vaccine hesitancy, the severity of the disease and the actions that may be taken by various governmental authorities and other third parties in response to the outbreak.

Risks Related to the Ownership of APSI’s Capital Stock

Stephen W. Carnes is the Chief Executive Officer and a director of APSI and has a controlling interest in APSI, which gives him the right to direct APSI.

Stephen W. Carnes has a controlling equity interest of 96.6% of the total voting stock of APSI through his ownership of 500,000 Series B Preferred Shares, each of which has voting rights of 1,000 votes per share. Mr. Carnes has the ability, through his ownership of Series B Preferred Shares, to elect directors of his choosing and thus, is able to control the direction of APSI. Mr. Carnes’ interests may diverge from those of the other stockholders and this divergence may have a significant impact on APSI. The loss of Mr. Carnes may also have a significant impact on the direction of APSI’s business and the shareholders of APSI. Mr. Carnes’ ownership and control of Series B Preferred Shares may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. If you acquire our Shares, you will have no effective voice in the management of our Company. Such concentrated control of our Company may adversely affect the price of our Shares. Such concentrated control may also make it difficult for our shareholders to receive a premium for their Shares in the event that we merge with a third party or enter into different transactions, which require shareholder approval. These provisions could also limit the price that investors might be willing to pay in the future for our Shares.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, Tradition’s ability to operate Tradition’s business and investors’ views of us.

We are required to comply with Section 404 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Our failure to maintain the effectiveness of our internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on our business. We could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on the price of APSI’s common stock. In addition, if our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and Tradition’s business may be harmed.

Rule 144 Related Risk

Per Rule 144 promulgated under the Securities Act, which permits the resale of the shares of Common Stock, subject to various terms and conditions, will generally not apply to APSI’s common stock until one year after APSI ceases to be a “shell company” under SEC regulations and all Form 10 required information has been filed with the SEC. APSI exited shell company status as of the December 28th 2022 Acquisition, and APSI has filed the required Form 10 in a current report, dated .  The one year waiting period before Rule 144 began as of the filing of such Current Report. As a result, your ability to sell your shares may be limited.

Provisions of APSI’s Certificate of Incorporation, as amended, and Bylaws may delay or prevent a take-over which may not be in the best interests of our shareholders.

Provisions of APSI’s Certificate of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include, among others, when and by whom special meetings of APSI’s shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, APSI’s Certificate of Incorporation authorizes the issuance of shares of preferred stock with such rights and preferences as may be determined from time to time by APSI’s board of directors in their sole discretion. APSI’s board of directors may, without shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of APSI’s common stock.

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The application of the “penny stock” rules could adversely affect the market price of APSI’s common shares and increase your transaction costs to sell those shares.

The SEC has adopted Rule 3a51-1, which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

(i)	that a broker or dealer approve a person’s account for transactions in penny stocks, and

(ii)	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

(i)	obtain financial information and investment experience objectives of the person;

(ii)	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks;

(iii)	the broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination and;

(iv)	the broker or dealer must receive a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

The market price for our common stock is particularly volatile which could lead to wide fluctuations in our share price. You may be unable to sell your common stock shares at or above your purchase price, or at all, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock shares will be at any time, or if our common stock shares will ever be able to trade, or as to what effect the sale of shares or the availability of common stock shares for sale at any time will have on the prevailing market price.

APSI has never paid dividends on our common stock and has no plans to do so in the future.

Holders of shares of APSI’s common stock are entitled to receive such dividends as may be declared by APSI’s board of directors. To date, APSI has paid no cash dividends on APSI’s shares of common stock and APSI does not expect to pay cash dividends on APSI common stock in the foreseeable future. APSI intends to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in APSI’s common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

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Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Our Certificate of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Certificate of Incorporation generally limits our officers’ and directors’ personal liability to the Company and its stockholders for breach of a fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Nevada Business Corporation Act against all expense, liability, and loss, including attorney’s fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding”) to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company.  Such an indemnification payment might deplete the Company’s assets. Stockholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the SEC that exculpation from and indemnification for liabilities arising under the Securities Act and the rules and regulations thereunder is against public policy and therefore unenforceable.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “forecast,” “foresee,” “goal,” “hope,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and include, among other things, statements relating to:

•	our strategy, outlook and growth prospects;

•	our operational and financial targets and dividend policy;

•	general economic trends and trends in the industry and markets; and

•	the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	any future recessionary economic cycles and downturns in customers’ business cycles or other events that decrease customer demand, particularly in market segments and industries in which we have a significant concentration of customers;

•	increased costs and other challenges related to driver recruitment and retention;

•	agreements with independent contractors, including those related to equipment financing and fuel reimbursement and the potential impact of more stringent federal leasing regulations;

•	independent contractors, whom we contract with to supply one or more tractors and drivers for our use, being deemed to be our employees;

•	our ability to maintain profitability and to successfully achieve our business strategies;

•	pricing and other competitive pressures;

•	potential volatility or decrease in the amount of earnings as a result of increasing collateral requirements of our insurance programs or our retention of high deductibles on our claims exposure, including through our captive insurance company, which is subject to substantial regulation;

•	increases in new equipment prices or replacement costs, design changes of new engines, decreases in availability of new equipment and volatility in the used equipment market;

•	the absence of financing for new equipment or the failure of equipment investments and upgrades to increase profitability, generate cost savings or match customer demand;

•	difficulties in obtaining good and services from our vendors and suppliers;

•	potential cybersecurity breaches or failures of our systems, networks and other information technology assets;

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•	limitations resulting from our existing or future indebtedness;

•	any weakening in the credit markets or economy;

•	our ability to obtain financing on favorable terms, or at all, and the potential dilution of existing stockholders;

•	volatility in the price or availability of fuel;

•	the regulatory environment in which we operate, including increased direct and indirect costs of compliance with, or liability for violations of, existing regulations and changes in existing regulations, including those related to CSA, DOT safety ratings, hours-of-service and environmental regulations;

•	our ability to successfully defend litigation proceedings, including class action lawsuits that have been increasing recently in the industry;

•	our ability to retain or replace key personnel and develop a core group of managers;

•	a significant reduction in, or termination of, our services by one or more major customers;

•	service instability or pricing increases from third-party providers utilized in our Brokerage segment;

•	our ability to make and integrate future acquisitions successfully, or at all;

•	compliance with international laws, changes in trade policies, renewal of certifications, and other risks associated with our operations in Mexico;

•	our ability to protect our brand name or proprietary and other intellectual property rights;

•	legislation affecting our relationship with or the classification of our employees or the attempted organization of a labor union by our employees;

•	seasonal factors such as harsh weather conditions and holiday shipping patterns that may increase operating costs and decrease revenues and the impact of catastrophic events;

•	impairments of goodwill and other intangibles;

•	the impact of recent U.S. federal income tax reform;

•	the volatility of our stock price, including the inability for stockholders to sell their shares at or above the offering price;

•	stock price declines if securities or industry analysts do not publish or cease publishing research reports about our business or publish negative reports;

•	future sales or the perception of future sales of our Common Stock could lead to stock price reductions;

•	investors will incur immediate and substantial dilution in this offering;

•	future issuance of stock-based compensation could dilute stockholders’ value and cause the stock price reductions;

•	the dual class structure of our common stock has the effect of concentrating voting control with the Class B Stockholders, which could limit or preclude investors’ ability to influence corporate matters;

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•	our expectation not to pay any cash dividends;

•	our ability to establish and maintain effective internal controls;

•	our charter documents or Nevada law may inhibit a takeover; and

•	other risks, uncertainties and factors set forth in this prospectus, including those set forth under “Risk Factors.”

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, investments or other strategic transactions we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

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DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the development and expansion of our business, the repayment of debt and for general corporate purposes. Any future determination to pay dividends and other distributions will be at the discretion of our Board of Directors. Such determinations will depend on then-existing conditions, including our financial condition and results of operations, contractual restrictions, including restrictive covenants contained in our financing agreements, capital requirements and other factors that our Board of Directors may deem relevant.

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USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by Platinum. However, we will receive proceeds from the sale of our common stock to Platinum pursuant to the SEPA. The proceeds from our exercise of put options pursuant to the SEPA will be used for general working capital needs, for the reduction of indebtedness, and for other purposes that our board of directors, in its good faith, deems to be in our best interest.

All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. See “Selling Stockholder” and “Plan of Distribution” described below.

Equity Financing Arrangements

On May February 6, 2023, the Company and Platinum Edge Consulting, LLP, a Florida limited liability (“Platinum” or the “Investor”) entered into a Standby Equity Purchase Agreement (the “SEPA”) which included an obligation on the part of the Company to file the Registration Statement of which this prospectus forms a part..

Pursuant to the SEPA, the Investor committed to purchase, subject to certain restrictions and conditions, up to $10,000,000 (the “Commitment”) worth of the Company’s common stock, over a period of 24 months from the effectiveness of the registration statement registering the resale of shares purchased by the Investor pursuant to the SEPA.

The SEPA provides that at any time after the effective date of the Registration Statement, from time to time on any business day selected by the Company (the “Purchase Date”), the Company shall have the right, but not the obligation, to direct the Investor to buy up to shares of our common stock at a purchase price equal to 92% the lowest Value Weighted Average Price (“VWAP”) of the common stock during the five trading days preceding the advance notice.

In addition, the Investor will not be obligated to purchase shares if the Investor’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of the Company’s common stock as determined in accordance with Rule 13d-1(j) of the Securities Exchange Act of 1934, as amended. In addition, the Company is not permitted to draw on the facility unless there is an effective registration statement to cover the resale of the shares.

The SEPA also contains customary representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the SEPA and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the SEPA. SEPA further provides that the Company and the Investor are each entitled to customary indemnification from the other for, among other things, any losses or liabilities they may suffer as a result of any breach by the other party of any provisions of the SEPA or RRA.

Pursuant to the terms of the RRA, the Company is obligated to file one or more registrations statements with the SEC by February 17, 2023 to register the resale by the Investor of the shares of common stock issued or issuable under the SEPA. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC.

The foregoing description of each of the SEPA and the RRA is qualified in its entirety by reference to the full text of the SEPA and RRA, respectively, which incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part The reader is referred to such exhibits for the full terms and conditions of the SEPAwhich is an exhibit to the Registration Statemetn of which this prospectus forms a part..

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SELLING STOCKHOLDER

The information provided in the table and discussions below has been obtained from the selling stockholder. The table below identifies the selling stockholder and shows the number of shares of common stock beneficially owned by it before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that the selling stockholder will sell all or any of their shares of common stock. However, the “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder. No estimate can be given as to the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The following table sets forth the name of the selling stockholder, an if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by the stockholder prior to the offering, the amount being offered for the stockholder’s account, the amount being offered for the stockholder’s account and the amount to be owned by such stockholder after completion of the offering.

	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered Under this	Shares Beneficially Owned After Offering (1)
Beneficial Owner	Shares	%	Prospectus	Shares	%

Platinum Edge Consulting, LLP. (2)	0	0%	30,303,030	0	0%

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act, and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 17,204,180 shares of common stock outstanding as of the date of filing of the Registration Statement of which this prospectus forms a part. Except as otherwise noted, we believe that the stockholder named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, subject to applicable community property laws.

(2) Platinum is a Florida limited liability company. Miguel Santana is the general partner of Platinum with voting and investment power over the shares.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is currently trading on the OTCPink Markets under the symbol “APSI”. The following sets forth the high and low closing prices of the Company’s Common Stock in the US for the three most recent quarters and each quarter during the preceding two fiscal years.

The prices for the Company’s common stock quoted by brokers are not necessarily a reliable indication of the value of the Company’s common stock.

Closing Price	High	Low
Year Ended March 2021
First Quarter	$	$
Second Quarter	$	$
Third Quarter	$	$
Fourth Quarter	$	$

Year Ended March 2022
First Quarter	$	$
Second Quarter	$	$
Third Quarter	$	$
Fourth Quarter	$	$

Year Ended March 2023
First Quarter	$	$
Second Quarter	$	$
Third Quarter Fourth Quarter (through February , 2023)

Holders of Common Equity:

On February XX, 2023 there were approximately XXX shareholders of record of the Company’s common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owner’s common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies. The transfer agent of our common stock is VStock Transfer, LLC, 18 Lafyette Place, Woodmere, NY 11598. The phone number of the transfer agent is (212) 828-8436.

Dividends:

Cash dividend: The Company has not declared or paid a cash dividend to common stock shareholders since the Company’s inception. The Board of Directors presently intends to retain any earnings to finance company operations and does not expect to authorize cash dividends to common shareholders in the foreseeable future. Any payment of cash dividends in the future will depend upon Company’s earnings, capital

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CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2022:

•	on an actual basis;

•	on an as adjusted basis, to give effect to the acquisition of Tradition Transportation Group, Inc. and the issuance and sale of shares of Common Stock by us in the offering at an assumed initial public offering price of $ per share (and the application of the net proceeds of the offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under “Use of Proceeds;”

You should read this table in conjunction with the information set forth under “Prospectus Summary—Summary Consolidated Financial Data,” “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of September 30, 2022
Actual	As Adjusted	As Further Adjusted
(in thousands, except share amounts)

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SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our selected consolidated financial data as of the dates and for the periods presented. The consolidated balance sheet data as of March 31, 2022 and 2021 and the statements of comprehensive income (loss) for the years ended March 31, 2022 and 2021 have been derived from our consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of September 30, 2022 and 2021 and the statements of comprehensive income (loss) for the six months ended September 30, 2022 and 2021 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, such unaudited consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year or any future period.

The selected consolidated financial data set forth below should be read in conjunction with the information included under the headings “Use of Proceeds,” “Capitalization,” “Prospectus Summary—Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data,” and the consolidated financial statements and the related notes included elsewhere in the prospectus. This discussion contains forward-looking statements as a result of many factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Results of Operations for the years ended March 31, 2022 and 2021

For the year ended March 31, 2022, we incurred total operating expenses of $99,222 which included professional fees of $75,222 and rent of $24,000. We had a gain on the extinguishment of debt of $678,233 and interest expense of $24,100 resulting in net income $554,911 for the year ended March 31, 2022.

For the year ended March 31, 2021, we incurred total operating expenses of $8,090 which included professional fees of $5,090 and rent of $3,000. We had interest expense of $69,842 resulting in a net loss of $77,932 for the year ended March 31, 2021.

Liquidity and Capital Resources for the years ended March 31, 2022 and 2021

Operating Activities

For the year ended March 31, 2022, we had income of $554,911. For the year ended March 31, 2022, we had a gain on the extinguishment of debt of $678,233, an increase in accrued interest payable of $24,100 and an increase in accounts payable and promissory notes of $30,000. As a result, we had net cash used in operating activities of $(69,222) for the year ended March 31, 2022.

For the year ended March 31, 2021, we had a net loss of $77,932. For the year ended March 31, 2021, we had an increase in accrued interest payable of $69,842 and an increase in accounts payable and promissory notes of $2,990. As a result, we had net cash used in operating activities of $(5,100) for the year ended March 31, 2021.

Investing Activities

For the year ended March 31, 2022, we did not pursue any investing activities.

For the year ended March 31, 2021, we did not pursue any investing activities.

Financing Activities

For the year ended March 31, 2022, we had proceeds from the sale of our common stock for cash of $200,000. As a result, we had net cash provided by financing activities of $200,000 for the year ended March 31, 2022.

For the year ended March 31, 2021, we had proceeds from a note payable – related party of $5,100. As a result, we had net cash provided by financing activities of $5,100 for the year ended March 31, 2021.

We had no material commitments for capital expenditures as of March 31, 2022 and 2021.

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Results of Operations for the six months ended September 30, 2022 and 2021

For the six months ended September 30, 2022 and 2021, we have neither engaged in any operations nor generated any revenues. We will not generate any operating revenues until we are able to execute our business plan and secure the rights to offer products to the market.

For the six months ended September 30, 2022, we incurred total operating expenses of $60,463 which included professional fees of $48,463 and rent of $12,000, in addition we incurred a loss on the value of digital assets of $16,509. As a result, we had a net loss of $76,972 for the six months ended September 30, 2022.

For the six months ended September 30, 2021, we incurred total operating expenses of $68,407 which included professional fees of $56,407 and rent of $12,000. We had a gain on the extinguishment of debt of $678,233, and interest expenses of $24,100. As a result, we had net income of $585,726 for the three months ended September 30, 2021.

Liquidity and Capital Resources for the six months ended September 30, 2022 and 2021

Operating Activities

For the six months ended September 30, 2022, we had a net loss of $76,972. For the six months ended September 30, 2022, we had a loss on valuation of digital assets of $16,509, an increase in accrued expenses – related party of $12,000. As a result, we had net cash used in operating activities of $48,463 for the six months ended September 30, 2022.

For the six months ended September 30, 2021, we had a net income of $585,726. For the six months ended September 30, 2021, we had a gain on the extinguishment of debt of $678,233, an increase in accrued expenses – related party of $18,000, and an increase in accrued interest of $24,100. As a result, we had net cash used in operating activities of $50,407 for the six months ended September 30, 2021.

Investing Activities

For the six months ended September 30, 2022 and 2021, we did not pursue any investing activities.

Financing Activities

For the six months ended September 30, 2022, we did not pursue any financing activities.

For the six months ended September 30, 2021, we had proceeds from the sale of our common stock for cash of $200,000. As a result, we had net cash provided by financing activities of $200,000 for the six months ended September 30, 2021.

We had no material commitments for capital expenditures as of September 30, 2022 and 2021.

Off Balance Sheet Arrangements

There are no off-balance sheet arrangements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

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Use of Estimate

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates are based on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. We re-evaluate estimates on an ongoing basis; therefore, actual results may vary from those estimates.

Fair Values of Financial Instruments

The carrying values of cash, accounts receivable, accounts payable and accrued expenses approximate the fair values of these instruments due to their short-term nature. The carrying amount for borrowings under the financing agreement approximates fair value because of the variable market interest rates charged for these borrowings.

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BUSINESS

Organizational History of the Company

The Company was originally incorporated in Nevada on December 9, 2010, as NC Solar Inc. with the goal of developing solar energy collection farms on commercial and/or industrial buildings located on distressed, blighted and/or underutilized commercial land in North Carolina and other southern states of the United States. On June 6, 2014, management changed and, on August 12, 2014, the Company changed its name to Aqua Power Systems Inc.

On December 1, 2020, the Eight Judicial District Court of Nevada entered an order appointing Small Cap Compliance, LLC as custodian of the Company, authorizing and directing it to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening a meeting of stockholders. Small Cap Compliance, LLC was not a shareholder of the Company on the date that it applied to serve as a custodian of the Company.

On December 7, 2020, Small Cap Compliance, LLC filed the Certificate of Reinstatement for the Company, thereby reinstating the Company, appointed Stephen W. Carnes as the sole officer and director of the Company, and amended the Company’s Certificate of Incorporation to authorize the issuance of up to one million shares of Series B Preferred Stock.

On March 3, 2021, the Eight Judicial District Court of Nevada entered an order approving Small Cap Compliance, LLC’s actions, without prejudice to the claims of interested parties as to dilution of their interest, terminated Small Cap Compliance, LLC’s custodianship of the Company, and discharged Small Cap Compliance as the custodian of the Company.

On April 27, 2022, Robert Morris and the board of directors of APSI agreed in a Unanimous Written Consent of the Board of Directors In Lieu of Special Meeting that Mr. Morris would become a director of APSI to help with acquisitions, effective May 1, 2022.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 9, 2023, the Board of Directors of Aqua Power Systems, Inc. approved a change in the Company’s fiscal year end from March 31 to a calendar year end of December 31. The change will not affect nor impact the Company’s actual financial results; however, the change will affect the timing and form of the Company’s next scheduled financial report.

With this change, the financial reporting period ending December 31, 2022, will now be the Company’s fiscal year end rather than the end of a financial quarter. The Company will file a Form 10-KT for the Company’s annual report for the period ending December 31, 2022, rather than a quarterly Form 10-Q report. Form 10-KT is a filing with the Securities and Exchange Commission (“SEC”) submitted in lieu of or in addition to a standard 10-K annual report when a company changes the end of its fiscal year.

Tradition Transportation Group, Inc. Purchase

On December 28, 2022, pursuant to the Closing (hereinafter defined) and completion of the Acquisition (hereinafter defined), the Company acquired Tradition Transportation Group, Inc., an Indiana Corporation (“Tradition”) and Tradition thereafter became a wholly owned subsidiary of the Company.

Overview of the Business of Tradition

Tradition Transportation Group, Inc. was incorporated under the laws of the state of Indiana on September 16, 2015. Tradition is headquartered in Angola, Indiana, and provides freight transportation, brokerage, truck leasing and financing, warehousing and fulfillment services throughout the United States, and manufactures and sells bolts and fasteners, and creates custom plates, cages, and embeds.

APSI Acquisition of Tradition Transportation Group, Inc.

On December 28, 2022, APSI entered into a Stock Purchase and Sale Agreement and a Contract Assignment agreement with Joseph Michael Davis (“Mr. Davis”). Due to the Contract Assignment agreement, APSI assumed all of the obligations of Mr. Davis under a multiparty stock purchase agreement, promissory notes, and assignment and pledge of stock agreements that Mr. Davis entered into on December 28, 2022. The Stock Purchase and Sale Agreement, Contract Assignment agreement, agreements assumed by APSI are referred to as the “Acquisition.”

On December 28, 2022, (the “Effective Date”), APSI simultaneously entered into a series of agreements for the purchase of all of the issued and outstanding stock held by the shareholders of Tradition Transportation Group, Inc., an Indiana corporation (“Tradition”). Those agreements are discussed below.

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Stock Purchase Agreement

On December 28, 2022, APSI entered into a Stock Purchase and Sale Agreement (the “SPA”) with Mr. Davis to purchase 745,196 shares of common stock (the “Shares”) of Tradition Transportation Group, Inc., an Indiana corporation, for Twenty-Eight Million Five Hundred Forty-Eight Thousand Four Hundred Fifty-Eight and 76/100 Dollars ($28,548,458.76) in United States Dollars (the “Purchase Price”), which is equal to Thirty-Eight and 31/100 Dollars ($38.31) per share. The Shares represent all of the issued and outstanding shares of Tradition.

Mr. Davis is the Chief Operating Officer and a director of Tradition.

Per the SPA, the Purchase Price was delivered and was agreed to be delivered in the following proportions:

(i)	A down payment of Two Hundred Twenty-Five Thousand United States Dollars ($225,000.00) in immediately available funds was delivered to Mr. Davis (the “Down Payment”).

(ii)	An amount equal to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) was offset against the Purchase Price on December 28, 2022 in full satisfaction of certain obligations of the Tradition Sellers (as defined below) to Tradition;

(iii)	An aggregate amount equal to Twenty-Four Million Ninety-Two Thousand Thirty-Eight and 31/100 Dollars ($24,092,038.31) pursuant to one or more secured promissory note(s) (the “Promissory Notes”) providing for installments of not less than One Million Five Hundred Five Thousand Seven Hundred Fifty-Two and 39/100 Dollars ($1,505,752.39) commencing on the ninetieth (90th) day following the date on which the registration by APSI of its securities with the U.S. Securities and Exchange Commission (the “Commission”) has been qualified or declared effective and continuing every ninetieth (90th) day thereafter until the Purchase Price and all accrued but unpaid interest thereon has been paid in full; and

(iv)	A final payment to be made to Mr. Davis in the amount of One Million Seven Hundred Thirty-One Thousand Four Hundred Twenty and 45/100 Dollars ($1,731,420.45).

Mr. Carnes provided the funds for the Down Payment, and APSI wrote a promissory note to him with the principal amount of the note being the price of the Down Payment, Two Hundred Twenty-Five Thousand United States Dollars ($225,000.00).

Also, per the SPA, APSI and Mr. Davis agreed that within 30 days of the date of the SPA, December 28, 2022, APSI shall file a registration statement (registered offering) with the SEC. Subsequently, the first payment should be anticipated to be made within 90 days after the SEC qualifies the registration statement.

Multiparty Stock Purchase Agreement

On December 28, 2022, Mr. Davis entered into the Multiparty Stock Purchase Agreement (the “MSPA”) between Mr. Davis and Timothy E. Evans, James L. Evans, and Bulwark Capital, L.L.C. (each a “Tradition Seller” and altogether the “Tradition Sellers”). Pursuant to the MSPA, Mr. Davis purchased 270,001 shares from Timothy E. Evans, a director, and the President and CEO of Tradition, 224,000 shares from James L. Evans a director, and the Vice President of Tradition, and 206,000 shares from Bulwark Capital, LLC, which is owned by Joseph J. Montel, who is a director, and the Corporate Secretary and General Counsel of Tradition. The total amount of shares purchased was 700,001 (the “T-Shares”) for Twenty-Six Million Eight Hundred and Seventeen Thousand Thirty-Eight and 31/100 Dollars ($26,817,038.31) (the “MSPA Purchase Price”).

While APSI did not directly enter into the MSPA, Mr. Davis legally assigned his rights in the MSPA to APSI, as later described in the Contract Assignment agreement.

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The MSPA includes the following terms:

(i)	The MSPA Purchase Price to be delivered in the following proportions:

a.	A down payment of Two Hundred Twenty-Five Thousand United States Dollars ($225,000.00) in immediately available funds delivered to the Tradition Sellers.

b.	An amount equal to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) shall be offset against the Purchase Price on December 28, 2022, in full satisfaction of certain obligations of the Tradition Sellers to Tradition; and

i.	This payment was offset against the purchase price for Tradition’s redemption of 103,000 shares of Tradition, immediately before the Closing.
ii.	The agreement for the aforementioned redemption of shares is attached as Exhibit 10.2.
iii.	The aforementioned shares made up half of the 206,000 shares that Bulwark Capital, L.L.C. sold in the MSPA.

c.	An aggregate amount equal to Twenty-Four Million Ninety-Two Thousand Thirty-Eight and 31/100 Dollars ($24,092,038.31) pursuant to the Promissory Notes providing for installments of not less than One Million Five Hundred Five Thousand Seven Hundred Fifty-Two and 39/100 Dollars ($1,505,752.39) commencing on the ninetieth (90th) day following the date on which the registration by APSI of its securities with the U.S. Securities and Exchange Commission (the “Commission”) has been qualified or declared effective and continuing every ninetieth (90th) day thereafter until the Purchase Price and all accrued but unpaid interest thereon has been paid in full.

(ii)	That the only shareholder agreement between the shareholders of Tradition would be terminated;

(iii)	That APSI shall prepare and file a registration statement, no later than February 28, 2023;

(iv)	That the Tradition Sellers will enter into employment agreements with Tradition;

(v)	Tradition shall continue to maintain insurance that is similar to the insurance currently in place for the directors and officers of Tradition for the next six years;

(vi)	That until APSI has paid the MSPA Purchase Price and all accrued but unpaid interest thereon, in full, Mr. Davis and APSI shall not cause Tradition to do the following:

a.	(i) incur any indebtedness in excess of $1,000,000, (ii) enter into any transaction or series of transactions involving a payment greater than $1,000,000, (iii) guarantee any indebtedness, or allow a lien to be placed against its assets other than in connection with trade credit incurred in the ordinary course of business;
b.	except for adding a director who is reasonably acceptable to the Tradition Sellers, increase or decrease the size of the board of directors, or take any action to remove or replace any person serving as a director immediately prior to the closing;
c.	hire, retain or engage for any position any immediate family member (as defined in Instruction 1(a)(iii) of 17 CFR §229.404(a)) of a director, officer or shareholder;
d.	enter into or be a party to a transaction with any director, officer, employee, or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person;
e.	hire, fire, or change the compensation of the executive officers, including approving any option grants;
f.	change its principal business, enter new lines of business, or exit the current line of business;
g.	sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;
h.	enter into the sale of all or substantially all of the assets and property of Tradition, a merger, or a change of control;
i.	authorize, adopt or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, reorganization or similar transaction involving Tradition; or
j.	issue additional equity securities, debt securities, or warrants or options to purchase the same.

The Tradition Sellers and Mr. Davis agreed that the MSPA would be assignable to APSI. The MSPA also contained a form promissory note, a form assignment and pledge of stock agreement, and a form contract assignment agreement as attachments.

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Promissory Notes

The Promissory Notes were entered into on December 28, 2022 between Mr. Davis and each Tradition Seller. The terms of the three promissory notes are below:

(i)	Mr. Davis agreed to pay Timothy E. Evans Ten Million Two Hundred Sixty-Eight Thousand Seven Hundred Thirty-Eight and 31/100 U.S. Dollars ($10,268,738.31) together with interest thereon, for his 270,001 shares of Tradition;

(ii)	Mr. Davis agreed to pay James L. Evans Eight Million Five Hundred Six Thousand Four Hundred Forty and No/100 U.S. Dollars ($8,506,440.00) together with interest thereon, for his 224,000 shares of Tradition;

(iii)	Mr. Davis agreed to pay Bulwark Capital, L.L.C. Five Million Three Hundred Sixteen Thousand Eight Hundred Sixty and No/100 U.S. Dollars ($5,316,860.00) together with interest thereon, for its 206,000 shares of Tradition;

(iv)	The Tradition Sellers’ consent to Mr. Davis’ sale of the T-Shares to APSI is conditioned upon APSI’s assumption of all of Mr. Davis’ obligations under the promissory notes;

(v)	The principal and interest shall be payable in sixteen (16) consecutive installments commencing on the ninetieth (90th) day following the date on which the registration by APSI of its securities with the SEC has been qualified or declared effective and continuing every ninetieth 90thday thereafter;

(vi)	Mr. Davis shall be responsible for interest, which shall accrue daily on the outstanding principal amount of the promissory notes (and on any past-due interest payment) at a rate of three percent (3.0%) per annum commencing on the date that the SEC declares the registration of APSI’s securities effective; and

(vii)	In addition to exercising any rights each Tradition Seller has been granted by Mr. Davis under their respective assignment and pledge of stock agreements, as described below, Mr. Davis authorizes the Tradition Sellers to seek any other legal means of collection if Mr. Davis is in default of their respective promissory notes.

The description of the Promissory Notes issued by Mr. Davis to Timothy E. Evans, James L. Evans, and Bulwark Capital, L.L.C. are qualified by reference to the full text of the conformed copies of such documents attached to this Registration Statement as Exhibit 10.33, Exhibit 10.34, and Exhibit 10.35 respectively.

Assignment and Pledge of Stock Agreements

The assignment and pledge of stock agreements were entered into on December 28, 2022 by and between Mr. Davis and each of the Tradition Sellers. These agreements secured the indebtedness, related to the Promissory Notes. Per these agreements, the Tradition Sellers have a security interest in the T-Shares until their respective Promissory Notes are paid in full. Also, per this agreement, default occurs if their respective Promissory Notes, assignment and pledge of stock agreements, or the MSPA are defaulted on, or if the T-Shares are sold or transferred, without written consent of the respective Tradition Seller, to anyone other than APSI.

The description of the assignment and pledge of stock agreements by and between Mr. Davis and Timothy E. Evans, James L. Evans, and Bulwark Capital, L.L.C. are qualified by reference to the full text of the conformed copies of such documents attached to this Current Report on Form 8-K as Exhibit 10.36, Exhibit 10.37, and Exhibit 10.38 respectively.

The contract assignment agreement is described below.

Contract Assignment Agreement

Simultaneously with the SPA, on December 28, 2022, APSI and Mr. Davis signed a “Contract Assignment” agreement that assigned Mr. Davis’ rights in the right, title and interest in, to and under the MSPA to APSI, provided that APSI expressly assume all of the obligations of Mr. Davis under the MSPA, the Promissory Notes, and the assignment and pledge of stock agreements between Mr. Davis and each Tradition Seller.

The SPA and MSPA closed on December 28, 2022 (the “Closing”). As a result of the Closing, Tradition became a wholly owned subsidiary of APSI.

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The aforementioned agreements included customary representations, warranties, and covenants by the respective parties and conditions.

The descriptions of the SPA, MSPA, and Contract Assignment agreement are qualified by reference to the full text of the conformed copies of such documents, which are attached as Exhibit 2.1, Exhibit 2.2, and Exhibit 2.3, respectively.

Karr Transportation Asset Purchase

On July 27, 2022, Tradition’s wholly owned subsidiaries, Tradition Transportation, L.L.C. and Tradition Leasing Systems, L.L.C. (together the “Purchaser”), both subsidiaries discussed in more detail below, entered into an asset purchase agreement (“Karr Asset Purchase Agreement”) with Karr Transportation, Inc., an Arkansas corporation, Beers Investment Group, LLC, an Arkansas limited liability company, and its shareholders, Kelly Beers and Albert Beers (“Karr Sellers”). As a result of this agreement, Tradition acquired the following:

(i)	25 tractors for $3,500,000. 1 is a Kenworth T680M made in 2014; 5 are Kenworth T680Ms made in 2020; 5 are Freightliner Cascadias made in 2021; 8 are Freightliner Cascadias made in 2022; 4 are Kenworth T680s made in 2020; and 2 are Izuzu NPRs made in 2015 and 2019.
(ii)	35 Utility Reefer Trailers for $3,000,000. 15 are 3000Rs or similar and made in 2019; 5 are 3000Rs and made in 2021; and 15 are VS2RAs and made in 2021.
(iii)	The ability to offer employment to 18 drivers for a placement fee of $5,000, if an offer is accepted.
(iv)	The ability to offer employment to 1 mechanic for a placement fee of $5,000, if an offer is accepted.
(v)	The ability to offer employment to 7 operational employees for a placement fee of $5,000, if an offer is accepted.
(vi)	All of the miscellaneous personal property used by Karr Sellers in connection with the Business, including, without limitation, furniture, fixtures, equipment and other tangible personal property, as well as all books and records relating to the Assets, including, without limitation, purchase information, warranty information, maintenance and repair information, operation history, title and registration, and accounting information shall be transferred by Sellers to Purchaser for the sum of $1.00.

Per the Karr Asset Purchase Agreement, the parties entered into two separate agent agreements, one with Tradition Transportation Company, L.L.C. (“Trucking Agent Contract”) and one with Freedom Freight Solutions, L.L.C. (“Freedom Agent Contract”) for the total consideration of $200,000. Both Agreements provide a cap on commissions of $3,299,999, minus any payments for drivers, mechanics, or operating staff (“Cap”).

The Trucking Agent Contract provides that the Karr Sellers, having substantial experience in the freight motor carrier industry and having customers, who have freight shipping needs for their cargo of general commodities, would refer their customers to Tradition Trucking Company, LLC for a commission of six percent (6%) of line-haul revenues on Tradition Transportation Company, LLC assets. The aforementioned commission is subject to (a) Line Haul Revenue being defined as the “Freight Charge” and/or “Pay Gross” within Tradition Transportation, L.L.C.’s software system, and Line Haul does not include additional charges for fuel surcharge, accessorial charges, project management, detention, tarping, stop offs, etc., and (b) revenues, excluding any amounts not paid within 90 days from the date of invoice, or amounts collected by Tradition Transportation, L.L.C. with the assistance of an outside collection agency or an attorney.

The Freedom Agent Contract provides that the Karr Sellers, having substantial experience in the freight motor carrier industry and having customers, who have transportation brokerage service needs for their cargo of general commodities, would refer their customers to Freedom Freight Solutions, LLC for a commission of six percent (6%) of the margin on revenues generated through Freedom Freight Solutions, LLC.

Finally, the Purchaser and Karr Sellers agreed to enter into a mutually agreeable lease for use of the property commonly known as 4106 Highway 62 East, Mountain Home, Arkansas 72653, at the rate of three thousand dollars ($3,000) per month for the office space and one thousand five hundred dollars ($1,500) per month for the repair shop space. The term of the lease was six (6) months from the date of Closing, with Purchaser having the right to extend the term under the same terms and costs for two (2) additional six (6) month periods. Intent is for current dispatch and operations offices, two (2) additional offices occupied by accounting, and non-exclusive use of the break area, kitchen and restrooms; together with the three (3) bay maintenance facility, office currently used, and up to ten (10) parking spaces for semi-trucks and trailers (additional to employee and customer parking).

The Karr Asset Purchase Agreement has a term of the lesser of a period ending upon payment of the Cap, and a period of 5 years. Otherwise, at the written option of the parties, the Karr Asset Purchase agreement may be terminated by either party upon 30 days written notice. The Karr Asset Purchase Agreement is qualified by reference to the full text of the document attached as Exhibit 10.4 to this Current Report on Form 8-K.

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EDSCO Purchase and Sale

On January 31, 2022, Tradition’s wholly owned subsidiary, Anthem Anchor Bolts & Fasteners, LLC (“Anthem”), discussed in more detail below, and EDSCO Holding Company, LLC (“EDSCO”) entered into an asset purchase and sale agreement. In this agreement, Anthem acquired the following inventory and equipment of EDSCO Holding Company, LLC for the purchase price of $447,918.52 (the “EDSCO Purchase Price”): a 2011 Chevy Truck, a Trailer, a Nissan forklift, a Yale forklift, a Clark Forklift, a 250 Amp Mig Welder, a 2 1/2 Double head landis Threader, a 1 1/4 single head landis, a 1 1/4 rotary bender, a 200 ton Bulldozer, a do all saw, a Tesker 236 threader, a Tesker 215 roll threader, a Tesker 210 roll threader, a Reed B 112 Roll threader, a Landis Lanurol roll threader, a Plasma table, a Landis cut threader, a Floor scale, an additional 250 amp mig welder, various tools, a Bar Snapper, a Plasma Water Table, a Small bending unit, a Pallet Racking machine, and a Mult-function Printer (altogether the “EDSCO Assets”).

The EDSCO Purchase Price was paid by wire transfer initiated on February 7, 2022 and EDSCO delivered to Anthem a bill of sale to transfer and vest in Anthem good and marketable title to the EDSCO Assets, free and clear of all encumbrances. EDSCO had been operating at 300 East Railroad Street, Waterloo, DeKalb County, Indiana 46793 (the “EDSCO Location”). As part of the closing, the owner of the EDSCO Location provided Tradition until September 30, 2022, to relocate. The rent paid to the owner of the property was paid up-front.

Anthem was relocated to 210 South Progress Drive, Kendallville, Indiana 46755, further discussed in “Item 3. Properties.” Anthem, due to this acquisition, is a manufacturer of bolts, nuts, and fasteners, and creates custom plates, cages, and embeds. The asset purchase and sale agreement between EDSCO Holding Company, LLC and Anthem Anchor Bolts and Fasteners, LLC is qualified by reference to the full text of the full document attached as Exhibit 10.3 to this Current Report on Form 8-K.

Wholly Owned Subsidiaries

Tradition Transportation Company, L.L.C.

Tradition Transportation Company, L.L.C. was organized as an Indiana Limited Liability Company on January 22, 2016. Through this subsidiary, Tradition operates its tractor and trailer fleets, which are discussed below.

Tradition Leasing Systems, L.L.C.

Tradition Leasing Systems, L.L.C. was organized as an Indiana Limited Liability Company on September 17, 2016. Through this subsidiary Tradition engages in equipment acquisition and disposition.

Tradition Logistics, L.L.C.

Tradition Logistics, L.L.C. was organized as an Indiana Limited Liability Company on January 1, 2016. This subsidiary operates six (6) warehouses with four (4) in Indiana, specifically Angola, Indianapolis, Greenfield, and Greenwood; and two (2) located in Georgia, specifically Statesboro and Savannah, and provides time-sensitive warehousing, logistics and freight management to all 48 continental states and, as needed, internationally (into Mexico and Canada).

Freedom Freight Solutions, LLC

Freedom Freight Solutions, L.L.C. was organized as an Indiana Limited Liability Company on May 3, 2018. This subsidiary identifies and qualifies third party carriers, and connects the loads to the drivers.

Tradition Transportation Sales & Service, Inc.

Tradition Transportation Sales & Service, Inc. was organized as an Indiana Limited Liability Company on September 17, 2015. This subsidiary is principally engaged in providing mechanical repair and maintenance services for tractors and trailers that Tradition utilizes. It operates with the primary focus of maintenance cost reduction, expediting redeployment of equipment, and to serve as a back-stop to safety vehicle inspections.

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Anthem Anchor Bolts and Fasteners, LLC

Anthem Anchor Bolts and Fasteners, LLC was organized as an Indiana Limited Liability Company on January 21, 2022, for the transaction with EDSCO Holding Company, LLC, as described above. This was formed as a small exploratory step into the supply of metal bolts, nuts, and other industrial fasteners. This company will serve Tradition Transportation Sales & Service, Inc. as a vendor.

Industry Overview, Competition, and Market Opportunity

Trucking is the primary means of serving the North American transportation market. Trucking continues to attract shippers due to the mode’s cost advantages relative to air transportation and flexibility relative to rail. Truckload growth is largely tied to U.S. economic activity such as GDP growth and industrial production and moves in line with changes in sales, inventory and production within various sectors of the U.S. economy, including manufactured goods, construction products and bulk commodities.

The U.S. truckload industry sector comprises the use of dry van and specialty equipment. Both dry van and specialty equipment are used to transport goods over a long-haul and on a regional basis. Dry van carriers represent an integral component of the transportation supply chain for most retail and manufactured goods in North America. Specialty carriers employ equipment such as flat-bed trucks, temperature-controlled trailers, over-sized trailers and bulk transport, dump, and waste equipment. These carriers can transport temperature-controlled products and bulk commodities such as specialty chemicals and petrochemicals. Specialty equipment offering is characterized by higher equipment costs and more extensive driver training requirements relative to dry van offerings, resulting in higher barriers to entry and creating opportunities for differentiated value propositions for customers.

The American Trucking Associations (“ATA”) has published, on its website, https://www.trucking.org/economics-and-industry-data, the following information, regarding trends in the truck freight industry in 2021:

(i)	Trucks moved nearly 72.2% of the United States of America’s freight by weight

(ii)	Gross freight revenues from trucking amounted to $875.5 billion dollars, which represents 80.8% of the revenue generated by the freight industry

(iii)	Trucks transported 66.1% of the value of surface trade between the U.S. and Canada and 82.7% between the U.S. and Mexico in 2021

The ATA also published that, as of June 2022, 95.7% of fleets operate ten or fewer trucks and 99.7% operate less than 100, and the number of for-hire carriers on file with the Federal Motor Carrier Safety Administration totaled 1,102,799, private carriers totaled 718,594, there were 153,191 carriers identified as both for-hire and private carriers, and other interstate motor carriers totaled 37,718.

As seen above, the U.S. truckload industry is large and fragmented, characterized by many small carriers. Some of Tradition’s competitors include J.B. Hunt, Old Dominion Freight Line, Schneider, ACME Truck Line Inc., Crete Carrier, C.H. Robinson, CRST, Knight Logistics, Swift, and Werner Enterprises.

Regulations and initiatives to improve the safety of the U.S. trucking industry have impacted industry dynamics. Tradition believes the recent trend is for industry regulation to become progressively more restrictive and complex, which constrains the overall supply of trucks and drivers in the industry. See “Regulation” below for more information on the regulatory environment of the industry. Tradition believes smaller carriers will likely be challenged to maintain the utilization required for acceptable profitability under this regulatory framework.

Because the trucking industry is very fragmented, with most carriers operating ten or fewer trucks, and highly regulated, as described below in “Regulation,” Tradition believes that this industry primed for consolidation.

Tradition’s Service Offerings

Freight transportation services, brokerage services, equipment leasing services, and warehouse leasing are Tradition’s main services offerings.

Due to the EDSCO Purchase and Sale described above, Tradition has entered the manufacturing space and now manufactures bolts, nuts, and fasteners, and create custom plates, cages, and embeds. Tradition’s manufacturing business is described later in “Manufacturing” and includes information related to Tradition’s customers, competition, vendors, and the industry.

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Freight Transportation Services

Tradition’s “Freight Transportation Services” consist of the outbound and inbound movement of freight and make up about 50% of its total revenue, as of its fiscal year ended December 31, 2021. Tradition offers dry van, temperature-controlled, and flatbed specialized transportation services across all 48 contiguous states. The description of Tradition’s fleet and trailers is described in more detail below in “Tractor and Trailer Fleets.”

Brokerage Services

Tradition’s “Brokerage Services” make up about 35% of its total revenue, as of its fiscal year ended December 31, 2021. These services include freight management, fulfillment, relabeling and repackaging, outbound logistics, supply chain management, warehouse management, inventory management, and shipment and tracking notification.

Equipment Leasing Services

Tradition’s “Equipment Leasing Services” consist of the financing of owner-operator trucks and make up about 7% of its total revenue, as of its fiscal year ended December 31, 2021. Tradition offers a variety of leasing options including long-term, short-term, subleasing options. Customers can also purchase equipment from Tradition. Customers can lease or purchase late-model power units from Kenworth, Peterbilt, and Freightliner. Tradition also offers leasing on state-of-the-art trailers from Wabash, and Great Dane. Tradition’s leasing system’s state of the art financial management technology helps simplify the leasing process.

Warehouse Leasing Services

Tradition’s “Warehouse Leasing Services” make up about 8% of its total revenue, as of its fiscal year ended December 31, 2021. Tradition has six (6) warehouses with four (4) in Indiana, specifically Angola, Indianapolis, Greenfield, and Greenwood; and two (2) located in Georgia, specifically Statesboro and Savannah. The warehouses provide more than 1.8 million sq. ft. of warehouse compacity, specifically:

Angola Office	135,500 sq. ft.	Franklin (Indianapolis) Office	156,960 sq. ft.

Greenfield Fulfillment Center	432,000 sq. ft.	Greenwood Warehouse	584,820 sq. ft.

Statesboro Warehouse	205,934 sq. ft.	Savannah Port Facility	311,265 sq. ft.

Services include warehousing and fulfillment, and drayage, or the moving of freight from a container ship to a warehouse.

Tractor and Trailer Fleets

Tradition operates a fleet of approximately 162 company-owned tractors and approximately 303 trailers. Additionally, Tradition leases approximately 64 tractors and 248 trailers. Tradition’s tractor fleet includes technology including electronic logging devices (“ELDs”), electronic speed limiters, electronic roll stability, and Samsara forward facing dash cams. Each of Tradition’s company tractors is also equipped with onboard communication units that offer real time freight positioning to its customers and instant communication between its drivers and Tradition.

Tractors and trailers represent Tradition’s most substantial capital investments. In general, Tradition expects to operate a tractor for approximately 3 years and 360,000 miles of operation, and trailers for approximately 10 years of operation. Tradition depreciates or finances its equipment over their useful lives and down to salvage values that Tradition expects to represent fair market value at the expected time of sale. Tradition’s ongoing capital expenditures are significant, and its annual depreciation expense is expected to be approximately equal to maintenance capital expenditures, net of proceeds of dispositions, assuming a constant percentage of leased versus owned equipment and a constant trade cycle.

Tradition’s company tractors have an average model year of 2020 and its trailers have average model year of 2017, as of December 28, 2022.

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Tradition’s Competitive Strengths

Tradition’s management and the diversification of its business model are its primary strengths. Tradition’s service offerings are based in assets and non-assets. Tradition manages its customer portfolio through type of products and services by each customer and by percentage of business Tradition will do with each customer based on annual sales and product types. Tradition is managed this way to allow it to balance its annual revenues, and have the ability to grow and gain market share. Tradition’s technology and management teams are guided through this process as Tradition reviews its operations quarterly with its business development teams and operations management.

Tradition’s competitive strengths provide it with a strong foundation to continue to improve its profitability and stockholder value and are discussed in more detail below:

Complementary mix of services to afford flexibility and stability throughout economic cycles

Tradition’s service offerings have unique characteristics and are subject to differing market forces, which Tradition believes allows it to respond effectively through economic cycles.

Tradition’s Freight Transportation Services, Brokerage Services, Warehousing Leasing Services, and Equipment Leasing Services involve assets and non-assets. These services, along with Tradition’s manufacturing business, complement and support one another, and create opportunities for cross selling.

Technology

Tradition has integrated general and industry-specific technology into its front and back-end office operations, allowing Tradition to run efficiently and effectively. Tradition is focused on continual implementation of the digital initiatives that Tradition believes are re-engineering it to be a market leader in growth and profitability over the next decade. Some examples of the technologies that Tradition uses are as follows:

(i)	Samsara’s “to-the-second” GPS tracking and smart geofencing provides best-in-class visibility to improve route performance.

(ii)	SkyBlitz provides commercial telematics, focused on solutions for enterprise and local fleets, tank monitoring and petroleum logistics

(iii)	Tradition is currently using Transport Pro as its TMS (Transportation Management Software); however, Tradition is in the middle of converting to TMW by Trimble Transportation Enterprise Solutions, Inc. for its transportation management solutions.

(iv)	Camelot Software, provides warehouse management systems.

Diverse and resilient customer base

Tradition maintains a diverse customer base that fall within a broad spectrum of geographies and end markets. Tradition’s customers are described in more detail below.

Maintenance system designed to optimize life cycle investment and minimize operating costs

Tradition’s fleet represents its largest capital investment, a visible representation of Tradition’s brand for customers and drivers and a large portion of its controllable costs. Tradition selects, maintains and disposes of its fleet based on rigorous analysis of its investments and operating costs.

Over the past several years, Tradition has developed a disciplined and effective maintenance program designed to actively manage these assets based on the amount of miles a tractor is driven for preventive maintenance and replacement of parts. Tradition’s owned and lease-purchase units are serviced at approved vendors according to its Maintenance Program Schedule: (1) A Service – Performed every 35,000 miles, (2) B Service – Performed every 17,500 miles, (3) C Service – Performed every 250,000 miles, and (4) D Service – Performed every 150,000 miles. Tradition believes this approach, coupled with its approved vendors, helps it effectively manage its maintenance cost per mile, keeps drivers on the road efficiently and creates an attractive asset and record for resale.

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Motivated management team focused on tactical execution and leadership in the truckload market

Tradition’s senior corporate staff has a combined 110 years of industry knowledge and experience. Tradition’s Chief Executive Officer, Timothy E. Evans, has over 30 years of experience in the transportation and warehousing industry. Joseph Montel, Tradition’s company Secretary and General Counsel has nearly 30 years of experience in transportation, banking, corporate, securities, and real estate. James L. Evans, Tradition’s Vice President, has been involved in the transportation, logistics, and warehousing industry for more than 30 years. Joseph M. Davis, Tradition’s Chief Operating Officer, has more than 20 years of experience in the industry and has been on the operations side for most of that time. Tradition believes its leadership team is well-positioned to execute its strategy and remains a key driver of its financial and operational success.

Customer Relationships

Tradition maintains a diverse customer base that includes a large base of nearly 500 active customers, including Meijer Distribution, Inc. Therma-Tru Corp., Dunham’s Distribution Center, Bridgestone, and C.H. Robinson. Tradition’s customers fall within a broad spectrum of geographies and end markets, including building materials, transportation, automotive, manufacturing, grocery stores, containers and packaging, and food and drink. For the fiscal year ended December 31, 2021, Tradition’s largest customer accounted for approximately 13% of Tradition’s revenue.

Tradition’s Business Strategies

Tradition believes it possesses the ability to scale, infrastructure and service offerings to compete effectively in its markets, its opportunity for further improvement is significant, and its strategies are designed to enhance stockholder value.

Improve profitability and grow revenue

(i)	Improve asset productivity by using advanced technology to optimize dispatch miles in all cycles and actively upgrade freight mix when volumes permit

(ii)	Control non-essential costs and seek efficiencies throughout the enterprise

(iii)	Pursue driver training and safety initiatives as a core value

(iv)	Continue to leverage Tradition’s service mix to manage through all market cycles

(v)	Grow Tradition’s revenue base organically and prudently with a focus on cross-selling its services with existing customers and pursuing new customer opportunities

Strategic investments and growth strategies

(i)	Tradition currently invests and plans to continue investing in infrastructure as well as administrative/operational and driver recruitment personnel to maintain growth

(ii)	Tradition has a goal of acquiring 200 plus tractors and 400 trailers in 2023 and 2024, through merger and acquisitions opportunities

(iii)	Tradition plans to open deployment centers in Indianapolis Indiana, Savannah Georgia, Nashville Tennessee, and Dallas Texas in 2023 and 2024

(iv)	Tradition looks to acquire a warehouse facility, in Indiana, in 2023 for warehouse operations only, and plans to relocate main operations to a new location in Indiana with the acquisition or construction of new facility

(v)	Tradition plans to explore strategic mergers and acquisitions opportunities in 2023 and 2024 for the additions of terminals in Dallas, TX, the southeastern U.S. and the pacific coast to facilitate driver recruitment, reseating, and related opportunities

(vi)	Tradition plans to determine which marketing platforms provide the best return for its multiple services and products, and Tradition plans to invest in the diversification of its marketing. Tradition currently invest in social media, websites, hub spot CRM platform, trade shows and brochures as Tradition scales its sales force internally and nationally

(vii)	Tradition plans to invest in and grow its manufacturing business and launch U-bolt manufacturing to add more diversification to its products

(viii)	Tradition plans to invest in and grow its drayage business.

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Owner operators

In addition to the company drivers that Tradition employs, it enters into contracts with independent contractors or owner operators, to many of whom Tradition leases tractors. Owner operators may operate their own tractors and provide their services to Tradition under contractual arrangements. Except for generally providing owner operators with the use of its trailers, owner operators are responsible for the ownership and operating expenses of their tractors, and are compensated by Tradition primarily on a rate per mile basis. By operating safely and productively, independent contractors can improve their own profitability and Tradition’s. Tradition believes that the fleet of independent contractors it engages provides significant advantages that primarily arise from the motivation of business ownership. Owner operators tend to produce more miles per tractor per week. As of December 28, 2022, Tradition has approximately 132 owner operators.

Owner operators have access to medical, dental and vision insurance, as well as safety and referral bonus programs.

Human Capital Resources

General

As of December 28, 2022, Tradition has two hundred and fifteen (215) full-time employees. Sixty (60) of the full-time employees are its drivers, and one-hundred twenty-two (122) are office personnel. Tradition also has one hundred and thirty two (132) owner operator drivers. None of Tradition’s employees are covered by a collective bargaining agreement.

To attract and retain the best-qualified talent, Tradition offers competitive benefits, including, medical, dental and vision insurance, as well as life insurance and a 401k. Owner operators have access to medical, dental and vision insurance, as well as safety and referral bonus programs.

In addition to Tradition’s hiring criteria, its tractors are equipped with electronic speed limiters, automatic transmissions, lane departure and collision warning systems, air disc brakes and high performance wide brake drums, electronic roll stability and, more recently, forward-facing cameras.

Trademarks

Tradition has a word mark and a design mark on “Tradition Transportation Company, LLC,” which were registered on March 12, 2019.

Regulation

Transportation Regulations

Tradition’s operations are regulated and licensed by various government agencies, including the Department of Transportation (“DOT”), Environmental Protection Agency (“EPA”) and the Department of Homeland security (“DHS”). These and other federal and state agencies also regulate Tradition’s equipment, operations, drivers and third-party carriers.

The DOT, through the Federal Motor Carrier Safety Administration (“FMCSA”), imposes safety and fitness regulations on Tradition and its drivers, including rules that restrict driver hours-of-service. Changes to such hours-of-service rules can negatively impact Tradition’s productivity and affect its operations and profitability by reducing the number of hours per day or week its drivers may operate and/or disrupt Tradition’s network. However, in August 2019, the FMCSA issued a proposal to make changes to its hours-of-service rules that would allow truck drivers more flexibility with their 30-minute rest break and with dividing their time in the sleeper berth. It also would extend by two hours the duty time for drivers encountering adverse weather, and extend the short haul exemption by lengthening the drivers’ maximum on-duty period from 12 hours to 14 hours.  In June 2020 the FMCSA adopted a final rule substantially as proposed, which became effective in September 2020. Certain industry groups have challenged these rules in court, and it remains unclear what, if anything, will come from such challenges. Any future changes to hours-of-service rules could materially adversely affect Tradition’s results of operations and profitability.

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There are two methods of evaluating the safety and fitness of carriers. The first method is the application of a safety rating that is based on an onsite investigation and affects a carrier’s ability to operate in interstate commerce. Tradition currently has a satisfactory DOT safety rating for Tradition’s U.S. operations under this method, which is the highest available rating under the current safety rating scale. If Tradition were to receive a conditional or unsatisfactory DOT safety rating, it could materially adversely affect its business, as some customers and potential customers may not want to utilize the services of a carrier with such a rating. In January 2016, the FMCSA published a Notice of Proposed Rulemaking outlining a revised safety rating measurement system, which would replace the current methodology. Under the proposed rule, the current three safety ratings of “satisfactory,” “conditional” and “unsatisfactory” would be replaced with a single safety rating of “unfit,” and a carrier would be deemed fit when no rating was assigned. Moreover, the proposed rules would use roadside inspection data in addition to investigations and onsite reviews to determine a carrier’s safety fitness on a monthly basis. Under the current rules, a safety rating can only be given upon completion of a comprehensive onsite audit or review. Under the proposed rules, a carrier would be evaluated each month and could be given an “unfit” rating if the data collected from roadside inspections, investigations and onsite reviews did not meet certain standards. The proposed rule underwent a public comment period extending into May 2016 and several industry groups and lawmakers have expressed their disagreement with the proposed rule, arguing that it violates the requirements of the Fixing America’s Surface Transportation Act (the “FAST Act”), and that the FMCSA must first finalize its review of the Compliance, Safety, Accountability program (“CSA”) scoring system, described in further detail below. Based on this feedback and other concerns raised by industry stakeholders, in March 2017, the FMCSA withdrew the Notice of Proposed Rulemaking related to the new safety rating system. In its notice of withdrawal, the FMCSA noted that a new rulemaking related to a similar process may be initiated in the future. Therefore, it is uncertain if, when or under what form any such rule could be implemented. The FMCSA has also indicated that it is in the early phases of a new study on the causation of crashes. Although it remains unclear whether such study will ultimately be completed, the results of such study could spur further proposed and/or final rules in regard to safety and fitness.

In addition to the safety rating system, the FMCSA has adopted the CSA program as an additional safety enforcement and compliance model that evaluates and ranks fleets on certain safety-related standards. The CSA program analyzes data from roadside inspections, moving violations, crash reports from the last two years and investigation results. The data is organized into seven categories. Carriers are grouped by category with other carriers that have a similar number of safety events (e.g., crashes, inspections or violations) and carriers are ranked and assigned a rating percentile to prioritize them for interventions if they are above a certain threshold. Currently, these scores do not have a direct impact on a carrier’s safety rating. However, the occurrence of unfavorable scores in one or more categories may (i) affect driver recruiting and retention by causing high-quality drivers to seek employment with other carriers, (ii) cause Tradition’s customers to direct their business away from Tradition and to carriers with higher fleet rankings, (iii) subject Tradition to an increase in compliance reviews and roadside inspections, (iv) cause Tradition to incur greater than expected expenses in Tradition’s attempts to improve unfavorable scores or (v) increase Tradition’s insurance expenses, any of which could adversely affect Tradition’s results of operations and profitability.

Under the CSA, these scores were initially made available to the public in five of the seven categories. However, pursuant to the FAST Act which was signed into law in December 2015, the FMCSA was required to remove from public view the previously available CSA scores while it reviews the reliability of the scoring system. During this period of review by the FMCSA, Tradition will continue to have access to its own scores and will still be subject to intervention by the FMCSA when such scores are above the intervention thresholds. A study was conducted and delivered to the FMCSA in June 2017 with several recommendations to make the CSA program more fair, accurate, and reliable. In late June 2018, the FMCSA provided a report to Congress outlining the changes it may make to the CSA program in response to the study. Such changes include the testing and possible adoption of a revised risk modeling theory, potential collection and dissemination of additional carrier data and revised measures for intervention thresholds. The adoption of such changes is contingent on the results of the new modeling theory and additional public feedback. Therefore, it is unclear if, when and to what extent such changes to the CSA program will occur. However, any changes that increase the likelihood of Tradition receiving unfavorable scores could materially adversely affect Tradition’s results of operations and profitability.

In May 2020 the FMCSA announced that effective immediately it is making permanent a pilot program that will not count a crash in which a motor carrier was not at fault when calculating the carrier’s safety measurement profile, called the Crash Preventability Demonstration Program (“CPDP”). The CPDP will expand the types of eligible crashes, modify the Safety Measurement System to exclude crashes with not preventable determinations from the prioritization algorithm and note the not preventable determinations in the Pre-Employment Screening Program. Under the program, carriers with eligible crashes that occurred on or after August 2019, may submit a Request for Data Review with the required police accident report and other supporting documents, photos or videos through the FMCSA’s DataQs website. If the FMCSA determines the crash was not preventable, it will be listed on the Safety Measurement System but not included when calculating a carrier’s Crash Indicator Behavior Analysis and Safety Improvement Category measure in SMS. Additionally, the not preventable determinations will be noted on a driver’s Pre-Employment Screening Program report.

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The final rule requiring the use of ELDs was published in December 2015. This rule required drivers of commercial motor vehicles that are required to keep logs to be ELD-compliant by December 2017. Use of automatic onboard recording devices was permitted until December 2019, at which time use of ELDs became required. Tradition was fully converted to ELDs by the December 2019 deadline. Tradition believes that more effective hours-of-service enforcement under this rule may improve Tradition’s competitive position by causing all carriers to adhere more closely to hours-of-service requirements.

In December 2016, the FMCSA issued a final rule establishing a national clearinghouse for drug and alcohol testing results and requiring motor carriers and medical review officers to provide records of violations by commercial drivers of FMCSA drug and alcohol testing requirements. Motor carriers are required to query the clearinghouse to ensure drivers and driver applicants do not have violations of federal drug and alcohol testing regulations that prohibit them from operating commercial motor vehicles. The final rule became effective in January 2017, with a compliance date in January 2020. In December 2019, however, the FMCSA announced a final rule extending by three years the date for state driver’s licensing agencies to comply with certain Drug and Alcohol Clearinghouse requirements. The December 2016 commercial driver’s license rule required states to request information from the Clearinghouse about individuals prior to issuing, renewing, upgrading or transferring a CDL. This new action will allow states’ compliance with the requirement, which was set to begin January 2020, to be delayed until January 2023. That being said, the FMCSA has indicated it will allow states the option to voluntarily query Clearinghouse information beginning January 2020. The compliance date of January 2020 remained in place for all other requirements set forth in the Clearinghouse final rule; however, upon implementation, the rule may reduce the number of available drivers in an already constrained driver market. Pursuant to a new rule finalized by the FMCSA, effective November 2021, states are required to query the Clearinghouse when issuing, renewing, transferring, or upgrading a commercial driver’s license and must revoke a driver’s commercial driving privileges if such driver is prohibited from driving a motor vehicle for one or more drug or alcohol violations.

In September 2020, the Department of Health and Human Services (“DHHS”) announced proposed mandatory guidelines to allow employers to drug test truck drivers and other federal workers for pre-employment and random testing using hair specimens. However, the proposal also requires a second sample using either urine or an oral swab test if a hair test is positive, if a donor is unable to provide a sufficient amount of hair for faith-based or medical reasons, or due to an insufficient amount or length of hair. The proposal specifically requires that the second test be done simultaneously at the collection event or when directed by the medical review officer after review and verification of laboratory-reported results for the hair specimen. DHHS indicated the two-test approach is intended to protect federal workers from issues that have been identified as limitations of hair testing, and related legal deficiencies identified in two prior court cases. The ATA has voiced concerns with the new guidelines, characterizing them as “weak” and “misguided,” and specially taking issue with the second sample requirement, which the ATA feels diminishes the value of hair testing. It is unclear if, and when, a final rule may be put in place. Any final rule may reduce the number of available drivers. Tradition currently performs urine testing and will continue to monitor any developments in this area to ensure compliance.

Other rules have been recently proposed or made final by the FMCSA, including (i) a rule requiring the use of speed limiting devices on heavy duty tractors to restrict maximum speeds, which was proposed in 2016, and (ii) a rule setting forth minimum driver-training standards for new drivers applying for commercial driver’s licenses for the first time and to experienced drivers upgrading their licenses or seeking a hazardous materials endorsement, which was made final in December 2016, with a compliance date in February 2020. However, in May 2020, the FMCSA approved an interim rule delaying implementation of the final rule by two years which extended the compliance date to February 2022. In July 2017, the DOT announced that it would no longer pursue a speed limiter rule, but left open the possibility that it could resume such a pursuit in the future. In May 2021, however, the Cullum Owings Large Truck Safe Operating Speed Act was reintroduced into the U.S. House of Representatives and would require commercial motor vehicles with a gross weight of more than 26,000 pounds to be equipped with a speed limiter that would limit the vehicle’s speed to no more than 65 M.P.H. The effect of these rules, to the extent they become effective, could result in a decrease in fleet production and driver availability, either of which could materially adversely affect Tradition’s business, financial condition and results of operations.

The Infrastructure Investment and Jobs Act (“IIJA”), signed into law by President Biden in November 2021, created an apprenticeship program for drivers younger than 21 to eventually qualify to drive commercial trucks in interstate commerce. The provision drew certain mechanics from the bills introduced in Congress in 2019 related to lowering the age requirements for interstate commercial driving. The FMCSA announced the establishment of this apprenticeship program in January 2022 in an effort to help the industry’s ongoing driver shortage. The program is open to 18 to 20-year-old drivers who already hold intrastate commercial driver’s licenses and sets a strict training regimen for participating drivers and carriers to comply with. Motor carriers interested in participating must complete an application for participation and submit monthly data on an apprentice’s driver activity, safety outcomes, and additional supporting information. It remains unclear whether any regulatory changes will stem from the apprenticeship program.

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In December 2018, the FMCSA granted a petition filed by the ATA and in doing so determined that federal law does preempt California’s wage and hour laws, and interstate truck drivers are not subject to such laws. The FMCSA’s decision has been appealed by labor groups, and multiple lawsuits have been filed in federal courts seeking to overturn the decision. In January 2021, the Ninth Circuit upheld the FMCSA’s determination that federal law does preempt California’s meal and rest break laws, as applied to drivers of property-carrying commercial motor vehicles. Other current and future state and local wage and hour laws, including laws related to employee meal breaks and rest periods, may also vary significantly from federal law. Further, driver piece rate compensation, which is an industry standard, has been attacked as non-compliant with state minimum wage laws and lawsuits have recently been filed and/or adjudicated against carriers demanding compensation for sleeper berth time, layovers, rest breaks and pre-trip and post-trip inspections, the outcome of which could have major implications for the treatment of time that drivers spend off-duty (whether in a truck’s sleeper berth or otherwise) under applicable wage laws. Both of these issues adversely impact Tradition and the industry as a whole, with respect to the practical application of the laws, thereby resulting in additional cost. As a result, Tradition, along with other companies in Tradition’s industry, are subject to an uneven patchwork of wage and hour laws throughout the United States. In the past, certain legislators have proposed federal legislation to preempt state and local wage and hour laws; however, passage of such legislation is uncertain. Tradition’s fleet currently complies with all local laws.

Tax and other regulatory authorities, as well as independent contractors themselves, have increasingly asserted that independent contractor drivers in the trucking industry are employees rather than independent contractors. Federal legislation has been introduced in the past that would make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements for those that engage independent contractor drivers and to increase the penalties for companies who misclassify their employees and are found to have violated employees’ overtime and/or wage requirements. The most recent example being the Protecting the Rights to Organize (“PRO”) Act, which was passed by the House of Representatives and received by the Senate in March 2021 and remains with the Senate’s Committee on Health, Education, Labor, and Pensions.  The PRO Act proposes to apply the “ABC Test” for classifying workers under Federal Fair Labor Standards Act claims.  It is unknown whether any of the proposed legislation will become law or whether any industry-based exemptions from any resulting law will be granted. Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers meeting certain criteria to treat individuals as independent contractors if they are following a long-standing, recognized practice, extend the Fair Labor Standards Act to independent contractors and impose notice requirements based on employment or independent contractor status and fines for failure to comply. Some states have put initiatives in place to increase their revenue from items such as unemployment, workers’ compensation and income taxes and a reclassification of independent contractors as employees would help states with this initiative.

Recently, courts in certain states have issued decisions that could result in a greater likelihood that independent contractors would be judicially classified as employees in such states. In September 2019, California enacted A.B. 5 (“AB5”), a new law that changed the landscape of the state’s treatment of employees and independent contractors. AB5 provides that the three-pronged “ABC Test” must be used to determine worker classification in wage-order claims. Under the ABC Test, a worker is presumed to be an employee—and the burden to demonstrate their independent contractor status is on the hiring company through satisfying all 3 of the following criteria:

(i)	the worker is free from control and direction in the performance of services; and

(ii)	the worker (i) the worker is free from control and direction in the performance of services; and is performing work outside the usual course of the business of the hiring company; and

(iii)	the worker is customarily engaged in an independently established trade, occupation, or business.

How AB5 will be enforced is still to be determined. In January 2021, however, the California Supreme Court ruled that the ABC Test could apply retroactively to all cases not yet final as of the date the original decision was rendered, April 30, 2018. While AB5 was set to go into effect in January 2020, a federal judge in California issued a preliminary injunction barring the enforcement of AB5 on the trucking industry while the California Trucking Association (“CTA”) moves forward with its suit seeking to invalidate AB5. The Ninth Circuit Court of Appeals rejected the reasoning behind the injunction in April 2021, ruling that AB5 is not pre-empted by federal law, but granted a stay of the AB5 mandate in June 2021 (preventing its application and temporarily continuing the injunction) while the CTA petitioned the U.S. Supreme Court (the “Supreme Court”) to review the decision. In November 2021, the Supreme Court requested that the U.S. solicitor general weigh in on the case. The injunction was lifted on August 29, 2022. There is not yet much clarity on how AB5 will be enforced. Further, the matter is not settled, as the CTA is pursuing the case from the beginning and has requested another injunction. It is also possible AB5 will spur similar legislation in states other than California, which could adversely affect Tradition’s results of operations and profitability.

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Further, class actions and other lawsuits have been filed against certain members of the trucking industry seeking to reclassify independent contractors as employees for a variety of purposes, including workers’ compensation and health care coverage. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If independent contractors Tradition contracts with are determined to be employees, Tradition would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

Environmental Regulations

From time to time Tradition engages in the transportation of hazardous substances, most notably molten aluminum. Additionally, some of Tradition’s tractor terminals are located in areas where groundwater or other forms of environmental contamination could occur. Tradition’s operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. Certain of Tradition’s facilities have wash facilities, waste oil or fuel storage tanks and fueling islands. If Tradition is involved in a spill or other accident involving hazardous substances, if there are releases of hazardous substances Tradition transports, if soil or groundwater contamination is found at Tradition’s facilities or results from Tradition’s operations, or if Tradition is found to be in violation of applicable laws or regulations, Tradition could be subject to cleanup costs and liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a materially adverse effect on Tradition’s business, financial condition and results of operations.

In August 2011, the National Highway Traffic Safety Administration (the “NHTSA”) and the EPA adopted a new rule that established the first-ever fuel economy and greenhouse gas standards for medium and heavy-duty vehicles, including the tractors Tradition employs (the “Phase 1 Standards”). The Phase 1 Standards apply to tractor model years 2014 to 2018 and require the achievement of an approximate 20 percent reduction in fuel consumption by the 2018 model year, which equates to approximately four gallons of fuel for every 100 miles traveled. In addition, in February 2014, President Obama announced that his administration would begin developing the next phase of tighter fuel efficiency and greenhouse gas standards for medium-and heavy-duty tractors and trailers (the “Phase 2 Standards”). In October 2016, the EPA and NHTSA published the final rule mandating that the Phase 2 Standards will apply to trailers beginning with model year 2018 and tractors beginning with model year 2021. The Phase 2 Standards require nine percent and 25 percent reductions in emissions and fuel consumption for trailers and tractors, respectively, by 2027. The final rule was effective in December 2016, but has since faced challenges and delays.  In October 2017, the EPA announced a proposal to repeal the Phase 2 Standards as they relate to gliders (which mix refurbished older components, including transmissions and pre-emission-rule engines, with a new frame, cab, steer axle, wheels, and other standard equipment). The outcome of such proposal is still undetermined. Additionally, implementation of the Phase 2 Standards as they relate to trailers has been challenged in the U.S. Court of Appeals for the District of Columbia. In November 2021, a panel for the U.S. Court of Appeals for the District of Columbia ruled in favor of the association challenging the standards and vacated all portions of the Phase 2 Standards that applied to trailers, and consequently, the Phase 2 Standards will only require reductions in emissions and fuel consumption for tractors.

In January 2020, the EPA announced it is seeking input on reducing emissions of nitrogen oxides and other pollutants from heavy-duty trucks. The EPA anticipates taking final action on the new plan, commonly referred to as the “Cleaner Trucks Initiative.” On August 5, 2021, U.S. EPA announced an update to the Cleaner Trucks Initiative called the Clean Trucks Plan. The Clean Trucks Plan plans to reduce GHG and other harmful air pollutants from heavy-duty trucks through a series of rulemakings over the next three years. Further, the EPA is targeting 2027 for these new standards to take effect and is also working on enacting more stringent greenhouse gas emission standards (beginning with model year 2030 vehicles) by the end of 2024.

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The California Air Resources Board (“CARB”) also adopted emission control regulations that will be applicable to all heavy-duty tractors that pull 53-foot or longer box-type trailers within the State of California. The tractors and trailers subject to these CARB regulations must be either EPA SmartWay certified or equipped with low-rolling resistance tires and retrofitted with SmartWay-approved aerodynamic technologies. Enforcement of these CARB regulations for 2011 model year equipment began in January 2010 and have been phased in over several years for older equipment. In addition, in February 2017 CARB proposed “California Phase 2” standards that would generally align with the federal Phase 2 Standards, with some minor additional requirements, and as proposed would stay in place even if the federal Phase 2 Standards are affected. In February 2019, the California Phase 2 standards became final. Thus, even though the trailer provisions of the Phase 2 Standards were removed, Tradition will still need to ensure that Tradition’s fleet that operates in California is compliant with the California Phase 2 standards, which may result in increased equipment costs and could adversely affect Tradition’s operating results and profitability. CARB has also recently announced intentions to adopt regulations ensuring that 100% of tractors operating in California are operating with battery or fuel cell-electric engines in the future. Whether these regulations will ultimately be adopted remains unclear. Tradition will continue monitoring its compliance with the CARB regulations. Federal and state lawmakers also have proposed potential limits on carbon emissions under a variety of climate-change proposals. Compliance with such regulations has increased the cost of Tradition’s new tractors, may increase the cost of any new trailers that will operate in California, and could impair equipment productivity and increase Tradition’s operating expenses. These adverse effects, combined with the uncertainty as to the reliability of the newly designed diesel engines and the residual values of these vehicles, could materially increase Tradition’s costs or otherwise materially adversely affect Tradition’s business, financial condition and results of operations. In June 2020 CARB also passed the Advanced Clean Trucks (“ACT”) regulation, which became effective in March 2021 and generally requires original equipment manufacturers to begin shifting towards greater production of zero-emission heavy duty tractors starting in 2024. Under ACT, by 2045, every new tractor sold in California will need to be zero-emission. While ACT does not apply to those simply operating tractors in California, it could affect the cost and/or supply of traditional diesel tractors and may lead to similar legislation in other states or at the federal level.

In order to reduce exhaust emissions, some states and municipalities have begun to restrict the locations and amount of time where diesel-powered tractors may idle. These restrictions could force Tradition to purchase on-board power units that do not require the engine to idle or to alter Tradition’s drivers’ behavior, which could result in increased costs.

In addition to the foregoing laws and regulations, Tradition’s operations are subject to other federal, state and local environmental laws and regulations, many of which are implemented by the EPA and similar state agencies. Such laws and regulations generally govern the management and handling of hazardous materials, discharge of pollutants into the air, surface water and other environmental media, and groundwater preservation and disposal of certain various substances. Tradition does not believe that its compliance with these statutory and regulatory measures has had a material adverse effect on its business, financial condition and results of operations.

Food Safety Regulations

In April 2016, the Food and Drug Administration (“FDA”) published a final rule establishing requirements for shippers, loaders, carriers by motor vehicle and rail vehicle and receivers engaged in the transportation of food, to use sanitary transportation practices to ensure the safety of the food they transport as part of the Food Safety Modernization Act (“FSMA”). This rule sets forth requirements related to (i) the design and maintenance of equipment used to transport food, (ii) the measures taken during food transportation to ensure food safety, (iii) the training of carrier personnel in sanitary food transportation practices and (iv) maintenance and retention of records of written procedures, agreements and training related to the foregoing items. These requirements took effect for larger carriers such as Tradition in April 2017. The FSMA is applicable to Tradition not only as a carrier, but Tradition is also considered a shipper when acting in the role of broker. Tradition believes it has been in compliance with the FSMA since the compliance date. However, if Tradition is found to be in violation of applicable laws or regulations related to the FSMA or if Tradition transports food or goods that are contaminated or are found to cause illness and/or death, Tradition could be subject to substantial fines, lawsuits, penalties and/or criminal and civil liability, any of which could have a material adverse effect on its business, financial condition and results of operations.

As the FDA continues its efforts to modernize food safety, it is likely additional food safety regulations will take effect in the future. In July 2020, the FDA released its “New Era of Smarter Food Safety” blueprint, which creates a ten year roadmap to create a more digital, traceable and safer food system. This blueprint builds on the work done under the FSMA, and while it is still unclear what, if any, changes to the current governing framework may ultimately take effect, further regulation in this area could negatively affect Tradition’s business by increasing its compliance obligations and related expenses going forward.

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Executive and Legislative Climate

On August 16, 2022, President Biden signed into law the Inflation Reduction Act (“IRA”). The IRA seeks to reduce the carbon emissions in the U.S. by roughly 40% by 2030. It incentivizes the use of alternative forms of fuel, such as biodiesel and renewable fuel mixtures, and provides a tax credit for battery electric or hydrogen fuel cell heavy-duty vehicles. Electric trucks are still more expensive than diesel trucks, and some states, like California and Texas have had issues with their power grids, which have affected electric vehicles. Tradition will need to monitor the price of tractors and fuel to determine whether electric trucks will be practical for its use in the near future.

President Biden also has indicated an intention to make substantial changes to the current U.S. tax laws during his administration, including changes to the way capital gains are treated. Any changes to U.S. tax laws may have an adverse impact on Tradition’s business and profitability.

The United States Mexico Canada Agreement (“USMCA”) was entered into effect in July 2020.  The USMCA is designed to modernize food and agriculture trade, advance rules of origin for automobiles and trucks, and enhance intellectual property protections, among other matters, according to the Office of the U.S. Trade Representative. It is difficult to predict at this stage what could be the impact of the USMCA on the economy, including the transportation industry.  However, given the amount of North American trade that moves by truck, it could have a significant impact on supply and demand in the transportation industry, and could adversely impact the amount, movement and patterns of freight Tradition transports.

The IIJA was signed into law by President Biden in November 2021.  The roughly $1.2 trillion bill contains an estimated $550 billion in new spending, which will impact transportation. In particular, it dedicates more than $100 billion for surface transportation networks and roughly $66 billion for freight and passenger rail operations. Among provisions in the law specific to trucking is the aforementioned apprenticeship program for drivers younger than 21 to eventually qualify to drive commercial trucks in interstate commerce. It remains unclear how the IIJA will be implemented into and effect Tradition’s industry. The IIJA may result in increased compliance and implementation related expenses, which could have a negative impact on Tradition’s operations.

Given COVID-19’s considerable effect on Tradition’s industry, the FMCSA issued and/or extended various temporary responsive measures throughout the year. Although, to date, these measures have largely been enacted in order to assist industry participants in operating under adverse circumstances, any further responsive measures remain unclear and could have a negative impact on Tradition’s operations.

In November 2021, the U.S. Department of Labor’s Occupational Safety and Health Administration (“OSHA”) published an emergency temporary standard (the “Emergency Rule”) requiring all employers with at least 100 employees to ensure that their employees are fully vaccinated or require any employees who remain unvaccinated to produce a negative COVID-19 test result on at least a weekly basis before coming to work.  The Emergency Rule has been blocked by the Supreme Court. Effective January 2022, the U.S. is prohibiting unvaccinated foreigners from crossing the U.S.-Mexico border and U.S.-Canada border. Furthermore, effective January 2022, Canada is prohibiting unvaccinated foreigners, including U.S. citizens, from crossing their border. These border requirements, as well as any future vaccination, testing or mask mandates that are allowed to go into effect, could, among other things, (i) cause Tradition’s unvaccinated employees to go to smaller employers, if such employers are not subject to future mandates, or leave Tradition or the trucking industry, especially Tradition’s unvaccinated drivers, (ii) result in logistical issues, increased expenses, and operational issues from arranging for weekly tests of Tradition’s unvaccinated employees, especially its unvaccinated drivers, (iii) result in increased costs for recruiting and retention of drivers, as well as the cost of weekly testing, and (iv) result in decreased revenue if Tradition is unable to recruit and retain drivers.  Any vaccination, testing or mask mandates that are interpreted as applying to drivers would significantly reduce the pool of drivers available to Tradition and its industry, which would further impact the extreme shortage of available drivers.   Accordingly, any vaccination, testing or mask mandates, if allowed to go into effect, could have a material adverse effect on Tradition’s business, financial condition, and results of operations.

Seasonality

In the trucking industry, revenue has historically decreased as customers reduce shipments following the winter holiday season and as inclement weather impedes operations. At the same time, operating expenses have generally increased, with fuel efficiency declining because of engine idling and weather, causing more physical damage equipment repairs and insurance claims and costs. For the reasons stated, first quarter results historically have been lower than results in each of the other three quarters of the year. Over the past several years, Tradition has seen increases in demand at varying times, including surges between Thanksgiving and the year-end holiday season.

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Manufacturing

As described above in “EDSCO Purchase and Sale,” Tradition’s wholly owned subsidiary, Anthem Anchor Bolts and Fasteners, LLC, is a manufacturer of bolts, nuts, and fasteners, and creates custom plates, cages, and embeds. Most of Tradition’s customers are in the construction and manufacturing markets. The construction market includes general, electrical, plumbing, sheet metal, and road contractors. Tradition is not reliant on any number of customers. The manufacturing market includes both original equipment manufacturers and maintenance and repair operations. This business is highly competitive. Competitors include both large distributors located primarily in large cities and smaller distributors located in cities throughout the United States. Tradition believes that the principal competitive factors affecting the markets for its products are customer service and convenience. Tradition is not reliant on any single vendor. This is not a seasonal business.

PROPERTIES

Properties Leased by APSI

We maintain our principal executive office at 2180 North Park Ave, Suite 200, Winter Park, FL 32789, which is leased to us by Obduro, LLC. Obduro, LLC is owned by our Chief Executive Officer, President, Treasurer, Secretary and Director, Stephen W. Carnes. The monthly rent for this office space is $2,000.00 per month. The space is a shared office space, which at the current time is suitable for the conduct of our business.

Properties Owned by Tradition

Tradition currently owns the following properties.

959 Growth Parkway, Angola, Indiana 46703

Tradition acquired this property, otherwise known as the Angola Maintenance Facility, on April 22, 2022 for $800,000. The Angola Maintenance Facility is comprised of approximately 2 acres of land and 11,250 square feet of maintenance facility and offices. The maintenance structure is a pole frame building constructed approximately 22 years ago. This property is primarily utilized by the Freight Transportation and Equipment Leasing segments of Tradition’s business. The acquisition agreement is attached as Exhibit 10.5 to this Current Report on Form 8-K.

Properties Leased by Tradition

Tradition currently leases the following properties.

1175 Collins Road, Greenwood, Indiana 46143

Otherwise known as the Greenwood Warehouse. This property is comprised of 584,820 square feet of warehouse and office space. The property is leased for a term of three years commencing on June 1, 2022 and expiring on June 30, 2025. The base monthly rent rate for the first year is $236,364.75, the second year is $245,819.34, and the third year is $255,652.11. This property is primarily utilized by the Warehouse Leasing segment of Tradition’s business. The lease agreement is attached as Exhibit 10.6 to this Current Report on Form 8-K.

210 South Progress Drive, Kendallville, Indiana 46755

This property is comprised of 41,843 of bolt and fastener manufacturing/industrial manufacturing and warehouse space. The property is leased for a term of three years commencing on October 1, 2022 and expiring on September 30, 2025. The base monthly rent rate for the first year is $12,204.21, the second year is $13,075.94, and the third year is $13,947.67. This property will primarily be used for the manufacturing of anchor bolts and special type fasteners. The lease agreement is attached as Exhibit 10.7 to this Current Report on Form 8-K.

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300 Growth Parkway, Angola, Indiana 46703

Otherwise known as the Angola Office. This property is comprised of 135,500 square feet of warehouse space and office areas. The initial lease for the Angola Office was entered into June 20, 2016. This lease has been renewed and extended the term of the lease to expire April 30, 2024. The base monthly rent is $11,493.30. This property is primarily utilized by the Fright Transportation, Warehouse Leasing, Equipment Leasing, and Brokerage Services segments of Tradition’s business. The original lease agreement is attached as Exhibit 10.8 and the lease renewal agreement is attached as Exhibit 10.9 to this Current Report on Form 8-K.

3000 Tremont Road, Savannah, Chatham County, Georgia 31405

Otherwise known as the Savannah Port Facility. This property is comprised of approximately 25 acres and a 311,265 square feet building. This location is less than 4 miles from the port and will operate customary warehousing, transloading (taking cargo from the shipping container and placing it into a trailer), drayage (moving the shipping containers from the port to the warehouse for transloading), shipping container storage, and (once repair and maintenance completed, which are in process) rail. The property is leased for a term of five years commencing on May 1, 2022 and expiring on April 30, 2027. The base monthly rent rate for the first year is $155,633.00, the second year is $161,080.00, the third year is $166,717.00, the fourth year is $172,553.00, and the fifth year is $178,592.00. This property is primarily utilized by the Fright Transportation, Warehouse Leasing, and Brokerage Services segments of Tradition’s business. The lease agreement is attached as Exhibit 10.10 to this Current Report on Form 8-K.

333 South Franklin Road, Indianapolis, Indiana 46219

Otherwise known as the Franklin Office. This property is comprised of approximately 25 acres and 389,319 square feet of warehouse and office space, 8,609 square feet of truck terminal space, and approximately 10,467 of maintenance facility space. The property will be leased for a term of 84 months, the warehouse and office space commencing on December 1, 2022, the truck terminal and maintenance space commencing prior to July 1, 2023, and expiring on July 31, 2028. The base monthly rent rate for the first year is $126,528.68, the second year is $136,131.67, the third year is $144,639.90, the fourth year is $149,523.62, the fifth year is $154,578.27, the sixth year is $159,809.84, and the seventh year is 165,224.51. This property is primarily utilized by the Warehouse Leasing and Brokerage Services segments of Tradition’s business. The lease agreement is attached as Exhibit 10.11 to this Current Report on Form 8-K.

6644 Old River Road North, Statesboro, Bulloch County, Georgia

Otherwise known as the Statesboro Warehouse. This property is comprised of approximately 146.84 acres and a 283,644 square feet building of warehouse space and offices.  Tradition has leased 100,000 sq. ft. and is currently in discussions to increase the amount of space leased.  The property is leased for a term of three years commencing on April 1, 2022 and expiring on March 31, 2023. The base monthly rent rate is $81,515.54. This property is primarily utilized by the Warehouse Leasing segments of Tradition’s business. The lease agreement is attached as Exhibit 10.12 to this Current Report on Form 8-K.

6887 West 350 North, Greenfield, Indiana 46140

Otherwise known as the Greenfield Fulfillment Center. This property is comprised of approximately 432,000 square feet of warehouse space and offices. The property is leased for a term of three years. The lease commenced on June 10, 2021, and expires on April 30, 2023. Rent began to accrue on July 1, 2021. The base monthly rent rate is $144,000.00. This property is primarily utilized by the Fright Transportation, Warehouse Leasing, and Brokerage Services segments of Tradition’s business. The sublease agreement is attached as Exhibit 10.16 to this Current Report on Form 8-K.

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Suite 1502, 110 East Wayne Street, Fort Wayne, Indiana 46802

Otherwise known as the Freedom Office. This property is comprised of 3,233 square feet of office space. The Freedom Office is an expansion of the freight brokerage activities presently being undertaken at the Franklin Office. The property is leased for a term of three years. The initial lease term started on November 15, 2021. The was extended. The extension commenced on May 16, 2022, and expires on May 15, 2023. The base monthly rent rate is $50,111.50. This property is primarily utilized by the Fright Transportation, Warehouse Leasing, Equipment Leasing, and Brokerage Services segments of Tradition’s business. The lease agreement and lease renewal agreements are attached as Exhibit 10.13 and Exhibit 10.14, respectively, to this Current Report on Form 8-K.

Suite 1503, 110 East Wayne Street, Fort Wayne, Indiana 46802

Otherwise known as FWAO. This property is comprised of 2,652 square feet of office space. The FWAO is used for relocated accounting and payroll personnel, driver recruitment personnel, and human resources. The property is leased for a term of three years. The lease commenced on June 1, 2022, and expires on May 31, 2023. The fixed price per month of the rent is $3,425.50. This property is primarily utilized by the Fright Transportation segment of Tradition’s business. The lease agreement is attached as Exhibit 10.15 to this Current Report on Form 8-K.

LEGAL PROCEEDINGS

There are no pending or threatened legal or administrative actions pending or threatened against us that we believe would have a material effect on our business, but below is a list of material actions over the last three years.

APSI’s Recent Legal Proceedings

Recent proceedings are listed below.

Aqua Power Systems Inc., a Nevada Corporation. (Petition of SMALL CAP COMPLIANCE, LLC) (“Custodianship”)

On October 19, 2020, Small Cap Compliance, LLC filed its motion to serve as custodian of the Company; it was not a shareholder of the Company on the aforementioned date.

On December 1, 2020, the Eight Judicial District Court of Nevada entered an order approving the appointment of Small Cap Compliance, LLC as custodian of the Company, authorizing and directing it to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening a meeting of stockholders. (Small Cap Compliance, LLC and the Company entered into a Custodian Services Agreement on December 1, 2020, which set forth the duties of Small Cap Compliance, LLC)

On December 7, 2020, Small Cap Compliance, LLC filed a Certificate of Reinstatement for the Company, thereby reinstating the Company, appointed Stephen W. Carnes as the sole officer and director of the Company, and amended the Company’s Certificate of Incorporation to authorize the issuance of one million shares of Series B Preferred stock. The aforementioned were approved, and Stephen W. Carnes was elected as the sole director and the sole executive officer, at a meeting of the shareholders on January 4, 2021.

On January 1, 2021, Small Cap Compliance, LLC filed a Motion to Terminate Custodianship.

On March 3, 2021, the Eight Judicial District Court of Nevada entered an order approving Small Cap Compliance, LLC’s actions, without prejudice to the claims of interested parties as to dilution of their interest, terminated Small Cap Compliance, LLC’s custodianship of the Company, and discharged Small Cap Compliance as custodian of the Company.

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In re: AQUA POWER SYSTEMS INC., a Nevada Corporation, (Application of Stephen W. Carnes) (“Receivership”)

On January 28, 2021, Stephen W. Carnes filed an application with the Eight District Court of Nevada to be appointed as the Receiver of the Company and requested that the Court Order written proof of claim from all Claimants and Creditors of the Company as a reasonable and necessary step toward rehabilitating our insolvency.

On March 1, 2021, the Eighth Judicial District Court of Nevada ordered that Stephen W. Carnes be appointed “Receiver” of the Company, with the authority to rehabilitate the Company by, including but not limited to, collecting the debts and property due and belonging to the Company, to compromise and settle with the debtors and creditors of the Company, to prosecute and defend lawsuits in the name of the Company, to do all other acts as might be done by the Com, to do all other acts as may be reasonable and necessary to continue the business of the Company, and to appoint agents for the exercise of these duties.

On March 1, 2021, the Eighth Judicial District Court of Nevada ordered that all claimants and creditors of the Company had sixty (60) days, from March 1, 2021, to submit written proof of claim to the receiver.

On May 3, 2021, Claimant Graham Taylor submitted claims on behalf of himself, Heng Hong Investment, and Puriwanto Handoko.

On June 28, 2021, Receiver filed a motion to shorten time and a motion to bar asserted claims and unasserted claims.

On August 5, 2021, the Eighth Judicial District Court of Nevada ordered that all claimants and creditors of the Company are barred from participating in the distribution of assets of the Company which arose on or before August 6, 2021 (Notice of entry of the Order). No appeal was filed by the claimants within the timeframe for an appeal.

On October 4, 2021, filed a Motion to Terminate the Receivership and a hearing was set for November 8, 2021, regarding the Company’s Motion to Terminate the Receivership. At the hearing, on November 8, 2021, the Company’s Motion to Terminate the Receivership was granted.

On November 9, 2021, the Eighth Judicial District Court of Nevada ordered the Receivership Terminated.

AQUA POWER SYSTEMS INC. v. SILVERTON SA, INC.

On May 4, 2021, the Company filed a lawsuit for declaratory relief, seeking an order declaring void 6,330,138 shares of common stock of the Company held by Silverton SA, Inc., which was administratively dissolved July 9, 2018, in book entry with the Company’s transfer agent, which were not acquired by any consideration.

On August 23, 2021, the Company moved for an entry of default for Silverton SA, Inc.’s failure to appear or serve any papers as required by law. On September 15, 2021, the Company filed a Motion for Entry of Default Final Judgement for failure to appear, file any responsive pleading or paper in this action, or otherwise assert any defense to this action as required by law.

On September 22, 2021, the Circuit Court of the Ninth Judicial Circuit of Orange County, Florida ruled that the Motion for Entry of Default Final Judgement was granted and the Court declared the 6,330,138 shares of common stock in the Company issued to [Silverton SA, Inc.] on or about October 7, 2015, held in Book Entry, void and cancelled.

AQUA POWER SYSTEMS INC. v. PARAMOUNT TRADING COMPANY INC.

On May 4, 2021, the Company filed a lawsuit for declaratory relief, seeking an order declaring void 2,690,000 shares of common stock of the Company held by Paramount Trading Company (“PTC”), a defunct company, in book entry with the Company’s transfer agent, which were not acquired by any consideration.

On August 23, 2021, the Company moved for an entry of default for failure to appear or serve any papers as required by law. On September 15, 2021, the Company filed a Motion for Entry of Default Final Judgement for failure to appear, file any responsive pleading or paper in this action, or otherwise assert any defense to this action as required by law.

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On September 24, 2021, the Circuit Court of the Ninth Judicial Circuit of Orange County, Florida ruled that the Motion for Entry of Default Final Judgement was granted and the Court declared the 2,690,000 shares of common stock in APSI issued to PTC, over two transactions, on or about October 1, 2015 and on or about July 14, 2017, held in Book Entry, void and cancelled.

AQUA POWER SYSTEMS INC. v. TADASHI ISHIKAWA

On November 5, 2021, the Company filed a lawsuit for declaratory relief, seeking an order cancel 32,942,624 shares of common stock of the Company held by Tadashi Ishikawa, as he had not provided consideration for his shares nor complied with his obligations to the Company, in book entry with the Company’s transfer agent, which were not acquired by any consideration. This complaint was refiled on December 10, 2021 with a required general standing case management plan/order.

On March 7, 2022, the Company filed a Motion for Default for failure to appear.

On April 27, 2022, the Clerk of Court entered a default for Tadashi Ishikawa’s failure to respond.

On April 28, 2022, the Company filed a Motion for Entry of Default Judgement Final.

On May 19, 2022, the Circuit Court of the Ninth Judicial Circuit of Orange County, Florida granted the Company’s Motion for Entry of Default Judgment Final against Tadashi Ishikawa and declared that the 32,942,624 shares of common stock void and cancelled.

Tradition’s Recent Legal Proceedings

Tradition is involved in various litigation and claims primarily arising in the normal course of business, which include claims for personal injury or property damage incurred in the transportation of freight. Tradition retains insurance for liability, physical damage and cargo damage in amounts that management considers to be adequate. Based on its knowledge of the facts and, in certain cases, advice of outside counsel, management believes the resolution of claims and pending litigation, will not have a materially adverse effect on APSI or Tradition.

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MANAGEMENT

Executive Officers and Directors

We have an experienced senior leadership team complemented by a strong group of operating personnel leading our operations. The following table sets forth information regarding our current executive management team and our directors. All executive officers are elected annually by the Board of Directors. Family relationships between any directors and executive officers, if any, are noted in the relevant biographies. All references to experience with us include positions with our operating subsidiaries, and none of the other corporations or organizations referenced in the biographies is our parent, subsidiary or affiliate unless otherwise noted. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which any of the executive officers was or is to be selected as an officer.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, positions and dates of appointment of our current directors and executive officers:

Name	Age	Position	Date Appointed
Stephen W. Carnes	59	Chief Executive Officer, President, Treasurer, Secretary, and Director	December 7, 2020

Robert Morris	47	Director	Director on April 27, 2022

Stephen W. Carnes

Since December 2020, Mr. Carnes served as APSI’s Chief Executive Officer, President, Treasurer, Secretary, and as a director. As of the date of this report, Since January 2017, Mr. Carnes has owned a company, Obduro, LLC, in which he provides management consulting services to companies to facilitate growth. Since July 2014, he has also owned Powcar Properties, LLC, where he acts as a landlord for rental properties. Mr. Carnes graduated from Indiana University with a Degree in Business Administration.

Robert Morris

Robert Morris was appointed to the board of directors on April 27, 2022 and joined the board, effective, May 1, 2022. Mr. Morris is a graduate of Indiana University (Bloomington) and has served as a State Representative in the Indiana House of Representatives since 2010. In the Indiana House of Representatives, Mr. Morris serves on the following committees: Commerce, Small Business and Economic Development (Chairman), Utilities, Energy and Telecommunications, Roads, and Transportation. In 1998, Mr. Morris created MFE, Inc., DBA Healthkick Nutrition Centers, a chain of health supplement centers, based in Fort Wayne Indiana. Since its creation, Mr. Morris has overseen all aspects of operations for Healthkick Nutrition Centers.

Timothy E. Evans

Timothy E. Evans is the President and CEO, and a director of Tradition. Mr. Evans served as president of operations of the Evans Companies, from 2003 until 2014. He was dispatch operations manager (2001 – 03), sales manager (1998 – 2001), and general manager of sales and service (1992 – 2004). Mr. Evans served as a director of the Evans Companies from 2009 until the Celadon transaction.

Mr. Evans has been involved in the transportation and warehousing industry for nearly 30 years, devoting his efforts primarily to operations, maintenance and repair, equipment, and safety, and estimating. He has held a Commercial Driver’s License for more than 20 years and is experienced in all aspects of truck operations. The Evans Companies had been qualified as an associate dealer and service center for International-Navistar.

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James L. Evans

James L. Evans is the Vice President and a director of Tradition. Mr. Evans was president and CEO of the Evans Companies since June 2007. He has been a member of the board of directors of the central operating company since 2009.

Prior to his selection as president and CEO, Mr. Evans established warehousing and logistics as a division of the Evans Companies, overseeing expansion to nearly 300,000 square feet of warehousing space. Mr. Evans previously served as president of logistics (1998 – present, having merged into the CEO role), and as an agent of Great American Lines (1985 – 1998).

Mr. Evans has been involved in the transportation, logistics, and warehousing industry for more than 30 years, expanding the warehousing and logistics divisions into significant contributors to the overall growth and stability of the Evans Companies. He has held a Commercial Driver’s License for more than 20 years and is experienced in all aspects of truck operations, including Evans Companies’ qualification as an associate dealer and service center for International-Navistar.

Mr. Evans received his associate degree from Lincoln Tech, Indianapolis, in 1983.

Joseph J. Montel

Joseph J. Montel is the Corporate Secretary, General Counsel, and a director of Tradition. Mr. Montel has been an attorney since 1993, and is licensed in Indiana and Ohio, with Georgia pending.  Mr. Montel has nearly 30-years of experience in transportation, banking, corporate, securities, and real estate. He also teaches Regulation of Financial Institutions as an Adjunct Professor at the Indiana University, Robert H. McKinney, School of Law.

Ownership and management experience includes other transportation and supply-chain corporations, financial services enterprises, including a national bank and bank holding company, complex environmental development companies (federal, state, and local permitting), and construction firms. Multiple business platforms developed by Mr. Montel have been copywritten and/or patented. Federal regulators consented to his appointment as President and CEO of a troubled financial institution which he successfully resolved without FDIC intervention.

Joseph J. Montel has been the sole shareholder of The Montel Law Firm, P.C., since 2002 (following his tenure at Krieg DeVault, LLP).  The Montel Law Firm generally limits its representation to matters relating to financial regulations and structures, cannabis and crypto-asset law and compliance, contracts, and general corporate.  Mr. Montel is a court approved expert witness, and has provided testimony in areas of banking and SBA lending.

Mr. Montel was appointed by the Governor to serve on the Indiana Business Law Survey Commission, and has continuously served the Commission for more than 20 years.  He received a federal appointment to the US Small Business Administration Regulatory Fairness Board, Region V, and served three full 3-year terms (2004-2013).

Mr. Montel received his Bachelor of Arts from Purdue University in 1990.  He obtained his juris doctorate from the Indiana University School of Law – Indianapolis in 1993, and was a member of the Indiana International & Comparative Law Review.

Joseph Michael Davis

Mr. Davis assumed the role of director of Tradition Transportation Group, Inc., and Chief Operations Officer at Tradition Transportation Company, LLC, a subsidiary of Tradition, in April 2019 following the merger between Tradition Transportation Group Inc. and Merica Logistics. Mr. Davis was a founder of Merica Logistics and served as the CEO of the company from 2015-2019. Mr. Davis got his start in the transportation industry in 1999 by helping the Evans Equipment Company implement a TMS system.

Since then, Mr. Davis has held several different positions within the industry including dispatch operations, load planning, accounting, and management. Mr. Davis served as the Operations Manager at Bohren Logistics from 2010-2014 before moving into the role of Chief Operations Officer with Tradition.

Currently, Mr. Davis oversees all asset operations with the goal of optimizing the process to generate maximum revenue for Tradition Transportation Group, Inc. while maintaining the highest safety standards possible.

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General information related to APSI’s directors

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.  Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the total number of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as otherwise specifically required by statute, the articles of incorporation or these bylaws. If less than a quorum is present, the director or directors present may adjourn the meeting from time to time without further notice. Voting by proxy is not permitted at meetings of the board of directors.

Since May 1, 2022, our board of directors has been comprised of Mr. Morris and Mr. Carnes. Executive officers are appointed by the board of directors and serve at its pleasure.

Committees

APSI does not have a standing nominating, compensation or audit committee. Rather, APSI’s full board of directors performs the functions of these committees. APSI does not believe it is necessary for APSI’s board of directors to appoint such committees because the volume of matters that come before APSI’s board of directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making. Additionally, because APSI’s common stock is not listed for trading or quotation on a national securities exchange, APSI is not required to have such committees.

Director Independence

APSI has no independent directors, as such term is defined in the listing standards of The NASDAQ Stock Market, at this time. APSI is not quoted on any exchange that requires director independence requirements.

Code of Ethics

APSI has adopted a Code of Ethics applicable to APSI’s officers and directors, the conformed copy is filed as Exhibit 99.4.

Family Relationships

APSI

None.

Tradition

Timothy E. Evans and James L. Evans, are brothers. Joseph M. Davis is related to Timothy E Evans and James L. Evans, as their brother Eugene Evans is married to Mr. Davis’ aunt.

Involvement in Certain Legal Proceedings

APSI

No executive officer, member of the board of directors or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

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Tradition

One of the Directors and Officers of Tradition has been involved in a legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Joseph J. Montel

Indiana Bank Corp. filed under Chapter 11 as Cause No 13-80388-JJG-11 in the Southern District of Indiana. Filed April 09, 2013 and terminated August 16, 2016. Facilitated resolution of wholly-owned National Banking Association (Bank of Indiana, NA) by approving “Loan Purchase Agreement” dated June 19, 2013 with IBC Recovery, LLC and “Purchase and Assumption Agreement” dated October 24, 2013 with First Farmers Bank & Trust. The Bank of Indiana was under a “Formal Written Agreement” dated November 06, 2009 (which concluded October 25, 2013 with the sale to First Farmers Bank & Trust) with the OCC. Mr. Montel was a Director of Indiana Bank Corp. from May 2006 – December 2015, the President and CEO from April 2011 – December 2015, and the Corporate Secretary from May 2006 – July 2011. Indiana Bank Corp. became BOI Successor Corp. post-sale of the Bank of Indiana and Montel was a Director and the President and CEO from October 2013 – December 2015. Mr. Montel was a Director of the Bank of Indiana from May 2006 – October 2013, the President and CEO from April 2011 – October 2013, and Corporate Secretary from May 2006 – July 2011. The bankruptcy was reasonable and necessary to prevent a loss to depositors of an FDIC insured national banking association. There was no loss to depositors.

Code of Ethics

Our code of business conduct and ethics applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the code for directors or executive officers may be made only by our Board of Directors and will be promptly disclosed to our stockholders through publication on our website, https://www.aquapowersystemsinc.com. Amendments to the code must be approved by our Board of Directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). A copy of our code of business conduct and ethics will be posted on our website.

Corporate Governance Guidelines

Our Board of Directors will adopt corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines will cover a number of areas, including the size and composition of the Board of Directors, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Executive Chairman, Chief Executive Officer and Lead Independent Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Additionally, our Board of Directors will adopt independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines will be posted on our website, https:// www.aquapowersystemsinc.com.

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EXECUTIVE COMPENSATION

Under applicable securities legislation, we are required to disclose certain financial and other information relating to the compensation of the Chief Executive Officer, the Chief Financial Officer and our most highly compensated executive officers other than for the Chief Executive Officer and the Chief Financial Officer and for the directors of APSI, as of the date of this Form 8-K, for our fiscal years ended March 31, 2022 and 2021.

Summary Compensation Table

The following table sets forth information with respect to the compensation awarded or paid to APSI’s named executive officers and directors of APSI during the fiscal years ended March 31, 2022 and 2021 (collectively, the “named executive officers”) for all services rendered in all capacities to APSI in its fiscal 2022 and 2021.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen W. Carnes	2022	0	0	0	0	0	0	0	0(1)
Chief Executive Officer, President, Treasurer, Secretary and Director	2021	0	0	0	0	0	0	0	0
Robert Morris	2022	0	0	0	0	0	0	0	0(2)
Director	2021	0	0	0	0	0	0	0	0

The following table sets forth information with respect to the compensation awarded or paid to the named executive officers and directors of Tradition during the fiscal years ended December 31, 2021 and December 31, 2020 for all services rendered in all capacities to Tradition in fiscal 2021 and 2020.

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Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Timothy E. Evans	2021	$205,769.43	$100,000.00	0	0		0	0	$305,769.43
President, and Director (3)	2020	$155,769.48	0	0	0	0	0	0	$155,769.48
James L. Evans	2021	$180,961.55	$70,000.00	0	0	0	0	0	$260,961.55
Vice President, and Director (4)	2020	$77,884.66	0	0	0	0	0	0	$77,884.66
Joseph Michael Davis	2021	$205,769.43	$100,000.00	0	0	0	0	0	$305,769.43
Chief Operating Officer, and Director (5)	2020	$155,769.48	0	0	0	0	0	0	$155,769.48
John Young	2021	$144,999.74	0	0	0	0	0	0	$144,999.74
Chief Financial Officer (6)	2020	$39,038.40	0	0	0	0	0	0	$39,038.40
Louis Zimmer	2021	0	0	0	0	0	0	0	0
Chief Financial Officer (7)	2020	0	0	0	0	0	0	0	0
Joseph J. Montel	2021	$205,769.43	$100,000.00	0	0	0	0	0	$305,769.43
Secretary, General Counsel, and Director (8)	2020	$155,769.48	0	0	0	0	0	0	$155,769.48

Notes:

(1)	No compensation has been paid to date to Stephen W. Carnes, our sole executive officer, and the Company has not entered into a compensation agreement with Mr. Carnes.
(2)	On April 27, 20202, Robert Morris and the board of directors of APSI agreed in a Unanimous Written Consent of the Board of Directors In Lieu of Special Meeting that Mr. Morris would become a Director of APSI, May, 1, 2022, and would be paid $25,000 upon the signing of the aforementioned Unanimous Written Consent, and if APSI should successfully complete a merger or business combination on or before December 31, 2022, Mr. Morris will receive a $25,000 bonus.
(3)	Timothy E. Evans’ salary for 2022 is $305,000.00 and he has received $293,269.24, as of December 28, 2022.
(4)	James L. Evans’ salary for 2022 is $305,000.00 and he has received $293,269.24, as of December 28, 2022.
(5)	Joseph Michael Davis’ salary for 2022 is $305,000.00 and he has received $293,269.24, as of December 28, 2022.
(6)	John Young is no longer with Tradition, as of March 5, 2022. Up until that date, he was paid $33,461.50.
(7)	Louis Zimmer’s salary is $185,000.00. Mr. Zimmer started working for Tradition September 12, 2022 and has received $46,249.95, as of December 28, 2022.
(8)	Joseph J. Montel’s salary for 2022 is $305,000.00 and he has received $293,269.24, as of December 28, 2022.

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Director Compensation

APSI’s directors are not typically compensated for their services as directors of the Company.

On April 27, 2022, Robert Morris and the board of directors of APSI agreed in a Unanimous Written Consent of the Board of Directors In Lieu of Special Meeting that Mr. Morris would become a director of APSI, on May 1, 2022, and would be paid $25,000 upon the signing of the aforementioned Unanimous Written Consent, April 27, 2022, and if APSI should successfully complete a merger or business combination on or before December 31, 2022, Mr. Morris will receive a $25,000 bonus. Because the Acquisition closed as of December 28, 2022, Mr. Morris will receive the $25,000 bonus. The description of the Unanimous Written Consent of the Board of Directors In Lieu of Special Meeting is qualified by reference to the full text of the conformed copy of the documents is attached as Exhibit 99.5 to this Current Report on Form 8-K.

Employment Agreements

APSI

None.

Tradition

Due to the Acquisition, on December 28, 2022, the following employment agreements were entered into:

Timothy E. Evans

Tradition entered into an employment agreement with Timothy E. Evans for his services as the President and Chief Executive Officer of Tradition. The initial term of Executive’s employment under this Agreement shall be for a term of four (4) years, commencing on the Effective Date to be automatically extended for successive one (1) year periods, unless either party provides written notice to the other party at least sixty (60) days prior to the end of the then existing term that the party does not wish to extend the term of the agreement.

As compensation for Timothy E. Evans’ services, the Company agreed to an annual base salary of Three Hundred Thousand and No/100 Dollars ($300,000.00).

Timothy E. Evans is also entitled to certain employee and business expense benefits.

Employment may be terminated by the mutual agreement of Timothy E. Evans and Tradition, death, disability, with cause, without cause, and with and without good reason by Timothy E. Evans.

This description of Timothy E. Evans’ employment agreement is qualified by reference to full text of the conformed copy of his employment agreement filed as Exhibit 10.39 to this Current Report on Form 8-K.

James L. Evans

Tradition entered into an employment agreement with James L. Evans for his services as the Vice President of Tradition. The initial term of Executive’s employment under this Agreement shall be for a term of four (4) years, commencing on the Effective Date to be automatically extended for successive one (1) year periods, unless either party provides written notice to the other party at least sixty (60) days prior to the end of the then existing term that the party does not wish to extend the term of the agreement.

As compensation for James L. Evans’ services, the Company agreed to an annual base salary of Three Hundred Thousand and No/100 Dollars ($300,000.00).

James L. Evans is also entitled to certain employee and business expense benefits.

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Employment may be terminated by the mutual agreement of James L. Evans and Tradition, death, disability, with cause, without cause, and with and without good reason by James L. Evans.

This description of James L. Evans’ employment agreement is qualified by reference to full text of the conformed copy of his employment agreement filed as Exhibit 10.40 to this Current Report on Form 8-K.

Joseph J. Montel

Tradition entered into an employment agreement with Joseph J. Montel for his services as the General Counsel of Tradition. The initial term of Executive’s employment under this Agreement shall be for a term of four (4) years, commencing on the Effective Date to be automatically extended for successive one (1) year periods, unless either party provides written notice to the other party at least sixty (60) days prior to the end of the then existing term that the party does not wish to extend the term of the agreement.

As compensation for Joseph J. Montel’s services, the Company agreed to an annual base salary of Three Hundred Thousand and No/100 Dollars ($300,000.00).

Joseph J. Montel is also entitled to certain employee and business expense benefits.

Employment may be terminated by the mutual agreement of Joseph J. Montel and Tradition, death, disability, with cause, without cause, and with and without good reason by Joseph J. Montel.

This description of Joseph J. Montel’s employment agreement is qualified by reference to the full text of the conformed copy of his employment agreement filed as Exhibit 10.41 to this Current Report on Form 8-K.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding options, warrants or equity awards.

Compensation Plans

None.

Executive Compensation Philosophy

APSI’s board of directors determines the compensation given to APSI’s executive officers in its sole determination. APSI’s board of directors reserves the right to pay APSI’s executives or any future executives a salary, and/or issue them shares of stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to APSI’s performance, as well as to the individual executive officer’s performance. The aforementioned may also include long-term stock-based compensation to certain executives, which is intended to align the performance of APSI executives with our long-term business strategies. Additionally, the board of directors reserves the right to grant performance base stock options in the future, if the board of directors in its sole determination believes such grants would be in the best interests of APSI.

Incentive Bonus

APSI’s board of directors may grant incentive bonuses to APSI’s executive officer and/or future executive officers in its sole discretion, if the board of directors believes such bonuses are in APSI’s best interest, after analyzing APSI’s current business objectives and growth, if any, and the amount of revenue and profits APSI is able to generate each month, both of which are a direct result of the actions and ability of such executives.

Long-Term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support APSI’s long-term business strategy APSI may award APSI’s executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of APSI’s board of directors, which APSI does not currently have any immediate plans to award.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” the following is a description of each transaction that has occurred during our last three fiscal years, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Policies regarding Related Party Transactions

APSI does not yet have polices regarding related party transactions.

Related Party Transactions

APSI maintains its principal executive office at 2180 North Park Ave, Suite 200, Winter Park, FL 32789, which is leased to APSI by Obduro, LLC. Obduro, LLC is owned by APSI’s CEO, Stephen W. Carnes. The monthly rent for this office space is $2,000.00 per month.

On February 14, 2022, Stephen W. Carnes provided the funds for APSI to acquire a digital asset commonly referred to as “land” within the Sandbox metaverse. The purchase price was 7.9 Ethereum (ETH). On December 28, 2022, Mr. Carnes purchased the metaverse property back from the Company for 7.9 Ethereum, which was valued on the day of the Acquisition. The related party payable account was reduced accordingly.

On December 22, 2022, APSI issued a promissory note to Stephen W. Carnes in exchange for $225,000.00, to be used for the down payment related to the Acquisition, if the SPA were to be entered into, with interest payable on the unpaid principal at the rate of 10.00 percent per annum, calculated monthly not in advance, beginning on December 22, 2022. As the Acquisition closed on December 28, 2022, the aforementioned funds were used for the aforementioned down payment. The conformed copy of this promissory note is attached to this Current Report on Form 8-K as Exhibit 10.32.

On April 27, 2022, Robert Morris and the board of directors of APSI agreed in a Unanimous Written Consent of the Board of Directors In Lieu of Special Meeting that Mr. Morris would become a Director of APSI, on May 1, 2022, and would be paid $25,000 upon the signing of the aforementioned Unanimous Written Consent, April 27, 2022, and if APSI should successfully complete a merger or business combination on or before December 31, 2022, Mr. Morris will receive a $25,000 bonus. Because the Acquisition closed as of December 28, 2022, Mr. Morris will receive the $25,000 bonus.

Director Independence

APSI is not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, APSI is not at this time required to have APIS’s board of directors comprised of a majority of “independent directors.” APSI also has not established APSI’s own definition for determining whether APSI’s director and nominees for directors are “independent” nor has APSI adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system.

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DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our Articles of Incorporation and Bylaws that will be in effect at or prior to the consummation of this offering. Because these descriptions are only summaries, they may not include all the information that may be important to you. For a complete description, refer to these documents, forms of which are exhibits to the registration statement, of which this prospectus is a part, and to the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes (the “Nevada Statutes”).

DESCRIPTION OF SECURITIES

General

As of the date of this Registration Statement, APSI has 200,000,000 authorized shares of common stock, $0.0001 par value per share and 10,000,000 authorized shares of preferred stock, 6,000,000 are designated, 5,000,000 authorized shares of Series A Preferred Stock, $0.001 par value per share, and 1,000,000 authorized shares of Series B Preferred Stock, $0.001 par value per share. No other classes of stock are authorized or expected to be authorized under our certificate of formation.

As of December 28, 2022, there were 17,204,180 shares of common stock, 0 Series A Preferred Shares, and 500,000 Series B Preferred Shares, issued and outstanding, respectively. All of APSI’s outstanding shares of common stock are fully paid and nonassessable.

Common Stock

The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders shall be authorized by the affirmative vote of the majority of votes cast. Stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding holders of APSI’s preferred stock, holders of our Common Stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

In the event of APSI’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

Preferred Class A Stock

Each share of Preferred Class A Stock (also “Series A Preferred Stock”) is entitled to one hundred (100) votes per share on all matters. Except as provided by law, the holders of shares of Preferred Class A Stock vote together with the holders of shares of Common Stock as a single class.

In addition, so long as any shares of Preferred Class A Stock remains outstanding, in addition to any other vote or consent of stockholders required by APSI’s certificate of incorporation, APSI will not, without first obtaining the approval (by written consent, as provided by law or otherwise) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class: (i) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock; (ii) Effect an exchange reclassification, or cancellation of all or a part of the Series A Preferred Stock, but excluding a stock split or reverse stock split of APSI’s Common Stock or Preferred Stock; (iii) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or (iv) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation. For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein shall not require the authorization or approval of the existing shareholders of Preferred Stock.

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APSI is not required to pay dividends at any specific rate on the Series A Preferred Stock.

In the event of any liquidation, dissolution, or winding up of APSI, either voluntarily or involuntarily, the holders of Class A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of APSI to the holders of the junior stock by reason of their ownership of such stock, but not prior to any holders of APSI’s senior securities, which holders shall have priority to the distribution of any assets of APSI, an amount per share for each share of Class A Preferred Stock held by them equal to the sum of the liquidation preference specified for each share of preferred stock. If upon the liquidation, dissolution or winding up of APSI, the assets of APSI legally available for distribution to the holders of the Class A Preferred Stock are insufficient to permit the payment to such holders of the full amounts of their liquidation preference, subsequent to the payment to the senior securities then the entire remaining assets of APSI following the payment to the senior securities legally available for distribution shall be distributed with equal priority and pro rata among holders of the Class A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference. The liquidation preference of Class A Preferred Stock shall be equal to the original issue price per share of Class A Preferred Stock, as adjusted for any recapitalizations.

Holders of Class A Preferred Stock shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation), to convert any or all of their shares of the Class A Preferred Shares into Common Stock at the conversion ratio of (1) one Preferred A share to (100) one hundred common shares.

Holders of Preferred Class A Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to APSI’s Preferred Class A Stock.

Preferred Class B Stock

Each share of Preferred Class B Stock (also “Series B Preferred Stock”) is entitled to one thousand (1,000) votes per share on all matters. Except as provided by law, the holders of shares of Preferred Class B Stock vote together with the holders of shares of Common Stock as a single class.

The Preferred Class B Stock is not entitled to receive any dividends in any amount during which such shares are outstanding.

In the event of any liquidation, dissolution or winding up of APSI, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Preferred Class B Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of APSI to the holders of junior capital stock, including Common Stock, an amount equal to $0.001 per share [the “Liquidation Preference”]. If upon such liquidation, dissolution or winding up of APSI, the assets of APSI available for distribution to the holders of the Preferred Class B Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of APSI shall be distributed ratably among the holders of the Preferred Class B Stock and parity capital stock, if any. Neither the consolidation or merger of APSI nor the sale, lease or transfer by APSI of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of APSI.

Each share of Preferred Class B Stock shall be convertible, at the option of the Holder, into 1,000 (One Thousand) fully paid and non-assessable shares of APSI’s Common Stock. The aforementioned 1 to 1,000 ratio will be adjusted by stock splits, dividends, and distributions, and that adjustment will apply to reclassifications, consolidations, and mergers.

Holders of Preferred Class B Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to APSI’s Preferred Class B Stock.

Anti-Takeover Effects of Provisions of the Nevada Revised Statutes and APSI’s Certificate of Incorporation and Bylaws

Provisions of the Nevada Revised Statutes and APSI’s Certificate of Incorporation and Bylaws could make it more difficult to acquire APSI by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that APSI’s board of directors may consider inadequate and to encourage persons seeking to acquire control of APSI to first negotiate with APSI’s board of directors. APSI believes that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for APSI’s stockholders.

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Nevada Anti-Takeover Statute

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to APSI.

Exclusive Forum Provision

APSI’s Bylaws do not provide an exclusive forum provision.

Amendments to APSI’s Articles of Incorporation

APSI’s articles of incorporation reserve the right to amend, alter, change, or repeal any provision contained in APSI’s articles of incorporation, as prescribed by statute. Under the Nevada Revised Statutes section 78.390, except as provided in sections 77.340, 78.209, or Chapter 92A, the Board of Directors must adopt a resolution setting forth the amendment proposed and submit the proposed amendment to the shareholders for approval. If stockholders holding shares in the corporation representing at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, as provided in subsections 2 and 4 (of Nevada Revised Statutes section 78.390), or as may be required by the provisions of the articles of incorporation, have approved the amendment, an officer of the corporation shall sign a certificate setting forth the amendment, or setting forth the articles of incorporation as amended, and the vote by which the amendment was adopted. The aforementioned certificate must be filed with the Secretary of State. Subsection 2 states that except as otherwise provided in this subsection, if any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then, in addition to any approval otherwise required, the amendment must be approved by the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The amendment does not have to be approved by the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the amendment if the articles of incorporation specifically deny the right to vote on such an amendment. Subsection 4 states that different series of the same class of shares do not constitute different classes of shares for the purpose of voting by classes except when the series is adversely affected by an amendment in a different manner than other series of the same class.

Vacancies in the Board of Directors

APSI’s Bylaws provide that, any vacancy occurring on the board of directors and any directorship to be filled by reason of an increase in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director. Such newly elected director shall hold such office until his successor is elected and qualified or until his earlier resignation or removal.

Special Meetings of Stockholders

Per Nevada Revised Statutes, unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call annual and special meetings of the stockholders and directors. APSI’s articles of incorporation do not provide for special meetings. Under our Bylaws, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called by the president and shall be called by the president or secretary if requested in writing by the holders of not less than one-tenth (1/10) of all the shares entitled to vote at the meeting. Such request shall state the purpose or purposes of the proposed meeting. Written notice stating the place, date and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, except as otherwise required by statute or the articles of incorporation, either personally, by mail or by a form of electronic transmission consented to by the stockholder, to each stockholder of record entitled to vote at such meeting.

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No Cumulative Voting

The Nevada Revised Statutes provides that the articles of incorporation of any corporation may provide that at all elections of directors of the corporation each holder of stock possessing voting power is entitled to as many votes as equal the number of his or her shares of stock multiplied by the number of directors to be elected, and that the holder of stock may cast all of his or her votes for a single director or may distribute them among the number to be voted for or any two or more of them, as the holder of stock may see fit. To exercise the right of cumulative voting, one or more of the stockholders requesting cumulative voting must give written notice to the president or secretary of the corporation that the stockholder desires that the voting for the election of directors be cumulative. APSI’s Certificate of Incorporation does not provide for cumulative voting.

Limitations on Directors’ Liability; Indemnification of Directors and Officers

APSI’s Certificate of Incorporation and Bylaws contain provisions indemnifying APSI’s directors and officers to the fullest extent permitted by law. Per the Nevada Revised Statutes, except as otherwise provided in Nevada Revised Statutes 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless: (a) The presumption that good faith, on an informed basis and with a view to the interests of the corporation has been rebutted; and (b) It is proven that: (1) The director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (2) Such breach involved intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling APSI pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Amendment of our Articles of Incorporation

The affirmative vote of holders of at least 50 percent of the voting power of our outstanding shares of stock will generally be required to amend provisions of our Articles of Incorporation.

Amendment of our Bylaws

Our Bylaws may generally be altered, amended or repealed, or new bylaws may be adopted, with:

•	the affirmative vote of a majority of our directors; or

•	the affirmative vote of holders of at least two-thirds of the voting power of our outstanding shares of stock.

Listing

Our common stock is listed on the OTCPink Market under the symbol APSI. The company intends to apply for inclusion on the OTCQB

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s Common stock is            .

66

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has beneficially owned the shares proposed to be sold for at least one year, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our Common Stock then outstanding; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

67

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Suares & Associates, Brooklyn, New York.

EXPERTS

The financial statements as of March 31, 2022 and 2021 and for each of the three years in the period ended March  31, 2022 included in this prospectus have been so included in reliance on the report of , an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

As a result of the offering, we will become subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent public accounting firm. We also maintain an Internet site at https://www.aquapowersystemsinc.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Through and including                    , 2023, (the 25th day after the date of this prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

68

AQUA POWER SYSTEMS INC.

F-1

AQUA POWER SYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

	As of September 30, 2022 (unaudited)	As of March 31, 2022

ASSETS
Current Assets
Cash and cash equivalents	$82,315	$130,778
Digital currency	596	1,726
Total Current Assets	82,911	132,504

Other Assets
Intangible asset	7,850	23,229
Total Other Assets	7,850	23,229

Total Assets	$90,761	$155,733

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)

Current Liabilities
Accounts payable and accrued expenses - related party	$44,990	$32,990
Notes payable - related party	30,055	30,055
Total Liabilities	75,045	63,045

Shareholders' Equity (Deficiency)
Undesignated Preferred Stock, $0.001 par value, 4,000,000 shares authorized, at September 30, 2022 and March 31, 2022, there were none issued and outstanding, respectively	–	–
Preferred A Stock, $0.001 par value; 5,000,000 shares authorized, at September 30, 2022 and March 31, 2022, there were none issued and outstanding, respectively	–	–
Preferred B Stock $0.001 par value 1,000,000 shares authorized, at September 30, 2022 and March 31, 2022, there were 500,000 and 500,000 issued and outstanding, respectively	500	500
Common stock, $0.0001 par value; 200,000,000 shares authorized, at September 30, 2022 and March 31, 2022, there were 17,204,180 and 50,146,804 issued and outstanding, respectively	1,720	5,014
Additional paid-in capital	654,170	650,876
Accumulated deficit	(640,674)	(563,702)
Total Shareholders' Equity (Deficit)	15,716	92,688

Total Liabilities and Shareholders' Equity (Deficit)	$90,761	$155,733

See accompanying notes to condensed consolidated financial statement

F-2

AQUA POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021

Revenue	$–	$–	$–	$–

Operating Expenses
Professional fees	13,024	19,103	48,463	56,407
Rent	6,000	6,000	12,000	12,000
Total Operating Expenses	19,024	25,103	60,463	68,407

Profit (Loss) from Operations	(19,024)	(25,103)	(60,463)	(68,407)

Other Income (Expense)
Gain on extinguishment of debt	–	678,233	–	678,233
Loss of value of digital assets	(16,509)	–	(16,509)	–
Interest expense – related party	–	(2,743)	–	(9,304)
Interest expense – other	–	(4,144)	–	(14,796)
Total Other Income (Expense)	(16,509)	671,346	(16,509)	654,133

Provision for Income Taxes	–	–	–	–

NET PROFIT (LOSS)	$(35,533)	$646,243	$(76,972)	$585,726

Net Profit (Loss) Per Share – Basic	$0.00	$0.01	$0.00	$0.01
Net Profit (Loss) Per Share – Diluted	$0.00	$0.00	$0.00	$0.00

Weighted Average Number of Shares Outstanding – Basic	17,204,180	58,510,007	25,892,345	58,788,474
Weighted Average Number of Shares Outstanding – Diluted	17,204,180	558,510,007	25,892,345	558,788,474

See accompanying notes to condensed consolidated financial statement

F-3

AQUA POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT)

For the 6 months ended September 30, 2022 and 2021

	Series A Preferred		Series B Preferred		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity/ (Deficit)
	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	($)	($)	($)
Balance March 31, 2021	–	–	500,000	500	59,066,942	5,906	6,810	(1,118,613)	(1,105,397)
Issuance of shares for subscription agreement	–	–	–	–	100,000	10	199,990	–	200,000
Net loss	–	–	–	–	–	–	–	(60,517)	(60,517)
Balance June 30, 2021	–	–	500,000	500	59,166,942	5,916	206,800	(1,179,130)	(965,914)
Cancellation of shares	–	–	–	–	(9,020,138)	(902)	902	–	–
Net income	–	–	–	–	–	–	–	646,243	646,243
Balance Sept 30, 2021	–	–	500,000	500	50,146,804	5,014	207,702	(532,887)	(319,671)

	Series A Preferred		Series B Preferred		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity/ (Deficit)
	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	($)	($)	($)
Balance March 31, 2022	–	–	500,000	500	50,146,804	5,014	650,876	(563,702)	92,688
Cancellation of shares	–	–	–	–	(32,942,624)	(3,294)	3,294	–	–
Net loss	–	–	–	–	–	–	–	(41,439)	(41,439)
Balance June 30, 2022	–	–	500,000	500	17,204,180	1,720	654,170	(605,141)	51,249
Net loss	–	–	–	–	–	–	–	(35,533)	(35,533)
Balance Sept 30, 2022	–	–	500,000	500	17,204,180	1,720	654,170	(640,674)	15,716

See accompanying notes to condensed consolidated financial statement

F-4

AQUA POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended September 30,
	2022	2021
Cash Flows From Operating Activities:
Net Income (Loss)	$(76,972)	$585,726
Adjustments to reconcile net loss to net cash used in operations
Gain on extinguishment of debt	–	(678,233)
Loss on value of digital assets	16,509	–
Changes in operating assets and liabilities:
Increase (decrease) in accrued expenses – related party	12,000	18,000
Increase (decrease) in accrued interest	–	24,100
Net Cash Used In Operating Activities	(48,463)	(50,407)

Cash Flows From Investing Activities:
Net Cash Used in Investing Activities	–	–

Cash Flows From Financing Activities:
Proceeds from common stock sale	–	200,000
Proceeds from note payable - related party	–	–
Net Cash Provided by Financing Activities	–	200,000

Net Increase (Decrease) in Cash	(48,463)	149,593

Cash at Beginning of Period	130,778	–

Cash at End of Period	$82,315	$149,593

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$–
Cash paid for taxes	$–	$–

Supplemental disclosure of non-cash investing activities:
Cancellation of shares	$3,294	$902

See accompanying notes to condensed consolidated financial statement

F-5

AQUA POWER SYSTEMS, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2022

NOTE 1 – ORGANIZATION AND BUSINESS

Aqua Power Systems, Inc. (APSI), (the "Company") was incorporated in the State of Nevada on December 9, 2010.

On December 1, 2020, the Eight Judicial District Court of Nevada entered an order appointing Small Cap Compliance, LLC as custodian of the Company, authorizing and directing it to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening a meeting of stockholders. Small Cap Compliance, LLC was not a shareholder of the Company on the date that it applied to serve as a custodian of the Company.

On December 7, 2020, Small Cap Compliance, LLC filed the Certificate of Reinstatement for the Company, thereby reinstating the Company, appointed Stephen Carnes as the sole officer and director of the Company and amended the Company’s Certificate of Incorporation to authorize the issuance of up to one million shares of Series B Preferred Stock.

On March 3, 2021, the Eight Judicial District Court of Nevada entered an order approving Small Cap Compliance, LLC’s actions, without prejudice to the claims of interested parties as to dilution of their interest, terminated Small Cap Compliance, LLC’s custodianship of the Company, and discharged Small Cap Compliance as the custodian of the Company.

The Company is a shell company in that it has no or nominal operations with either no or nominal assets. The Company’s business purpose is to identify, research and if determined to meet the Company’s criteria, acquire an interest in business opportunities available for the Company to leverage. The Company is not restricting its business development criteria to any specific business, industry, or geographical location. The Company may in fact participate in a business venture of virtually any kind or nature so long that it is in the best interest of the Company and its shareholders in an effort to build long-term shareholder value.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated no revenues for the six months ended September 30, 2022. The Company reported net loss of $(76,972) and has an accumulated deficit of ($640,674) and used cash for operations of $48,463. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon, among other things, the Company’s ability to execute its plans by acquiring assets and begin generating revenue. The Company currently relies on its ability to obtain financing through the sale of securities and funding from related parties. No assurance can be given that the Company will be successful in these efforts in the future.

Management plans to identify adequate sources of funding to provide operating capital for continued growth.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-6

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principals of Consolidation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company accounts for cash and cash equivalents under FASB ASC 305, “Cash and Cash Equivalents”, and considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of September 30, 2022 and March 31, 2022, respectively.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at September 30, 2022.

F-7

Financial Instruments

The Company’s balance sheet is limited to organizational startup costs due to the Acquisition in December 2020. ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 –	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 –	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 –	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2022. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring basis.

Long-lived Assets

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented. As of September 30, 2022, the Company does not have any Long-Lived Assets and we did not recognize any impairment losses for any periods presented.

Property and Equipment

The Company follows ASC 360, Property, Plant, and Equipment, for its fixed assets. Equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets (3 years). As of September 30, 2022, the Company did not have any Fixed Assets.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions. The Company leases office space from an entity that is controlled by the CEO and a Director of the Company.

F-8

Stock-Based Compensation

FASB ASC 718 “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 “Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date. As of September 30, 2022, the company did not have any stock-based transactions.

Earnings (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted income (loss) per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and upon the conversion of notes. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. As of September 30, 2022 and March 31, 2022 there were 500,000,000 shares issuable upon conversion of preferred shares.

Recently Issued Accounting Pronouncements

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 4 – NOTES PAYABLE

Effective August 5, 2021, the Eighth Judicial District Court of Clark County, Nevada granted a motion to bar any asserted and unasserted claims against the assets of the Company prior to the date of judgment. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to all notes due by the Company prior to August 5, 2021 have been recorded as a gain on extinguishment of debt on the income statement.

F-9

NOTE 5 – RELATED PARTY TRANSACTIONS

Effective August 5, 2021, the Eighth Judicial District Court of Clark County, Nevada granted a motion to bar any asserted and unasserted claims against the assets of the Company prior to the date of judgment. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to all notes due by the Company prior to August 5, 2021 (with the exception of the transactions noted below with a current officer of the Company) have been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On December 16, 2020, the Company issued an unsecured promissory note in principal amount of $5,100 to an officer of the Company. The note is non-interest bearing and due on demand.

On February 14, 2022, an officer of the Company transferred 8.5 Ethereum cryptocurrency (ETH) from a personal digital wallet to the Company’s digital wallet. The ETH transferred was valued at $24,955 on the date of the transaction and recorded as a note payable. The note is unsecured, non-interest bearing note and due on demand.

NOTE 6 – INTANGIBLE ASSETS

On February 14, 2022, the Company acquired a digital asset commonly referred to as “land” within the Sandbox metaverse. The Sandbox is a decentralized, community-driven gaming ecosystem where creators can share and monetize voxel assets and gaming experiences on the Ethereum blockchain. The purchase price was 7.9 Ethereum (ETH). The digital asset (“land”) is an ERC-721 token on the Ethereum network commonly referred to as Sandbox Lands. The asset was valued based on the market rate of ETH on the date of transaction for a value of $23,229, due to the decline in the value of digital assets, the asset was revalued at $7,850 at September 30, 2022, based on the lowest value of ETH during the six months ended September 30, 2022. Management evaluated the asset for impairment and determined that no impairment was necessary.

NOTE 7 – SHAREHOLDERS’ EQUITY

Common Stock

The Company has 200,000,000 authorized common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

On April 22, 2021, the Company issued 100,000 shares of its Common Stock in return for an investment of $200,000 via a Subscription Agreement.

During September 2021, as a result of a court order, the Company canceled a total of 9,020,138 shares of its common stock. Specifically, 6,330,138 of these shares were held by Silverton SA as disclosed in prior filings and canceled on September 22, 2021, and 2,690,000 of these shares were held by Paramount Trading Company and canceled on September 24, 2021.

On November 4, 2021, the Company filed a lawsuit for declaratory relief, seeking an order declaring void 32,942,624 shares of its common stock that were held Mr. Tadashi Ishikawa, the former CEO of the Company. On May 19, 2022, the Court ruled that the Motion for Entry of Default Final Judgement was granted and the Court declared the 32,942,624 shares of common stock in APSI issued to Tadashi Ishikawa, held in Book Entry, void and cancelled.

Preferred Stock

The Company is authorized to a total of 10,000,000 shares of preferred stock.

F-10

There are 6,000,000 shares currently designated. A designation for 5,000,000 Series A Preferred Stock with a par value of $0.001 was filed on September 9, 2015, and another designation for 1,000,000 Series B Preferred Stock with a par value of $0.001 was filed on December 7, 2020.

There are currently no Series A Preferred shares issued and outstanding.

On December 7, 2020, 500,000 Series B Preferred shares were issued to Small Cap Compliance, LLC after the Eight Judicial District Court of Nevada entered an order appointing Small Cap Compliance, LLC as custodian of the Company, authorizing and directing it to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening a meeting of stockholders. Small Cap Compliance, LLC was not a shareholder of the Company on the date that it applied to serve as a custodian of the Company. On that same day, Small Cap Compliance, LLC filed the Certificate of Reinstatement for the Company, thereby reinstating the Company, appointed Stephen Carnes as the sole officer and director of the Company and amended the Company’s Certificate of Incorporation to authorize the issuance of up to one million shares of Series B Preferred Stock.

Preferred Class A Stock

Each share of Preferred Class A Stock is entitled to one hundred (100) votes per share on all matters. Except as provided by law, the holders of shares of Preferred Class A Stock vote together with the holders of shares of Common Stock as a single class.

In addition, so long as any shares of Preferred Class A Stock remains outstanding, in addition to any other vote or consent of stockholders required by our certificate of incorporation, the company will not, without first obtaining the approval (by written consent, as provided by law or otherwise) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class: (i) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock; (ii) Effect an exchange reclassification, or cancellation of all or a part of the Series A Preferred Stock, but excluding a stock split or reverse stock split of the Company’s Common Stock or Preferred Stock; (iii) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or (iv) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation. For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein shall not require the authorization or approval of the existing shareholders of Preferred Stock.

The Company is not required to pay dividends at any specific rate on the Series A Preferred Stock.

In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of Class A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the junior stock by reason of their ownership of such stock, but not prior to any holders of the Company’s senior securities, which holders shall have priority to the distribution of any assets of the Company, an amount per share for each share of Class A Preferred Stock held by them equal to the sum of the liquidation preference specified for each share of preferred stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Class A Preferred Stock are insufficient to permit the payment to such holders of the full amounts of their liquidation preference, subsequent to the payment to the senior securities then the entire remaining assets of the Company following the payment to the senior securities legally available for distribution shall be distributed with equal priority and pro rata among holders of the Class A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference. The liquidation preference of Class A Preferred Stock shall be equal to the original issue price per share of Class A Preferred Stock, as adjusted for any recapitalizations.

Holders of Class A Preferred Stock shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation), to convert any or all of their shares of the Class A Preferred Shares into Common Stock at the conversion ratio of (1) one Preferred A share to (100) one hundred common shares.

F-11

Holders of Preferred Class A Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to our Preferred Class A Stock.

Preferred Class B Stock

Each share of Preferred Class B Stock is entitled to one thousand (1,000) votes per share on all matters. Except as provided by law, the holders of shares of Preferred Class B Stock vote together with the holders of shares of Common Stock as a single class.

The Preferred Class B Stock is not entitled to receive any dividends in any amount during which such shares are outstanding.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Preferred Class B Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of junior capital stock, including Common Stock, an amount equal to $0.001 per share [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Class B Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Company shall be distributed ratably among the holders of the Preferred Class B Stock and parity capital stock, if any. Neither the consolidation or merger of the Company nor the sale, lease or transfer by the Company of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Company.

Each share of Preferred Class B Stock shall be convertible, at the option of the Holder, into 1,000 (One Thousand) fully paid and non-assessable shares of the Corporation's Common Stock. The aforementioned 1 to 1,000 ratio will be adjusted by stock splits, dividends, and distributions, and that adjustment will apply to reclassifications, consolidations, and mergers.

Holders of Preferred Class B Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to our Preferred Class B Stock.

NOTE 8 – SUBSEQUENT EVENTS

On October 6, 2022, Aqua Power Systems Inc. (“APSI”) entered into a Letter of Intent (“LOI”) to acquire all of the outstanding shares of Tradition Transportation Group, Inc. (“Tradition”). Terms of the LOI are attached as an Exhibit to this filing and incorporated by reference. Both APSI and Tradition request APSI shareholders and other interested parties respect and refrain from contacting Tradition or its employees and affiliates for details so as not to interrupt operations and the process of finalizing a transaction. APSI and Tradition shall in best efforts work toward Definitive Agreements as outlined in the LOI attached hereto.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Aqua Power Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aqua Power Systems, Inc. (the Company) as of March 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022, and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficit, has generated net losses since its inception and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Hudgens CPA, PLLC
www.hudgenscpas.com
We have served as the Company’s auditor since 2021.
Houston, Texas
June 29, 2022

F-13

AQUA POWER SYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

	As of March 31,

	2022	2021

ASSETS
Current Assets
Cash and cash equivalents	$130,778	$–
Digital currency	1,726	–
Total Current Assets	132,504	–

Other Assets
Intangible asset	$23,229	$–
Total Other Assets	23,229	–

Total Assets	$155,733	$–

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)

Current Liabilities
Accounts payable and accrued expenses - related party	$32,990	$40,916
Accrued interest payable on convertible notes	–	206,961
Accrued Interest - Related Party	–	154,099
Convertible note payable - related party, net	–	263,158
Convertible note, net	–	411,050
Notes payable - related party	30,055	21,713
Notes payable	–	7,500
Total Liabilities	63,045	1,105,397

Shareholders' Equity (Deficiency)
Undesignated Preferred Stock, $0.001 par value, 4,000,000 shares authorized, none issued and outstanding at March 31, 2022 and 2021, respectively	–	–
Preferred A Stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding at March 31, 2022 and 2021, respectively	–	–
Preferred B Stock $0.001 par value 1,000,000 shares authorized, 500,000 and 0 issued and outstanding at March 31, 2021 and 2020 respectively	500	500
Common stock, $0.0001 par value; 200,000,000 shares authorized, 50,146,804 and 59,066,942 issued and outstanding, at March 31, 2022 and March 31, 2021 respectively	5,014	5,906
Additional paid-in capital	650,876	6,810
Accumulated deficit	(563,702)	(1,118,613)
Total Shareholders' Equity (Deficit)	92,688	(1,105,397)

Total Liabilities and Shareholders' Equity (Deficit)	$155,733	$–

See accompanying notes to condensed consolidated financial statement

F-14

AQUA POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended March 31,
	2022	2021

Revenue	$–	$–

Operating Expenses
Professional fees	75,222	5,090
Rent	24,000	3,000
Total Operating Expenses	99,222	8,090

Loss from Operations	(99,222)	(8,090)

Other Income (Expense)
Gain on extinguishment of debt	678,233	–
Interest expense – related party	(9,304)	(28,727)
Interest expense – other	(14,796)	(41,115)
Total Other Income (Expense)	654,133	(69,842)

NET INCOME (LOSS)	$554,911	$(77,932)

Net Income (Loss) Per Share – Basic	$0.01	$(0.00)
Net Income (Loss) Per Share – Diluted	$0.00	$(0.00)

Weighted average number of shares outstanding during the year – Basic	54,467,639	59,066,942
Weighted average number of shares outstanding during the year – Diluted	554,467,639	59,066,942

See accompanying notes to condensed consolidated financial statement

F-15

AQUA POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT)

For the years ended March 31, 2022 and 2021

	Series A Preferred		Series B Preferred		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Capital ($)	Deficit ($)	Equity/ (Deficit) ($)
Balance March 31 2020	–	–	–	–	59,066,942	5,906	7,310	(1,040,681)	(1,027,465)

Issuance of shares for custodianship	–	–	500,000	500	–	–	(500)	–	–
Net loss	–	–	–	–	–	–	–	(77,932)	(77,932)
Balance March 31, 2021	–	–	500,000	500	59,066,942	5,906	6,810	(1,118,613)	(1,105,397)

Issuance of shares for subscription agreement	–	–	–	–	100,000	10	199,990	–	200,000
Cancellation of shares	–	–	–	–	(9,020,138)	(902)	902	–	–
Gain on extinguishment of debt – related parties	–	–	–	–	–	–	443,174	–	443,174
Net income	–	–	–	–	–	–	–	554,911	554,911
Balance March 31, 2022	–	–	500,000	500	50,146,804	5,014	650,876	(563,702)	92,688

See accompanying notes to condensed consolidated financial statement

F-16

AQUA POWER SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2022	2021
Cash Flows From Operating Activities:
Net Loss	$554,911	$(77,932)
Adjustments to reconcile net loss to net cash used in operations
Gain on extinguishment of debt	(678,233)
Changes in operating assets and liabilities:
Increase (decrease) in accrued expenses – related party	30,000	69,842
Increase (decrease) in accrued interest	14,796
Increase (decrease) in accrued interest – related party	9,304	2,990
Net Cash Used In Operating Activities	(69,222)	(5,100)

Cash Flows From Investing Activities:
Net Cash Used in Investing Activities	–	–

Cash Flows From Financing Activities:
Proceeds from common stock sale	200,000	–
Proceeds from note payable - related party	–	5,100
Net Cash Provided by Financing Activities	200,000	5,100

Net Increase (Decrease) in Cash	130,778	–

Cash at Beginning of Period	–	–

Cash at End of Period	$130,778	$–

Supplemental disclosure of cash flow information:

Cash paid for interest	$–	$–
Cash paid for taxes	$–	$–

Supplemental disclosure of non-cash investing activities:

Gain on extinguishment of debt – related party	$443,174	$–
Cancellation of shares	$902	$–
Notes payable issued for purchase of digital asset – related party	$24,995	$–

See accompanying notes to condensed consolidated financial statement

F-17

AQUA POWER SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2022 and 2021

NOTE 1 – ORGANIZATION AND BUSINESS

Aqua Power Systems, Inc. (APSI), (the "Company") was incorporated in the State of Nevada on December 9, 2010.  The last reporting date on the Company’s activity was for the quarter ended June 30, 2015.

On December 1, 2020, the Eight Judicial District Court of Nevada entered an order appointing Small Cap Compliance, LLC as custodian of the Company, authorizing and directing it to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening a meeting of stockholders. Small Cap Compliance, LLC was not a shareholder of the Company on the date that it applied to serve as a custodian of the Company.

On December 7, 2020, Small Cap Compliance, LLC filed the Certificate of Reinstatement for the Company, thereby reinstating the Company, appointed Stephen Carnes as the sole officer and director of the Company and amended the Company’s Certificate of Incorporation to authorize the issuance of up to one million shares of Series B Preferred Stock.

On March 3, 2021, the Eight Judicial District Court of Nevada entered an order approving Small Cap Compliance, LLC’s actions, without prejudice to the claims of interested parties as to dilution of their interest, terminated Small Cap Compliance, LLC’s custodianship of the Company, and discharged Small Cap Compliance as the custodian of the Company.

The Company is a shell company in that it has no or nominal operations with either no or nominal assets. The Company’s business purpose is to identify, research and if determined to meet the Company’s criteria, acquire an interest in business opportunities available for the Company to leverage.  The Company is not restricting its business development criteria to any specific business, industry, or geographical location.  The Company may in fact participate in a business venture of virtually any kind or nature so long that it is in the best interest of the Company and its shareholders in an effort to build long-term shareholder value.

 NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated no revenues for the year ending March 31, 2022. The Company reported net income of $554,911 due solely to the gain on extinguishment of debt, has an accumulated deficit of ($563,702) and used cash for operations of $69,222. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon, among other things, the Company’s ability to execute its plans by acquiring assets and begin generating revenue. The Company currently relies on its ability to obtain financing through the sale of securities and funding from related parties. No assurance can be given that the Company will be successful in these efforts in the future.

Management plans to identify adequate sources of funding to provide operating capital for continued growth.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

F-18

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principals of Consolidation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

The Company accounts for cash and cash equivalents under FASB ASC 305, “Cash and Cash Equivalents”, and considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of March 31, 2022 and 2021, respectively.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at March 31, 2022.

Financial Instruments

The Company’s balance sheet is limited to organizational startup costs due to the Acquisition was in December 2020. ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 –	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 –	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 –	Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring basis.

F-19

Long-lived Assets

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented. As of March 31, 2022, the Company does not have any Long-Lived Assets and we did not recognize any impairment losses for any periods presented.

Property and Equipment

The Company follows ASC 360, Property, Plant, and Equipment, for its fixed assets. Equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets (3 years). As of March 31, 2022, the Company did not have any Fixed Assets.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions. The Company leases office space from an entity that is controlled by the CEO and a Director of the Company.

Stock-Based Compensation

FASB ASC 718 “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 “Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date. As of March 31, 2022, the company did not have any stock-based transactions.

Earnings (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted income (loss) per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and upon the conversion of notes. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. As of March 31, 2022 and 2021 there were 500,000,000 shares issuable upon conversion of preferred shares.

Recently Issued Accounting Pronouncements

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

F-20

NOTE 4 – LEGAL PROCEEDINGS

Aqua Power Systems Inc. v. Silverton SA, Inc.

On May 4, 2021, the Company filed a lawsuit for declaratory relief, seeking an order declaring void 6,330,138 shares of common stock of the Company held by Silverton SA, Inc., which was administratively dissolved July 9, 2018, in book entry with the Company’s transfer agent, which were not acquired by any consideration.

On August 23, 2021, the Company moved for an entry of default for Silverton SA, Inc.’s failure to appear or serve any papers as required by law. On September 15, 2021, the Company filed a Motion for Entry of Default Final Judgement for failure to appear, file any responsive pleading or paper in this action, or otherwise assert any defense to this action as required by law.

On September 22, 2021, the Court ruled that the Motion for Entry of Default Final Judgement was granted and the Court declared the 6,330,138 shares of common stock in the Company issued to [Silverton SA, Inc.] on or about October 7, 2015, held in Book Entry, void and cancelled.

Aqua Power Systems Inc. v. Paramount Trading Company Inc.

On May 4, 2021, the Company filed a lawsuit for declaratory relief, seeking an order declaring void 2,690,000 shares of common stock of the Company held by Paramount Trading Company (“PTC”), a defunct company, in book entry with the Company’s transfer agent, which were not acquired by any consideration.

On August 23, 2021, the Company moved for an entry of default for failure to appear or serve any papers as required by law. On September 15, 2021, the Company filed a Motion for Entry of Default Final Judgement for failure to appear, file any responsive pleading or paper in this action, or otherwise assert any defense to this action as required by law.

On September 24, 2021, the Court ruled that the Motion for Entry of Default Final Judgement was granted and the Court declared the 2,690,000 shares of common stock in APSI issued to PTC, over two transactions, on or about October 1, 2015 and on or about July 14, 2017, held in Book Entry, void and cancelled.

Court order barring asserted & unasserted claims

Effective August 5, 2021, the Eighth Judicial District Court of Clark County, Nevada granted a motion to bar any asserted and unasserted claims against the assets of the Company prior to the date of judgment. In connection with the judgment, management has determined it is appropriate to write-off certain accounts payable and accrued expenses due by the Company to third parties with the exception of the payables current management has authorized since its appointment.

Aqua Power Systems Inc. v. Tadashi Ishikawa

On November 4, 2021, the Company filed a lawsuit for declaratory relief, seeking an order declaring void 32,942,624 shares of its common stock, representing 65.7% of the current issued and outstanding shares, that were held Mr. Tadashi Ishikawa, the former CEO of the Company. As disclosed in the Subsequent Events Note, on May 19, 2022, the Court ruled that the Motion for Entry of Default Final Judgement was granted and the Court declared the 32,942,624 shares of common stock in APSI issued to Tadashi Ishikawa, held in Book Entry, void and cancelled.

NOTE 5 – NOTES PAYABLE

On March 31, 2015, the Company issued a convertible promissory note in the principal amount of $55,000 to an investor. Pursuant to the terms of the note, the note is bearing interest rate of 10% and is due on March 31, 2016. Subsequent to March 31, 2015, this convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $1,914 and $5,500 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement.

F-21

On April 20, 2015, the Company issued an unsecured promissory note in the amount of $7,500 to an investor. Pursuant to the terms of the note, the note is bearing 10% interest and is due on demand. Interest expense incurred during the years ended March 31, 2022 and 2021 was $261 and $750 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement,

On April 28, 2015, the Company issued a convertible promissory note in the principal amount of $6,000 to an investor. Pursuant to the terms of the note, the note is bearing 10% interest and is due on April 26, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $209 and $600 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement,

On April 30, 2015, the Company issued a convertible promissory note in the principal amount of $18,000 to an investor. Pursuant to the terms of the note, the note is bearing 10% interest and is due on April 30, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $626 and $1,800 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement,

On May 7, 2015, the Company issued a convertible promissory note in the principal amount of $74,000 to an investor. Pursuant to the terms of the note, the note is bearing 10% interest and is due on May 7, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $2,575 and $7,400 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement,

On May 18, 2015, the Company issued a convertible promissory note in the principal amount of $105,000 to an investor. Pursuant to the terms of the note, the note is bearing 10% interest and is due on May 18, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $3,653 and $10,500 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement,

On May 22, 2015, the Company issued a convertible promissory note in the principal amount of $40,000 to an investor. Pursuant to the terms of the note, the note is bearing 10% interest and is due on May 22, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $1,392 and $4,000 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement,

F-22

On May 27, 2015, the Company issued a convertible promissory note in the principal amount of $61,000 to an investor. Pursuant to the terms of the note, the note is bearing 10% interest and is due on May 27, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $2,122 and $6,100 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement,

On June 8, 2015, the Company issued a convertible promissory note in the principal amount of $50,000 to an investor. Pursuant to the terms of the note, the note is bearing 10% interest and is due on June 8, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $1,740 and $5,000 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a gain on extinguishment of debt on the income statement,

NOTE 6 – RELATED PARTY TRANSACTIONS

On June 6, 2014, the Company issued an unsecured promissory note in the amount of $3,500 to a related party. Pursuant to the terms of the note, the note was non-interest bearing and was due on the earlier of December 31, 2014, or within 10 business days upon the closing of any definitive agreement. The Company is currently in default of this note at March 31, 2015, and expects to make the necessary payments whenever the Company is able to make such payment. Subsequent to March 31, 2015, the Company amended the original note in exchange for a promissory bearing interest rate of 10% and was due on June 6, 2015 and may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $121 and $350 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On July 4, 2014, the Company issued an unsecured promissory note in the amount of $2,500 to a related party. Pursuant to the terms of the note, the note was non-interest bearing and was due on the earlier of December 31, 2014, or within 10 business days upon the closing of any definitive agreement. The Company is currently in default of this note at March 31, 2015, and expects to make the necessary payments whenever the Company is able to make such payment. Subsequent to March 31, 2015, the Company amended the original note in exchange for a promissory bearing interest rate of 10% and was due on July 4, 2015, and may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $87 and $250 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On August 1, 2014, the Company issued an unsecured promissory note in the amount of $3,000 to a related party. Pursuant to the terms of the note, the note was non-interest bearing and was due on the earlier of December 31, 2014, or within 10 business days upon the closing of any definitive agreement. The Company is currently in default of this note at March 31, 2015, and expects to make the necessary payments whenever the Company is able to make such payment. Subsequent to March 31, 2015, the Company amended the original note in exchange for a promissory bearing interest rate of 10% and is due on August 1, 2015, and may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $104 and $300 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

F-23

On August 11, 2014, the Company issued an unsecured promissory note in the amount of $14,000 to a related party. Pursuant to the terms of the note, the note was non-interest bearing and was due on the earlier of December 31, 2014, or within 10 business days upon the closing of any definitive agreement. The Company is currently in default of this note at March 31, 2015, and expects to make the necessary payments whenever the Company is able to make such payment. Subsequent to March 31, 2015, the Company amended the original note in exchange for a promissory bearing interest rate of 10% and is due on August 11, 2015, and may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $487 and $1,400 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On May 1, 2015, the Company memorialized an unsecured promissory note in the amount of $7,500 to a related party for the payment of expenses during the year ended March 31, 2015. Pursuant to the terms of the note, the note is bearing interest rate of 10% and is due by May 1, 2016. Interest expense incurred during the years ended March 31, 2022 and 2021 was $261 and $750 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On November 10, 2014, the Company issued an unsecured promissory note in the amount of $9,113 to a related party. Pursuant to the terms of the note, the note is bearing 10% interest, and is due on November 10, 2015. Interest expense incurred during the years ended March 31, 2022 and 2021 was $317 and $911 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On December 22, 2014, the Company issued an unsecured promissory note in the amount of $2,050, respectively, to a related party. Pursuant to the terms of the note, the note was bearing 10% interest, and was due on the earlier of December 31, 2014, or within 10 business days upon the closing of any definitive agreement. The Company is currently in default of this note at March 31, 2015, and expects to make the necessary payments whenever the Company is able to make such payment. Subsequent to March 31, 2015, the Company amended the original note in exchange for a promissory bearing interest rate of 10% and is due on December 22, 2015 and may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $71 and $205 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On January 19, 2015, the Company issued a convertible promissory note in the principal amount of $550 to a related party. Pursuant to the terms of the note, the note is bearing interest rate of 10% and is due on January 19, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $19 and $55 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

F-24

On February 12, 2015, the Company issued a convertible promissory note in the principal amount of $11,634 to a related party. Pursuant to the terms of the note, the note is bearing interest rate of 10% and is due on February 12, 2016. Subsequent to March 31, 2015, this convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $405 and $1,163 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On February 25, 2015, the Company issued a convertible promissory note in the principal amount of $117,000 to a related party. Pursuant to the terms of the note, the note is bearing interest rate of 10% and is due on February 25, 2016. Subsequent to March 31, 2015, this convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $4,071 and $11,700 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On March 31, 2015, the Company issued a convertible promissory note in the principal amount of $20,000 to a related party. Pursuant to the terms of the note, the note is bearing interest rate of 10% and is due on March 31, 2016. Subsequent to March 31, 2015, this convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $696 and $2,000 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On March 31, 2015, the Company issued a convertible promissory note in the principal amount of $75,000 to a related party. Pursuant to the terms of the note, the note is bearing interest rate of 10% and is due on March 31, 2016. Subsequent to March 31, 2015, this convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $2,610 and $7,500 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On May 4, 2015, the Company issued a convertible promissory note in the principal amount of $12,100 to a related party. Pursuant to the terms of the note, the note is bearing 10% interest and is due on May 4, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $421 and $1,210 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

On April 16, 2015, the Company issued a convertible promissory note in the principal amount of $1,824 to a related party. Pursuant to the terms of the note, the note is bearing 10% interest and is due on April 16, 2016. This convertible note may be converted into shares of the Company’s common stock at a conversion price of $0.20. For convertible debt, the convertible feature indicated a rate of conversion that was below market value at the time of issuance. As a result, the Company recorded a BCF and related debt discount. The debt discount was fully amortized prior to March 31, 2019 and therefore, no amortization expense was recognized during fiscal years ended March 31, 2022 and 2021. Interest expense incurred during the years ended March 31, 2022 and 2021 was $63 and $182 respectively. In connection with the court’s ruling on August 5, 2021, relieving the Company of its obligations on past debts, the principal and accrued interest related to this note has been recorded as a contribution of capital in equity due to the prior related party nature of the note.

F-25

On December 16, 2020, the Company issued an unsecured promissory note in principal amount of $5,100 to an officer of the Company. The note is non-interest bearing and due on demand.

On February 14, 2022, an officer of the Company transferred 8.5 Ethereum cryptocurrency (ETH) from a personal digital wallet to the Company’s digital wallet. The ETH transferred was valued at $24,955 on the date of the transaction and recorded as a note payable. The note is unsecured, non-interest bearing note and due on demand.

NOTE 7 – INTANGIBLE ASSETS

On February 14, 2022, the Company acquired a digital asset commonly referred to as “land” within the Sandbox metaverse. The Sandbox is a decentralized, community-driven gaming ecosystem where creators can share and monetize voxel assets and gaming experiences on the Ethereum blockchain. The purchase price was 7.9 Ether (ETH). The digital asset (“land”) is an ERC-721 token on the Ethereum network commonly referred to as Sandbox Lands. The asset was valued based on the market rate of ETH on the date of transaction for a value of $23,229. Management evaluated the asset for impairment and determined that no impairment was necessary.

NOTE 8 – SHAREHOLDERS’ EQUITY

Common Stock

The Company has 200,000,000 authorized common shares with a par value of $0.0001 per share.  Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

On April 22, 2021, the Company issued 100,000 shares of its Common Stock in return for an investment of $200,000 via a Subscription Agreement.

During September 2021, as a result of a court order, the Company canceled a total of 9,020,138 shares of its common stock. Specifically, 6,330,138 of these shares (or 10.7% of the total issued and outstanding shares) were held by Silverton SA as disclosed in prior filings and canceled on September 22, 2021, and 2,690,000 of these shares were held by Paramount Trading Company and canceled on September 24, 2021.

Preferred Stock

The Company is authorized to a total of 10,000,000 shares of preferred stock.

There are 6,000,000 shares currently designated. A designation for 5,000,000 Series A Preferred Stock with a par value of $0.001 was filed on September 9, 2015, and another designation for 1,000,000 Series B Preferred Stock with a par value of $0.001 was filed on December 7, 2020.

There are currently no Series A Preferred shares issued and outstanding.

On December 7, 2020, 500,000 Series B Preferred shares were issued to Small Cap Compliance, LLC after the Eight Judicial District Court of Nevada entered an order appointing Small Cap Compliance, LLC as custodian of the Company, authorizing and directing it to, among other things, take any action reasonable, prudent and for the benefit of the Company, including reinstating the Company under Nevada law, appointing officers and convening a meeting of stockholders. Small Cap Compliance, LLC was not a shareholder of the Company on the date that it applied to serve as a custodian of the Company. On that same day, Small Cap Compliance, LLC filed the Certificate of Reinstatement for the Company, thereby reinstating the Company, appointed Stephen Carnes as the sole officer and director of the Company and amended the Company’s Certificate of Incorporation to authorize the issuance of up to one million shares of Series B Preferred Stock.

Preferred Class A Stock

Each share of Preferred Class A Stock is entitled to one hundred (100) votes per share on all matters. Except as provided by law, the holders of shares of Preferred Class A Stock vote together with the holders of shares of Common Stock as a single class.

F-26

In addition, so long as any shares of Preferred Class A Stock remains outstanding, in addition to any other vote or consent of stockholders required by our certificate of incorporation, the company will not, without first obtaining the approval (by written consent, as provided by law or otherwise) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class: (i) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock; (ii) Effect an exchange reclassification, or cancellation of all or a part of the Series A Preferred Stock, but excluding a stock split or reverse stock split of the Company’s Common Stock or Preferred Stock; (iii) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or (iv) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation. For clarification, issuances of additional authorized shares of Series A Preferred under the terms herein shall not require the authorization or approval of the existing shareholders of Preferred Stock.

The Company is not required to pay dividends at any specific rate on the Series A Preferred Stock.

In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of Class A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the junior stock by reason of their ownership of such stock, but not prior to any holders of the Company’s senior securities, which holders shall have priority to the distribution of any assets of the Company, an amount per share for each share of Class A Preferred Stock held by them equal to the sum of the liquidation preference specified for each share of preferred stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Class A Preferred Stock are insufficient to permit the payment to such holders of the full amounts of their liquidation preference, subsequent to the payment to the senior securities then the entire remaining assets of the Company following the payment to the senior securities legally available for distribution shall be distributed with equal priority and pro rata among holders of the Class A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference. The liquidation preference of Class A Preferred Stock shall be equal to the original issue price per share of Class A Preferred Stock, as adjusted for any recapitalizations.

Holders of Class A Preferred Stock shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule or regulation), to convert any or all of their shares of the Class A Preferred Shares into Common Stock at the conversion ratio of (1) one Preferred A share to (100) one hundred common shares.

Holders of Preferred Class A Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to our Preferred Class A Stock.

Preferred Class B Stock

Each share of Preferred Class B Stock is entitled to one thousand (1,000) votes per share on all matters. Except as provided by law, the holders of shares of Preferred Class B Stock vote together with the holders of shares of Common Stock as a single class.

The Preferred Class B Stock is not entitled to receive any dividends in any amount during which such shares are outstanding.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Preferred Class B Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of junior capital stock, including Common Stock, an amount equal to $0.001 per share [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Class B Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Company shall be distributed ratably among the holders of the Preferred Class B Stock and parity capital stock, if any. Neither the consolidation or merger of the Company nor the sale, lease or transfer by the Company of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Company.

Each share of Preferred Class B Stock shall be convertible, at the option of the Holder, into 1,000 (One Thousand) fully paid and non-assessable shares of the Corporation's Common Stock. The aforementioned 1 to 1,000 ratio will be adjusted by stock splits, dividends, and distributions, and that adjustment will apply to reclassifications, consolidations, and mergers.

Holders of Preferred Class B Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to our Preferred Class B Stock.

F-27

NOTE 9 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A full valuation allowance is established against the remaining net deferred tax assets as of March 31, 2022 and 2021 based on estimates of recoverability.  The Company determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model.  The Company's deferred tax assets, liabilities, and valuation allowance have been adjusted to reflect the impact of the new tax law.

The components of deferred tax assets consist of:

	March 31,
	2022	2021
Net operating loss	$162,908	$717,819
Valuation allowance	(162,908)	(717,819)
Deferred tax assets, net of allowance	$–	$–

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	March 31, 2022		March 31, 2021
US Federal statutory rate	(21%	)	(21%	)
State income tax, net of federal benefit	(6%	)	(6%	)
Change in valuation allowance	27%		27%
Income tax benefit	-%		-%

The Company has recorded as of March 31, 2022 and 2021 a valuation allowance of $162,908 and $717,819, respectively, as management believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company's lack of profitable operating history.

The Company has net operating loss carry-forwards of approximately $162,908.  Such amounts are subject to IRS code section 382 limitations and begin to expire in 2029. The tax years from 2019 to 2022 are still subject to audit.

NOTE 10 – SUBSEQUENT EVENTS

On November 4, 2021, the Company filed a lawsuit for declaratory relief, seeking an order declaring void 32,942,624 shares of its common stock, representing 65.7% of the current issued and outstanding shares, that were held Mr. Tadashi Ishikawa, the former CEO of the Company. On May 19, 2022, the Court ruled that the Motion for Entry of Default Final Judgement was granted and the Court declared the 32,942,624 shares of common stock in APSI issued to Tadashi Ishikawa, held in Book Entry, void and cancelled.

F-28

            30,303,030 Shares

Aqua Power Systems Inc.

Common Stock

PROSPECTUS

Scottsdale Capital Advisors Corp.

                    , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

Set forth below is a table of the registration fee for the SEC and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this registration statement, other than the underwriting discount, all of which will be paid by the registrant:

SEC registration fee	$1,089
Stock exchange listing fee		*
Financial Industry Regulatory Authority filing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$1,089	*

____________

* To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

Under Section 78.7502(1) of the Nevada Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the Nevada Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-1

In accordance with Section 78.7502(3) of the Nevada Statutes, our Articles of Incorporation provide for mandatory indemnification to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of certain specified actions, suits, or proceedings that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above, or in defense of related claims, issues, or matters, such that we are obligated to indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such defense.

Our Articles of Incorporation also provide that we will indemnify any person for certain specified claims that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above. This indemnity is subject to a case by case determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made by (i) the stockholders, (ii) our Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding, (iii) if so ordered by such quorum of disinterested directors, by independent legal counsel in a written opinion or (iv) if such quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion. Our Board of Directors is also expressly authorized to advance certain expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person to whom expenses are to be advanced, to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by us. Our Articles of Incorporation also allow us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent, whether or not we would have the power to indemnify him against liability under the Articles of Incorporation.

Our Articles of Incorporation further provide that the indemnification does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Our Bylaws provide that we shall indemnify our directors and officers to the maximum extent permitted by the Nevada Statutes. Our Bylaws further provide that indemnification shall be provided unless it is determined by a court of competent jurisdiction that the indemnified party did not act in a manner he or she believed in good faith to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was lawful. Finally, our Bylaws provide that expenses shall be advanced to an indemnified party upon written confirmation that he or she has not acted in a manner that would preclude indemnification and an undertaking to return any advances if it is ultimately determined by a court of competent jurisdiction that the party is not entitled to indemnification under the standard set forth in our Bylaws.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the indemnification provisions of our Articles of Incorporation and Bylaws or otherwise as a matter of law.

The proposed form of underwriting agreement we enter into in connection with the sale of common stock being registered will provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On April 22, 2021, APSI received $200,000 in net proceeds from a private placement, in which APSI sold 100,000 shares of APSI’s common stock for a price of $2.00 per share.

APSI believes the offer, sale and issuance of the above securities were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder because the issuance of securities to the recipient did not involve a public offering.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe these transactions were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

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Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Placement Agent and Advisory Agreement
2.1*	Conformed copy of Stock Purchase and Sale Agreement dated as of December 28, 2022 by and between APSI and Joseph M. Davis.
2.2*	Conformed copy of Multiparty Stock Purchase Agreement dated as of December 28, 2022 by and between Joseph M. Davis and Timothy E. Evans, James L. Evans, and Bulwark Capital, L.L.C.
2.3*	Conformed copy of Contract Assignment agreement dated as of December 28, 2022 by and between APSI and Joseph M. Davis.
3.1*	Articles of Incorporation filed December 9, 2010 (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
3.1.1*	Certificate of Amendment to the Articles of Incorporation filed August 5, 2014 (incorporated by reference from Exhibit 3.1.1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
3.1.2*	Certificate of Amendment by Custodian dated December 7, 2020 (incorporated by reference from Exhibit 3.1.2 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
3.2*	Certificate of Designation filed September 9, 2015 (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
3.2.1*	Certificate of Amendment to Designation filed December 7, 2020 (incorporated by reference from Exhibit 3.2.1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
3.3*	Bylaws of the Registrant dated December 9, 2010 (incorporated by reference from Exhibit 3.3 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
5.1**	Form of Opinion of Suares & Associates
10.1*	Custodian Services Agreement dated December 1, 2020 (incorporated by reference from Exhibit 10.1 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
10.2*	Redemption and Repurchase Agreement (executed August 25, 2022) (and Associated Promissory Note) between Tradition Transportation Group, Inc., its shareholders, and Bulwark Capital, L.L.C., and Robin C. Montel.
10.3*	Asset Purchase and Sale Agreement between EDSCO Holding Company, LLC and Anthem Anchor Bolts and Fasteners, LLC entered into on January 31, 2022.
10.4*	Asset Purchase Agreement between Tradition Transportation Company, LLC and Tradition Leasing Systems, LLC, and Karr Transportation Inc., Beers Investment Group, LLC, and its shareholders, Kelly Beers and Albert Beers.pdf
10.5*	Purchase Agreement of 959 Growth Parkway between Tradition Transportation Group, Inc. (Buyer) and MP Perry Properties, LLC (seller) accepted February 02, 2022
10.6*	Lease Agreement (1175 Collins Road Greenwood Indiana) between Tradition Logistics, LLC and Tradition Transportation Group, Inc., and Scannell Properties #529, LLC June 02, 2022
10.7*	Lease Agreement (210 S. Progress Drive, Kendallville Indiana) between Miller's Development, Inc. and Anthem Anchor Bolts and Fasteners, LLC dated September 30, 2022
10.8*	Original Lease Agreement (300 Growth Parkway, Angola Indiana) between Hanning & Bean Enterprises Inc. and Tradition Logistics, LLC dated January 6, 2022
10.9*	Lease Renewal Agreement (300 Growth Parkway, Angola Indiana) between Hanning & Bean Enterprises Inc. and Tradition Logistics, LLC dated January 6, 2022
10.10*	Lease Agreement (3000 Tremont Rd. Savannah, GA 31405) between Hager Pacific 1 LP, RJN Properties, LLC, MH Capital, LLC and 98 Street Investment, LLC, and Tradition Transportation Group, Inc. & Tradition Logistics, LLC dated April 6, 2022
10.11*	Lease Agreement (333 S. Franklin Rd. Indianapolis, Indiana) between Franklin IN LP, and Tradition Logistics LLC executed November 3, 2022
10.12*	Lease Agreement (6644 Old River Road N, Statesboro, GA) between sustainable Logistics, LLC and Tradition Logistics, LLC dated April 1, 2022
10.13*	Lease Agreement (Suite 1502, 110 E. "Wayne St. Fort Wayne Indiana) between One Sumit II, LLC and Freedom Freight Solutions, LLC dated October 18, 2021
10.14*	Lease Renewal (Suite 1502, 110 E. "Wayne St. Fort Wayne Indiana) between One Sumit II, LLC and Freedom Freight Solutions, LLC dated April 13, 2022
10.15*	Lease agreement (Suite 1503, 110 E. Wayne St. Fort Wayne Indiana) between One Sumit II, LLC and Freedom Freight Solutions, LLC dated May 5, 2022
10.16*	Sublease Agreement (6887 W 350 N, Greenfield, Indiana) between Adidas Sales Inc and Tradition Logistics LLC dated June 10, 2021
10.17*	Tradition Transportation Group, Inc. and Subsidiaries - Loan #19011000012 - First Financial Bank N.A. - Date 03012021 and Maturity 05152022

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10.18*	Tradition Transportation Group, Inc. and Subsidiaries - Loan #19011000040 - First Financial Bank N.A. - Date 07282021 and Maturity 07222026
10.19*	Tradition Leasing Systems, L.L.C. - Loan - Elements Financial Credit Union - Date 09152021 and Maturity 10012026
10.20*	Tradition Transportation Group, Inc. and Subsidiaries - Agreement for Letter of Credit #19014000103 - First Financial Bank N.A. - Date 10012021 and Maturity 10012022
10.21*	Tradition Leasing Systems, L.L.C. - Loan #25892894 - Republic Bank - Note Date 10272021 and Maturity 10272024
10.22*	Tradition Leasing Systems, L.L.C. - Loan #25829823 - Republic Bank - Note Date 03082022 and Maturity 09082027
10.23*	Tradition Leasing Systems, L.L.C. - Loan #25892940 - Republic Bank - Note Date 10272021 and Maturity 10272024
10.24*	Tradition Transportation Group, Inc. - Loan #19011000079 - First Financial Bank N.A. - Date 03162022 and Maturity 09162027
10.25*	Anthem Anchor Bolts & Fasteners, L.L.C. - Loan #19011000082 - First Financial Bank N.A. - Date 04012022 and Maturity 04012027
10.26*	Tradition Transportation Group, Inc. and Subsidiaries - Loan #190100085 - First Financial Bank NA - Date 04222022 and Maturity 04222032
10.27*	Tradition Transportation Group, Inc. and Subsidiaries - Loan #19011000109 - First Financial Bank N.A. - Date 07272022 and Maturity 01272027
10.28*	Tradition Leasing Systems, L.L.C. - Loan #25830864 - Republic Bank & Trust Company - Note Date 08162022 and Maturity 08162028
10.29*	Tradition Leasing Systems, L.L.C. - Loan #25830910 - Republic Bank & Trust Company - Note Date 08252022 and Maturity 08252028
10.30*	Tradition Leasing Systems, L.L.C. - Loan #25830929 - Republic Bank & Trust Company - Note Date 08262022 and Maturity 08262028
10.31*	Tradition Leasing Systems, L.L.C. - Loan #25831062 - Republic Bank & Trust Company - Note Date 09222022 and Maturity 09222029
10.32*	Conformed copy of Promissory Note dated December 22, 2022 issued by APSI to Stephen W. Carnes
10.33*	Conformed copy of Promissory Note dated December 28, 2022 issued by Joseph M. Davis to Timothy E. Evans
10.34*	Conformed copy of Promissory Note dated December 28, 2022 issued by James M. Davis to James L. Evans
10.35*	Conformed copy of Promissory Note dated December 28, 2022 issued by Joseph M. Davis to Bulwark Capital, L.L.C.
10.36*	Conformed copy of Assignment and Pledge of Stock Agreement dated December 28, 2022 by and between Joseph M. Davis to Timothy E. Evans
10.37*	Conformed copy of Assignment and Pledge of Stock Agreement dated December 28, 2022 by and between Joseph M. Davis to James L. Evans
10.38*	Conformed copy of Assignment and Pledge of Stock Agreement dated December 28, 2022 by and between Joseph M. Davis to Bulwark Capital, L.L.C.
10.39*	Conformed copy of President and CEO Employment Agreement dated December 28, 2022 by and between Tradition and Timothy E. Evans
10.40*	Conformed copy of Vice President Employment Agreement dated December 28, 2022 by and between Tradition and James L. Evans
10.41*	Conformed copy of General Counsel Employment Agreement dated December 28, 2022 by and between Tradition and Joseph J. Montel
10.42	Conformed copy of Executive Employment Agreement dated January 9, 2023 by and between Aqua Power Systems, Inc. and Robert Morris
10.43	Conformed copy of Executive Employment Agreement dated January 17, 2023 by and between Aqua Power Systems, Inc. and Joseph Davis
23.1	Consent of Hudgens, CPA, PLLC
23.2**	Consent of Suares & Associates (included in Exhibit 5.1)
24.1	Powers of Attorney (included in signature page)
99.2*	Certificate of Reinstatement/Revival dated December 7, 2020 (incorporated by reference from Exhibit 99.2 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
99.3*	Order to Discharging Custodian filed March 4, 2021 (incorporated by reference from Exhibit 99.3 to the Registrant’s Registration Statement on Form 10 filed with the SEC on October 28, 2021).
99.4*	Conformed copy of Code of Ethics, dated February 1, 2022
99.5*	Conformed copy of Unanimous Written Consent of Board of Directors in Lieu of Special Meeting dated April 27, 2022
99.6*	Audited Financial Statements for the fiscal years ended December 31, 2021 and 2020 for Tradition Transportation Group, Inc.
99.7*	Pro Forma Condensed Combined Financial Statements as of and for the year ended March 31, 2022, the Quarter ended June 30, 2022, and the Mid-Year Ended September 30, 2022
107	Registration Fee Table

______________

* Incorporated by reference to the Company’s 8-K dated December 30, 2022.

** To be filed by amendment.

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(b) Financial Statement Schedule

See the Index to the consolidated financial statements included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or notes contained in this registration statement.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Winter Park, Florida, on the __th day of February, 2023.

Aqua Power Systems Inc.
By:	/s/ ROBERT MORRIS Robert Morris President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Stephen Carnes, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT MORRIS	Chief Executive Officer and Director	February __, 2023
Robert Morris	(Principal Executive Officer)

/s/ STEPHEN CARNES	Director	February __, 2023
Stephen Carnes

/s/ JOSEPH DAVIS	President & Director	February __, 2023
Joseph Davis

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